As filed with the Securities and Exchange Commission on March 22, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Service Corporation International
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	7261 (Primary Standard Industrial Classification Code Number)	74-1488375 (I.R.S. Employer Identification Number)

Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
(713) 522-5141
(Address, including zip code, and telephone
number, including area code, of registrant’s
principal executive officer)	James M. Shelger, Esq.
Senior Vice President,
General Counsel and Secretary
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
(713) 522-5141
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:
David F. Taylor Locke Liddell & Sapp LLP 3400 JPMorgan Chase Tower 600 Travis Street Houston, Texas 77002 (713) 226-1200

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
      If this Form is a post-effective Amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Each Class of	to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Note(1)	Price(1)	Registration Fee

7.0% Senior Notes due 2017	$300,000,000	100%	$300,000,000	$32,100(1)

(1)	Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per Note was assumed to be the stated principal amount of each original note that may be received by the Registrant in the exchange transaction in which the Notes will be offered.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, March 22, 2006
PROSPECTUS
Service Corporation International
Offer to Exchange
Registered 7.0% Senior Notes due 2017
for
All Outstanding 7.0% Senior Notes due 2017 issued on June 15, 2005
($300,000,000 in principal amount outstanding)
       We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our outstanding 7.0% Senior Notes due 2017 issued on June 15, 2005 for our registered 7.0% Senior Notes due 2017. In this prospectus, we will call the original notes the “Old Notes” and the registered notes the “New Notes.” The Old Notes and New Notes are collectively referred to in this prospectus as the “notes.”
The Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on ● , 2006, unless extended.

•	The exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.

•	All outstanding Old Notes validly tendered and not withdrawn will be exchanged.

•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	We will not receive any cash proceeds from the exchange offer.
The New Notes

•	The terms of the New Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that we have registered the New Notes with the Securities and Exchange Commission. In addition, the New Notes will not be subject to certain transfer restrictions.

•	Interest on the New Notes will be paid at the rate of 7.0% per annum, semi-annually in arrears on each June 15 and December 15, beginning ● , 2006.

•	The New Notes will not be listed on any securities exchange or the Nasdaq Stock Market.

      You should carefully consider the risk factors beginning on page 7 of this prospectus before participating in the exchange offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”
The date of this prospectus is        ●       , 2006.

      Until        ●       , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unused allotments or subscriptions.
      We have filed with the SEC a registration statement on Form S-4 under the Securities Act to register the notes offered by this prospectus. This prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. We strongly encourage you to read carefully the registration statement and the exhibits and schedules thereto. You can obtain documents included in the registration statement through our website at www.sci-corp.com or by requesting them in writing or by telephone from us at the following address:
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
Attention: James M. Shelger, Esq.
Telephone No: (713) 522-5141
      To obtain timely delivery of any requested documents, you must request the information no later than five business days before you make your investment decision. Please make any such requests on or before        ●       . See “Where You Can Find More Information” for more information about these matters.

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PROSPECTUS SUMMARY
      The following is a summary of the material information appearing in other sections of this prospectus. It is not complete and does not contain all the information that you should consider before exchanging Old Notes for New Notes. You should carefully read this prospectus and the registration statement and the exhibits and schedules thereto to understand fully the terms of the exchange offer and the New Notes, as well as the tax and other considerations that may be important to you. You should pay special attention to the “Risk Factors” section beginning on page 7 of this prospectus, as well as the section entitled “Cautionary Statement on Forward-Looking Statements”. You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. For purposes of this prospectus, unless the context otherwise indicates, when we refer to “SCI,” “us,” “we,” “our,” or “ours,” we are describing Service Corporation International, together with its subsidiaries.
Our Business
      Service Corporation International is North America’s leading provider of deathcare products and services, with a network of funeral homes and cemeteries unequalled in geographic scale and reach. As used herein, “SCI” and “Company” refer to Service Corporation International and companies owned directly or indirectly by Service Corporation International. At December 31, 2005, SCI operated 1,058 funeral service locations, 358 cemeteries and 130 crematoria throughout North America. We also own a 25% equity interest in AKH Luxco, S.C.A., more commonly known as Pompes Funebres Génerales (PFG), France’s leading provider of funeral services, and Kenyon International Emergency Services, a wholly owned subsidiary that specializes in providing disaster management services in mass fatality incidents. We also own funeral homes in Germany and Singapore, all of which we intend to sell when economic values and conditions are conducive to a sale.
      Our funeral service and cemetery operations consist of funeral service locations, cemeteries, crematoria and related businesses. Personnel at the funeral service locations provide all professional services relating to atneed funerals, including the use of funeral facilities and motor vehicles, and preparation and embalming services. Funeral related merchandise (including caskets, burial vaults, cremation receptacles, flowers and other ancillary products and services) is sold at funeral service locations. Certain funeral service locations contain crematoria. We sell preneed funeral services whereby a customer contractually agrees to the terms of a funeral to be performed in the future. Our cemeteries provide cemetery property interment rights (including mausoleum spaces, lots and lawn crypts) and sell cemetery related merchandise (including stone and bronze memorials, burial vaults, casket and cremation memorialization products) and services (primarily merchandise installations and burial openings and closings). Cemetery items are sold on an atneed or preneed basis. Personnel at cemeteries perform interment services and provide management and maintenance of cemetery grounds. Certain cemeteries operate crematoria, and certain cemeteries contain gardens specifically for the purpose of cremation memorialization.
      At December 31, 2005, we owned 183 funeral service/cemetery combination locations in which a funeral service location is physically located within or adjoining an SCI owned cemetery. Combination locations allow certain facility, personnel, and equipment costs to be shared between the funeral service location and cemetery and typically can be cost competitive and still have higher gross margins than if the funeral and cemetery operations were operated separately. Combination locations also create synergies between funeral and cemetery sales force personnel and give families added convenience to purchase both funeral and cemetery products and services at a single location.
      For a further description of our business, see the information set forth under the caption “Business” that begins on page 49 of this prospectus.
      SCI was incorporated in Texas in July of 1962. Our principal corporate offices are located at 1929 Allen Parkway, Houston, Texas 77019 and our telephone number is (713) 522-5141. Our website is www.sci-corp.com.

Summary of the Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange up to $300,000,000 aggregate principal amount of the New Notes for up to $300,000,000 aggregate principal amount of the Old Notes. Old Notes may be exchanged only in $1,000 increments. New Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000.

The terms of the New Notes are identical in all material respects to the Old Notes except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the Old Notes. The New Notes and the Old Notes will be governed by the same indenture, dated February 1, 1993.

Registration Rights Agreement	We issued $300,000,000 of the Old Notes on June 15, 2005 to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, Inc., Banc of America Securities LLC, Lehman Brothers Inc. and Raymond James & Associates, Inc., the initial purchasers, under a purchase agreement dated June 10, 2005. Pursuant to the purchase agreement, we and the initial purchasers entered into a registration rights agreement relating to the Old Notes pursuant to which we agreed to file, not later than 90 days following the closing of the offering of the Old Notes, this exchange offer registration statement with the Commission with respect to a registered offer to exchange the Old Notes for the New Notes. We also agreed to use our best efforts to have this exchange offer registration statement declared effective by the Commission within 180 days of the closing of the offering of the Old Notes and to consummate the exchange offer not later than 210 days following the closing of the offering of the Old Notes. In the event we failed to fulfill our obligations under the registration rights agreement, additional interest would accrue on the Old Notes at an annual rate of 0.25% for the first 90 days, increasing by an additional 0.25% for each subsequent 90-day period up to a maximum additional annual rate of 1.00%. See “Exchange Offer and Registration Rights.” Because we were unable to fulfill our obligations under the registration rights agreement, we are currently paying additional interest of 1.00% on the Old Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on ● , 2006, unless we extend the exchange offer. See “The Exchange Offer — Expiration Date; Extensions; Termination; Amendments.”

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the Commission.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, sign and date the letter of transmittal that was delivered with this prospectus in accordance with the instructions, and deliver the letter of transmittal, along with the Old Notes and any other required documentation, to the exchange agent. Alternatively, you can tender your outstanding Old Notes by following the procedures for book-entry transfer, as described in this prospectus. By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

• the New Notes you receive will be acquired in the ordinary course of your business;
• you are not participating, and you have no arrangement with any person or entity to participate, in the distribution of the New Notes;
• you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and
• if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such Old Notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery Procedures	If you wish to tender your Old Notes, you may, in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under “The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery.”

Effect of Not Tendering	Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof.

Old Notes that are not tendered will bear interest at a rate of 7.0% per annum. However, because we failed to fulfill our obligations under the registration rights agreement, additional interest is accruing on the Old Notes as discussed under “Registration Rights Agreement” above.

Withdrawal Rights	You may withdraw Old Notes that you tender pursuant to the exchange offer by furnishing a written or facsimile transmission notice of withdrawal to the exchange agent containing the information set forth in “The Exchange Offer — Withdrawal of Tenders” at any time prior to the expiration date.

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all Old Notes that are properly tendered in the exchange offer prior to the expiration date. See “The Exchange Offer — Procedures for Tendering Old Notes.” The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Resale	We believe that you will be able to freely transfer the New Notes without registration or any prospectus delivery requirement; however, certain broker-dealers and certain of our affiliates may be required to deliver copies of this prospectus if they resell any New Notes.

Taxation	The exchange of Old Notes for New Notes will not be a taxable event for United States federal income tax purposes. See “United States Federal Income Tax Consequences.”

Broker-Dealers	Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

Exchange Agent and Information Agent	Global Bondholder Services Corporation is the exchange agent and the information agent for the exchange offer. The address and phone number of Global Bondholder Services Corporation are on the inside of the back cover of this prospectus.

Summary of Terms of New Notes

Issuer	Service Corporation International

New Notes	$300,000,000 aggregate principal amount of 7.0% Senior Notes due 2017

Maturity Date	June 15, 2017

Interest Rate	7.0% per annum, accruing from June 15, 2005 or from the date most recently paid

Interest Payment Dates	June 15 and December 15, commencing on June 15, 2006

Ranking	The New Notes will be our general unsecured obligations and will rank equal in right of payment with all of our other unsubordinated indebtedness and senior in right of payment to any of our future subordinated indebtedness. The New Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness and to all indebtedness and other obligations of our subsidiaries, whether or not secured. As of December 31, 2005, we and our subsidiaries had approximately $1.2 billion of indebtedness (excluding the New Notes being offered by this offering memorandum and letter of credit obligations), of which $6.5 million represents our senior secured indebtedness and the remainder of which represents our senior unsecured indebtedness. As of December 31, 2005, our subsidiaries had approximately $29.7 million of indebtedness (excluding guarantees of our indebtedness, letter of credit obligations and intercompany receivables), consisting of approximately $23.2 million of senior unsecured debt and approximately $6.5 million of senior secured debt.

Optional Redemption	The New Notes will be redeemable in whole or in part, at our option at any time, at redemption prices as set forth in this prospectus under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Restrictive Covenants	We will issue the New Notes under the same indenture under which the Old Notes were issued. The indenture contains covenants limiting the creation of liens securing indebtedness and sale-leaseback transactions. These covenants are subject to important exceptions. See “Risk Factors — Risks Related to Tendering Old Notes for New Notes — The New Notes lack subsidiary guarantees and some covenants typically found in other comparably rated debt securities,” and “Description of the Notes — Covenants” for more information.

Use of Proceeds	We will not receive any proceeds from the exchange of the New Notes for the outstanding Old Notes.

Governing Law	The New Notes will be, and the indenture is, governed by, and construed in accordance with, the laws of the State of Texas.

Trustee, Transfer Agent and Paying Agent	The Bank of New York

Book-Entry Depository	The Depository Trust Company
      You should read the “Risk Factors” section beginning on page 7, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks involved with the exchange of the New Notes for the outstanding Old Notes.

RISK FACTORS
      Before you decide to participate in the exchange offer, you should read the risks, uncertainties and factors that may adversely affect us that are discussed under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement on Forward-Looking Statements,” as well as the following additional risk factors.
Risks Related to Tendering Old Notes for New Notes

You may find it difficult to sell your New Notes because there is no existing trading market for the New Notes.
      You may find it difficult to sell your New Notes because an active trading market for the New Notes may not develop. There is no existing trading market for the New Notes. We do not intend to apply for listing or quotation of the New Notes on any securities exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers have informed us that they intend to make a market in the New Notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the New Notes, as well as your ability to sell the New Notes, could be adversely affected.

Because we are a holding company, your rights under the New Notes will be effectively subordinated to the rights of holders of our subsidiaries’ liabilities.
      Because we are a holding company, our cash flow and ability to service debt, including the New Notes, depend upon the distribution of earnings, loans or other payments made by our subsidiaries to us. Our subsidiaries are separate legal entities and have no obligation with respect to the New Notes. In addition, payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. The New Notes will be effectively subordinated to all of the existing and future obligations of our subsidiaries. Our revolving credit facility is guaranteed by all of our material domestic subsidiaries, which conduct substantially all of our operating activities. As of December 31, 2005, our subsidiaries had approximately $29.7 million of indebtedness, excluding guarantees of our indebtedness, letter of credit obligations and intercompany receivables and payables.

The New Notes are unsecured and will be effectively subordinated to all of our existing and future secured obligations to the extent of the collateral securing such obligations.
      The New Notes are unsecured and will be effectively subordinated to all of our existing and future secured obligations to the extent of the collateral securing such obligations. Our $200 million revolving credit facility is guaranteed by, and secured by a pledge of, the stock of all of our domestic subsidiaries and our material foreign subsidiaries (of which there are none at this time) and, at December 31, 2005, we had no borrowings outstanding thereunder. As of December 31, 2005, we had approximately $6.5 million of secured indebtedness, which is effectively senior to the New Notes. As of December 31, 2005, we had a $200 million secured credit agreement, with no borrowings outstanding thereunder.

The New Notes lack subsidiary guarantees and some covenants typically found in other comparably rated public debt securities.
      Although the New Notes are rated below investment grade by both Standard & Poor’s and Moody’s Investors Service, they lack the protection of subsidiary guarantees and several financial and other restrictive covenants typically associated with comparably rated public debt securities, including:

•	incurrence of additional indebtedness;

•	payment of dividends and other restricted payments;

•	sale of assets and the use of proceeds therefrom;

•	transactions with affiliates; and

•	dividend and other payment restrictions affecting subsidiaries.

If an active trading market does not develop for the New Notes, you may be unable to sell the New Notes or to sell them at a price you deem sufficient.
      The New Notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the New Notes on any securities exchange or for quotation through any automated dealer quotation system. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the New Notes.

If we breach any of the material financial covenants under our various indentures, revolving credit facility or guarantees, our debt service obligations could be accelerated.
      If we or any of our consolidated subsidiaries breach any of the material financial covenants under our various indentures, revolving credit facility or guarantees, our substantial debt service obligations, including the New Notes, could be accelerated. Furthermore, any breach of any of the material financial covenants under our revolving credit facility could result in the acceleration of the indebtedness of all of our subsidiaries. In the event of any such simultaneous acceleration, we would not be able to repay all of our indebtedness.

The restrictions contained in our various indentures do not limit our ability to issue additional indebtedness.
      We could enter into acquisitions, recapitalizations or other transactions that could increase our outstanding indebtedness. The restrictions contained in our various indentures do not limit our ability to incur such additional indebtedness. However, our bank credit agreement contains covenants that restrict our ability to incur additional indebtedness. The credit agreement does not absolutely restrict our ability to incur unsecured debt at the parent level. Additionally, under this agreement, we are permitted to pay dividends and repurchase stock, subject to certain conditions. Issuing additional indebtedness could materially impact our business by making it more difficult for us to satisfy our obligations with respect to the New Notes; increasing our vulnerability to general adverse economic and industry conditions; limiting our ability to obtain additional financing; requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which will reduce the amount of our cash flow available for other purposes, including capital expenditures and other general corporate purposes; limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and placing us at a possible competitive disadvantage compared to our competitors that have less debt or the ability to use their cash flows for such purposes as described above.
Risk Related to Continuing Ownership of the Old Notes

If you fail to exchange your outstanding Old Notes for New Notes, you will continue to hold notes subject to transfer restrictions.
      We will only issue New Notes in exchange for outstanding Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding Old Notes and you should carefully follow the instructions on how to tender your Old Notes set forth under “The Exchange Offer — Procedures for Tendering Old Notes” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of outstanding Old Notes.
      If you do not exchange your outstanding Old Notes for New Notes in this exchange offer, the outstanding Old Notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding Old Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding Old Notes under the Securities Act. If you continue to hold any outstanding Old Notes after this exchange offer is completed, you may have trouble selling them because of these restrictions on transfer.

The trading market for unexchanged Old Notes could be limited.
      The trading market for unexchanged Old Notes could become significantly more limited after the exchange offer due to the reduction in the amount of Old Notes outstanding upon consummation of the exchange offer. Therefore, if your Old Notes are not exchanged for New Notes in the exchange offer, it may become more difficult for you to sell or otherwise transfer your Old Notes. This reduction in liquidity may in turn reduce the market price, and increase the price volatility, of the Old Notes. There is a risk that an active trading market in the unexchanged Old Notes will not exist, develop or be maintained and we cannot give you any assurances regarding the prices at which the unexchanged Old Notes may trade in the future.
Risks Related to Our Business

Our ability to execute our business plan depends on many factors, many of which are beyond our control.
      Our strategic plan is focused on cost management and the development of key revenue initiatives designed to generate future internal growth in our core funeral and cemetery operations. Many of the factors necessary for the execution of our strategic plan are beyond our control. We cannot give assurance that we will be able to execute any or all of our strategic plan. Failure to execute any or all of the strategic plan could have a material adverse effect on us, our financial condition, results of operations, or cash flows.

Our existing credit agreements and indentures contain covenants that may prevent us from engaging in certain transactions.
      Our existing credit agreements and indentures contain, among other things, various affirmative and negative covenants that may prevent us from engaging in certain transactions that might otherwise be considered beneficial to us. These covenants limit, among other things, our and our subsidiaries’ ability to:

•	borrow money;

•	make investments;

•	engage in transactions with affiliates;

•	engage in sale-leaseback transactions; and

•	consummate certain liens on assets.
      Our bank credit facility also requires us to maintain certain financial ratios and satisfy other financial condition tests. See note ten to the 2005 consolidated financial statements included in this prospectus for further information related to our bank credit facility.

If we lost the ability to use surety bonding to support our preneed funeral and preneed cemetery activities, we could have to make material cash payments to fund certain trust funds.
      We have entered into arrangements with certain surety companies whereby such companies agree to issue surety bonds on our behalf as financial assurance and/or as required by existing state and local regulations. The surety bonds are used for various business purposes; however, the majority of the surety bonds issued and outstanding have been issued to support our preneed funeral and cemetery activities. In the event all of the surety companies cancelled or did not renew our surety bonds, which are generally renewed for twelve-month periods, we would be required to either obtain replacement coverage or fund approximately $285.7 million as of December 31, 2005 into state-mandated trust accounts.

The funeral home and cemetery industry continues to be increasingly competitive.
      In North America and most international regions in which we operate, the funeral and cemetery industry is characterized by a large number of locally owned, independent operations. To compete successfully, our funeral service locations and cemeteries must maintain good reputations and high professional standards in the industry, as well as offer attractive products and services at competitive prices. In addition, we must market our Company in such a manner as to distinguish us from our competitors. We have historically experienced price competition from independent funeral home and cemetery operators, monument dealers, casket retailers, low-cost funeral providers and other non-traditional providers of services and merchandise. If we are unable to successfully compete, our Company, our financial condition, results of operations and cash flows could be materially adversely affected.

Our affiliated funeral and cemetery trust funds own investments in equity securities and mutual funds, which are affected by financial market conditions that are beyond our control.
      In connection with our preneed funeral operations and preneed cemetery merchandise and service sales, most affiliated funeral and cemetery trust funds own investments in equity securities and mutual funds. Our earnings and investment gains and losses on these equity securities and mutual funds are affected by financial market conditions that are beyond our control. If our earnings from our trust funds decline, we would likely experience a decline in future revenues. In addition, if the trust funds experienced significant investment losses, there would likely be insufficient funds in the trusts to cover the costs of delivering services and merchandise or maintaining cemeteries in the future. We would have to cover any such shortfall with cash flows, which could have a material adverse effect on us, our financial condition, results of operations, or cash flows.
      As of December 31, 2005, net unrealized appreciation in the preneed funeral and cemetery merchandise and services trust funds amounted to $13.9 million and $48.2 million, respectively. The perpetual care trust funds had net unrealized appreciation of $21.4 million as of December 31, 2005. The following table summarizes the investment returns excluding fees on our trust funds for the last three years.

	2005	2004	2003

Preneed funeral trust funds	6.6%	7.1%	17.9%
Cemetery merchandise services trust funds	6.9%	6.7%	17.1%
Perpetual care trust funds	3.9%	8.6%	12.6%

Increasing death benefits related to preneed funeral contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price guaranteed funeral service.
      We sell price guaranteed preneed funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. For preneed funeral contracts funded through life insurance or annuity contracts, we receive in cash a general agency commission that typically averages approximately 14% of the total sale from the third party insurance company. Additionally, there is an increasing death benefit associated with the contract of approximately 1% per year to be received in cash by us at the time the funeral is performed. There is no guarantee that the increasing death benefit will cover future increases in the cost of providing a price guaranteed funeral service, which could materially adversely affect our future cash flows, revenues and operating margins.

Unfavorable results of litigation could have a material adverse impact on our financial statements.
      As discussed in note thirteen to our consolidated financial statements included in this prospectus, we are subject to a variety of claims and lawsuits. Adverse outcomes in some or all of the pending cases may result in significant monetary damages or injunctive relief against us. We are also subject to a variety of other claims and suits that arise from time to time in the ordinary course of our business. While management currently believes that resolving all of these matters, individually or in the aggregate, will not have a material adverse impact on our financial position or results of operations, litigation and other claims are subject to inherent uncertainties and management’s view of these matters may change in the future. There exists the possibility of a material adverse impact on our financial position and the results of operations for the period in which the effect of an unfavorable final outcome becomes probable and reasonably estimable.

If the number of deaths in our regions declines, our cash flows and revenues may decrease.
      The United States Bureau of the Census estimates that the number of deaths in the United States will increase up to one percent per year until 2010. However, longer life spans could reduce the number of deaths during this period. If the number of deaths declines, the number of funeral services and interments performed by us could decrease and our financial condition, results of operations and cash flows could be materially adversely affected.

The continuing upward trend in the number of cremations performed in North America could result in lower revenue and gross profit dollars.
      There is a continuing upward trend in the number of cremations performed in North America as an alternative to traditional funeral service dispositions. In North America during 2005, 40.2% of the comparable funeral services performed by us were cremation cases compared to 38.9% and 37.6% performed in 2004 and 2003, respectively. We continue to expand our cremation memorialization products and services, which has resulted in higher average sales for cremation services. If we are unable to successfully expand our cremation memorialization products and services to meet the continuing trends, our financial condition, results of operations, and cash flows could be materially adversely affected.

The funeral home and cemetery businesses are high fixed-cost businesses.
      The majority of our operations are managed in groups called “regions”. Regions are geographical groups of funeral service locations and cemeteries that share common resources such as operating personnel, preparation services, clerical staff, motor vehicles and preneed sales personnel. Personnel costs, the largest of our operating expenses, are the cost components most beneficially affected by this grouping. We must incur many of these costs regardless of the number of funeral services or interments performed. Because we cannot necessarily decrease these costs when we experience lower sales volumes, a sales decline may cause margin percentages to decline at a greater rate than the decline in revenues.

Regulation and compliance could have a material adverse impact on our financial results.
      Our operations are subject to regulation, supervision, and licensing under numerous foreign, federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services, and various other aspects of our business. The impact of such regulations varies depending on the location of our funeral and cemetery operations. Violations of applicable laws could result in fines or sanctions to us.
      In addition, from time to time, governments and agencies propose to amend or add regulations, which would increase costs and decrease cash flows. For example, foreign, federal, state, local and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the deathcare industry, such as regulations that require more liberal refund and cancellation policies for preneed sales of products and services, limit or eliminate our ability to use surety bonding, increase trust requirements and prohibit the common ownership of funeral homes and cemeteries in the same region. If adopted by the regulatory authorities of the jurisdictions in which we operate, these and other possible proposals could have a material adverse effect on us, our financial condition, results of operations and cash flows.
      Compliance with laws, regulations, industry standards and customs concerning burial procedures and the handling and care of human remains is critical to the continued success of our Company. Litigation and regulatory proceedings regarding these issues could have a material adverse effect on us, our financial condition, results of operations and cash flows. We are continually monitoring and reviewing our operations in an effort to insure that we are in compliance with these laws, regulations and standards and, where appropriate, taking appropriate corrective action.

Our foreign operations and investments involve special risks.
      Our activities in areas outside the United States are subject to risks inherent in foreign operations, including the following:

•	loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, wars, insurrection and other political risks;

•	the effects of currency fluctuations and exchange controls, such as devaluation of foreign currencies and other economic problems; and

•	changes in laws, regulations, and policies of foreign governments, including those associated with changes in the governing parties.

A number of years may elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.
      The number of tax years with open tax audits varies depending on the tax jurisdiction. In the United States, the Internal Revenue Service is currently examining our tax returns for 1999 through 2002 and various state jurisdictions are auditing years through 2004. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe that our accruals reflect the probable outcome of known tax contingencies. Unfavorable settlement of any particular issue would reduce a deferred tax asset or require the use of cash. Favorable resolution could result in reduced income tax expense reported in the financial statements in the future. The tax accruals are presented in the balance sheet within Deferred income taxes and Other liabilities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      We make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 in this prospectus. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate” or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made in this prospectus and in any other documents or oral presentations made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others, the factors described in this prospectus under “Risk Factors”.
      You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Commission’s public reference room, 100 F Street, N.E., Washington, D.C. 20549.
      You may also obtain copies of this information by mail from the public reference section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including SCI, who file electronically with the Commission. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005. In addition, you can obtain certain documents, including those filed with the Commission, through our website at www.sci-corp.com.
      This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC. As allowed by SEC rules, this prospectus does not contain all the documents and other information you can find in the registration statement or the exhibits filed with the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of Service Corporation International be aware that such reference is not necessarily complete and that you should refer to the exhibits that are filed with the registration statement for a copy of the agreement or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website as described above. You may also obtain any of the documents referenced in this prospectus from us free of charge by requesting them in writing or by telephone from us at the following address:
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
Attention: James M. Shelger, Esq.
Telephone No.: (713) 522-5141
      To obtain timely delivery of any requested documents, you must request the information no later than five business days before you make your investment decision. Please make any such requests on or before        ●       .
      We have not authorized anyone to give any information or make any representation that differs from, or adds to, the information in this document or in our documents that are publicly filed with the Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

      If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.
      The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.
USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with our issuance of the Old Notes. We received net proceeds of approximately $291 million from the issuance of the Old Notes after deducting initial purchasers’ discounts and offering expenses. We used the net proceeds of the Old Notes, together with available cash, to pay for the $282.3 million aggregate principal amount, premium and accrued interest of our 7.2% Notes due 2006 and 6.875% Notes due 2007 tendered pursuant to our tender offers for those notes.
      We will not receive any cash proceeds from the issuance of the New Notes. We will exchange outstanding Old Notes for New Notes in like principal amount as contemplated in this prospectus. The terms of the New Notes are identical in all material respects to the existing Old Notes except as otherwise described herein under “Description of the Notes.” The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in our total debt and other financing obligations.
CAPITALIZATION
      The following table sets forth our historical unaudited consolidated capitalization as of December 31, 2005, which includes the original issuance of $300 million of the Old Notes and our application of the net proceeds therefrom as described above. The exchange of the Old Notes for the New Notes will not impact our overall total capitalization. This table is unaudited and should be read in conjunction with our consolidated financial statements and related notes contained in this prospectus.

As of December 31, 2005

(In thousands, except
share amounts)
Cash and cash equivalents	$446,782

Total Debt:
7.2% Notes due June 1, 2006	10,698
6.875% Notes due October 1, 2007	13,497
New Notes	300,000
Other debt	871,736

Total debt	$1,195,931

Stockholders’ equity:
Common stock, $1 per share par value, 500,000,000 shares authorized 294,808,872 issued and outstanding (net of 48,962,063 treasury shares, at par)	294,809
Capital in excess of par value	2,182,745
Unearned compensation	(3,593)
Accumulated deficit	(955,974)
Accumulated other comprehensive income	70,499

Total stockholders’ equity	1,588,486

Total capitalization	$2,784,417

SELECTED HISTORICAL FINANCIAL INFORMATION
      The table below contains selected consolidated financial data for the years ended December 31, 2001 through December 31, 2005. The statement of operations data includes reclassifications of certain items to conform to current period presentations with no impact on net income or financial position.
      During 2005, we sold our funeral and cemetery operations in Argentina and Uruguay and our cemetery operations in Chile. These operations are classified as discontinued operations for all periods presented.
      In 2005, we changed our method of accounting for direct selling costs related to the acquisition of preneed funeral and cemetery contracts. Prior to this change, we capitalized such direct selling costs and amortized these costs in proportion to the revenue recognized. Under our new method of accounting, we expense these direct selling costs as incurred. As a result of this accounting change, we recorded a cumulative effect charge of $187.5 million, net of tax. For more information regarding this accounting change, see note three to our consolidated financial statements included elsewhere in this prospectus.
      On March 31, 2004, we implemented revised Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46R). Under the provisions of FIN 46R, we are required to consolidate preneed funeral and cemetery merchandise and service trust assets, cemetery perpetual care trusts, and certain cemeteries. As a result of this accounting change, we recognized a cumulative effect charge of $14.0 million, net of tax, in 2004.
      In 2004, we also changed our method of accounting for gains and losses on our pension plan assets and obligations to recognize such gains and losses as they are incurred. Prior to the adoption of this change, we amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years. As a result of this accounting change, we recognized a charge for the cumulative effect of $33.6 million, net of tax.
      In 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). SFAS 142 addresses accounting for goodwill and other intangible assets and redefines useful lives, amortization periods and impairment of goodwill. Under the pronouncement, goodwill is no longer amortized, but is tested for impairment annually by assessing the fair value of reporting units, generally one level below reportable segments. As a result of the adoption of SFAS 142, we recognized a non-cash charge in 2002 reflected as a cumulative effect of accounting change of $135.6 million, net of applicable taxes, related to the impairment of goodwill in our North America cemetery reporting unit. For more information regarding goodwill, see note eight to our consolidated financial statements included elsewhere in this prospectus.

      The following table should be read together with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 17 of this prospectus and our Consolidated Financial Statements beginning on page F-1 of this prospectus. This historical information is not necessarily indicative of future results.
      The information in the following table is reported on a historical basis (in millions, except per share data).

	Year Ended December 31,

	2005	2004	2003	2002	2001

Selected Consolidated Statements of Operations Data:
Revenue	$1,715.6	$1,831.2	$2,313.2	$2,293.4	$2,463.9
Income (loss) from continuing operations before cumulative effects of accounting changes	$56.7	$120.1	$69.3	$(89.3)	$(433.4)
Net (loss) income	$(126.7)	$114.1	$85.1	$(234.6)	$(622.2)
Earnings (loss) per share:
Income (loss) from continuing operations before cumulative effects of accounting changes
Basic	$.19	$.38	$.23	$(.31)	$(1.52)
Diluted	$.19	$.37	$.23	$(.31)	$(1.52)
Net (loss) income
Basic	$(.42)	$.36	$.28	$(.80)	$(2.18)
Diluted	$(.41)	$.35	$.28	$(.80)	$(2.18)
Cash dividends paid per share	$0.075	$—	$—	$—	$—
Selected Consolidated Balance Sheet Data (at December 31):
Total assets	$7,536.7	$8,218.8	$7,562.9	$7,793.1	$9,020.5
Long-term debt, less current maturities	$1,175.5	$1,189.2	$1,519.2	$1,874.1	$2,301.4
Stockholders’ equity	$1,588.5	$1,848.7	$1,521.6	$1,321.3	$1,453.2
Selected Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$312.7	$94.0	$374.1	$352.2	$383.3
SUPPLEMENTARY FINANCIAL INFORMATION
      The supplementary data specified by Item 302 of Regulation S-K as it relates to quarterly data is included in Note 21 to the consolidated financial statements included in this prospectus.
RATIO OF EARNINGS TO FIXED CHARGES
(In thousands, except ratio amounts)

	Years Ended December 31,

	2005	2004	2003	2002	2001

Ratio (earnings divided by fixed charges)	1.76	1.82	1.61	A	A

A.	During the years ended December 31, 2002 and 2001, the ratio coverage was less than 1:1. In order to achieve a coverage of 1:1, the Company would have had to generate additional income from continuing operations before income taxes and cumulative effect of accounting changes of $128,685 and $393,097 for the years ended December 31, 2002 and 2001, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The Company
      Service Corporation International (SCI or the Company) is North America’s leading provider of deathcare products and services, with a network of funeral homes and cemeteries unequalled in geographic scale and reach. SCI operated in 42 states and seven Canadian provinces, with 1,058 funeral homes and 358 cemeteries at December 31, 2005. During 2005, these businesses in North America generated more than 99% of the Company’s revenues.
      SCI owns a 25 percent equity interest in AKH Luxco S.C.A., more commonly referred to as Pompes Funebres Générales (PFG), France’s leading provider of funeral services, and Kenyon International Emergency Services, a wholly owned subsidiary that specializes in providing disaster management services in mass fatality incidents. We also have funeral homes in Germany and Singapore that we intend to exit when economic values and conditions are conducive to a sale.
Competitive Strengths
      Industry Leadership — SCI’s estimated 10 percent share based on industry revenue is approximately twice that of its next largest competitor and approximately equal to the combined share of the remaining six publicly traded deathcare companies. The remaining 80 percent of deathcare services in North America is rendered by independent and non-profit entities, many of which lack the benefits of standardized training, industry best practices and efficiencies of scale, but many are effective competitors.
      Geographic Reach — SCI’s network of more than 1,400 businesses in 42 states and seven Canadian provinces allows us to serve a broad population base. This strategic asset differentiates us from our competition and has enabled us to be the only funeral service company in North America to implement a national brand and to pursue strategic affinity partnerships with national groups that can influence their members’ choice of deathcare provider.
      A national network also gives us substantial purchasing power and provides us with an advantage in selling preneed funeral and cemetery products and services. Customers who choose to arrange their funeral or cemetery options in advance have the ability to transfer these preneed contracts to any of the business providers in our geographically diverse network.
      National Brand — In 2000, SCI introduced the first coast-to-coast funeral service brand in North America, Dignity Memorial®. We intend to make the Dignity Memorial® brand stand for integrity, respect and service excellence wherever we do business and to support the creation of enduring family and community relationships.
      Having a national brand name will be increasingly important, we believe, as North American consumers become geographically more mobile. Consumers are less likely now to live in the same community as their parents and grandparents or to know a local funeral director personally. By building favorable associations with the Dignity Memorial® brand — through funeral services, advertising and community outreach programs — we strive to create an image of consistency, dependability and excellence that may influence consumers to choose our providers.
      SCI does not use the Dignity Memorial® brand to replace the names of well-known local funeral homes and cemeteries; rather, the Dignity Memorial® name is used in a co-branding strategy representing the industry’s highest standards and best practices.
      We are currently developing a second brand, Funeraria del Angeltm, to serve North America’s growing Hispanic population. Funeraria del Angeltm currently has 21 locations in California, Texas, Illinois, and Kansas. SCI plans aggressively to pursue additional opportunities to expand Funeraria del Angeltm in predominantly Hispanic areas during 2006.
      Innovative Offerings — Using our Dignity Memorial® brand, we are augmenting our range of traditional products and services with more contemporary and comprehensive offerings. In addition to a wide range of funeral, memorial, burial and cremation options, we offer assistance with many of the legal and administrative details that burden customers at times of loss. These additional services include grief counseling for survivors and assistance with legal and other family business details. We also offer a bereavement travel program, which obtains special rates on airfare, car rentals and hotel accommodations for family and friends traveling from out of town to attend services and an internet memorialization.
      We also offer packaged plans for funerals and cremations that are designed to simplify customer decision-making. Since our packaged plans were introduced in 2004, they have achieved consistently high customer satisfaction ratings. In 2005, we also test-marketed packaged cemetery plans, which we have now implemented in numerous locations.
      In 2004, we introduced improved merchandising displays in our funeral homes that place less emphasis on traditional funeral merchandise and more focus on the comprehensive product and service offerings unique to Dignity Memorial® providers as described above. Similarly, in our cemetery segment we introduced a tiered-product strategy with a particular focus on the development of high-end cemetery property such as private family estates.
      Reputation and Service Excellence — While heavily regulated at the federal and state levels, the deathcare industry lacks uniform standards for the delivery of services. We are committed to elevating service standards and to building a culture of disciplined consistency across our network of businesses.
      We believe the key to raising standards is to attract, develop and retain a superior team of people. SCI continues to create and implement programs that enhance its standing as an employer of choice. In 2004, we established Dignity Universitytm, a virtual school for SCI employees at all levels. It offers a rigorous and comprehensive curriculum of professional development and ethics training and is designed to help employees upgrade skills, advance their careers and uphold high standards. During 2005, more than 10,000 SCI employees took and completed over 200,000 Dignity Universitytm course sessions, including members of senior management. Building a reputation for consistency and service excellence will continue to set SCI apart from competitors.
      Financial Strength and Flexibility — SCI has the financial strength and flexibility to reward shareholders through share repurchases and dividends while maintaining a prudent capital structure and pursuing new opportunities for profitable growth. Since 1999, the Company has reduced total debt from more than $4 billion to $1.2 billion at the end of 2005. In 2005, SCI produced more than $312 million in operating cash flow, and, at year-end, the Company had nearly $450 million in cash.
      Since August 2004, SCI has invested more than $335 million in repurchasing its stock and has instituted a quarterly cash dividend of $0.025 per share. We have made and intend to make purchases from time to time in the open market or through privately negotiated transactions, subject to acceptable market conditions and normal trading restrictions. There can be no assurance that we will continue to buy our common stock under our share repurchase programs. Important factors that could cause us not to continue to repurchase our shares include, among others, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.
      The Company expects to use its substantial cash and operating cash flow to invest in the business for future growth, to make acquisitions if available at reasonable prices, and to continue to return value to shareholders.
      Strong Preneed Backlog — SCI’s financial stability is further enhanced by its current $5 billion backlog of future revenues, the result of preneed funeral and cemetery sales in North America. These unfulfilled preneed contracts are primarily supported by investments in trust funds, which are included in SCI’s consolidated balance sheet, and in third-party insurance policies, which are not included.
      Preneed sales not only contribute to profitability and volume, they increase the predictability and stability of our revenues and cash flow. Over the past three years, SCI has placed increasing emphasis on preneed sales — by improving sales training, certification and compensation practices and by redesigning product and service offerings to meet changing customer preferences.

Demographic Factors and Cremation Trend
      Demographic Factors — Approximately 75 percent of all deaths in the United States occur at ages 65 and older. In 2004 people aged 65 and older constituted 12.4 percent of the population, according to the U.S. Census Bureau; by 2020 it is expected that the number of Americans aged 65 and older will exceed 16 percent of the population. We believe these demographic trends will provide a growing demand in the future for our services on both an atneed and preneed basis.
      Nevertheless, the number of annual deaths in North America is expected to remain relatively constant for at least another decade because of healthier lifestyles and improved medical care. In 2003 life expectancy in the United States reached 77.6 years, compared with 74.6 years in 1983, according to the National Center for Health Statistics.
      SCI’s near-term strategies do not anticipate any increase in the number of deaths. Rather, they are designed to increase volume and profitability at existing businesses and to grow through the construction of new properties or through the resumption of disciplined acquisition activities.
      The Trend toward Cremation — Increasing numbers of consumers now prefer cremation to interment. We believe that the trend toward cremation presents a significant business opportunity for our Company — especially since research shows that most people choosing cremation do so for reasons unrelated to cost. SCI is a leading provider of cremation services in North America, with cremation representing approximately 40 percent of our funeral services — a rate that is increasing each year. We intend to continue building our cremation volume by offering better and more personalized products and services.
      Cremation has traditionally hurt industry profit margins because it depresses casket sales and because many customers who choose cremation may also decide against purchasing cemetery property. We believe we can improve revenue and profit trends associated with cremation services by realigning our pricing model to customers’ preferences as discussed further below in Focus on Profitable Growth.
SCI’s Past History and Transformation
      Beginning in the late 1950s, SCI Chairman and founder Robert L. Waltrip began consolidating funeral homes and cemeteries, creating the first publicly-traded deathcare company by the end of the next decade. SCI continued to expand over the next four decades, primarily by acquiring and consolidating independently owned funeral homes and cemeteries.
      Continuing through the 1990s, other companies joined in this consolidation trend and competition to buy independent funeral homes and cemetery properties intensified. Acquisition prices escalated sharply and returns on invested capital decreased, as the publicly-traded deathcare companies placed more focus on acquiring properties rather than on integrating and managing efficiently. By 1999, SCI owned and operated more than 4,500 deathcare businesses in twenty countries, and also owned two insurance companies.
      In the late 1990s, SCI’s operating performance deteriorated and its financial leverage increased dramatically, as did that of its competitors. SCI then ceased its acquisition activities and embarked on initiatives to improve operations and strengthen its balance sheet. These initiatives included the divestiture of underperforming and non-strategic assets; significant reduction of debt; and intense focus on generating strong, stable operating cash flows.
      By December 31, 2005, SCI had sold or closed most operations outside North America, and had also sold its insurance companies. By the end of 2005, we had reduced our total debt to $1.2 billion from $4.0 billion at the end of 1999. In North America, the number of funeral homes and cemeteries has been reduced to 1,416 from 2,169 in 1999. Although these asset sales resulted in SCI’s annual revenues declining from more than $3 billion in 1999 to approximately $1.7 billion in 2005, operating cash flow during this same period continued to improve.

      Our focus on rapid growth through acquisitions resulted in an expensive and redundant infrastructure that impeded greater efficiencies. In late 2002, however, we began redesigning our infrastructure with standardized technologies and process improvements.
      We have redesigned our sales organization; improved business, financial and purchasing processes; and outsourced many of our accounting, information technology and trust administration functions. We also implemented a new information system in field locations, replacing the three separate contract-entry systems previously used.
      With this streamlined infrastructure in place, we also made significant improvements in field management. Field management previously consisted of separate sales and operating organizations, each with different incentive systems and multiple layers of management. Our newly integrated management structure assigns a single business manager to each region, with the authority and accountability for producing favorable operating and financial results. We continue to search for additional efficiencies and believe there is still room for further improvement.
      Administrative and financial functions are now handled by support centers in Houston, Miami, New York and Los Angeles, reducing costs and allowing our field managers to focus on improving profitability and developing people. These four support centers also facilitate implementation of corporate strategies, policies and procedures.
Focus on Profitable Growth
      In recent years, we have strengthened our balance sheet, lowered our cost structure, introduced more efficient systems and processes and reinvigorated our management team. As a result, we have created a new foundation for growth that enhances both operating margins and operating cash flow.
      Over the next several years, we believe there are significant opportunities to achieve profitable growth. In the short-term, we believe we can grow by using more centralization and standardization to take advantage of our scale and by aligning preneed and pricing strategies with customer segments and our competitive advantages. Over the longer term, we believe that the aging of the Baby Boom generation will create expanding opportunities for an industry leader with superior brand, reputation, financial strength and geographic reach. We believe we can tailor our business approach by customer segment and expand in the customer segments in which we excel.
      Approach the Business by Customer Segment. We are replacing the industry’s traditional one-size-fits-all approach with a flexible operating and marketing strategy that categorizes customers according to personal needs and preferences. Using this new approach, SCI will tailor its product and service offerings based on four broad variables:

•	Convenience and location

•	Religious and ethnic customs

•	Quality and prestige, and

•	Price
      By identifying these customer bases, SCI can focus its resources on the most profitable customer segments and improve its marketing effectiveness. We will continue to refine our pricing, product and marketing strategies to support this approach.
      Understanding customer attitudes and preferences is essential to our business, and we continue to invest in research. We began tracking customer satisfaction in our funeral businesses in 2000, using independent surveys sent to each family three weeks after the funeral. More than 40 percent of these surveys are completed and returned. These surveys allow us to closely track customer satisfaction with each SCI location. Survey results help us to identify weaknesses, share best practices and refine our training.

      In 2005, we introduced an enhanced survey program conducted by J.D. Power and Associates, a premier marketing firm specializing in customer satisfaction. The J.D. Power survey is being used with both funeral and cemetery customers.
      In 2005, more than 94 percent of our respondents indicated that they were likely to recommend our services to others.
      Align Pricing with Customer Wants and Needs. SCI and the deathcare industry have historically generated most of their profits from the sale of traditional products (including caskets, vaults, and markers), while placing less emphasis on the services involved in funeral and burial preparation despite the high personnel and service costs incurred to perform these services. This pricing model has been challenged in recent years by retail outlets and websites specializing in the sale of these traditional products at substantially reduced prices. Additionally, this emphasis on traditional products has contributed to lower revenue and gross profits for cremation services as most cremation consumers do not purchase traditional deathcare products.
      We are currently in the process of realigning pricing in each of our regions from products to service offerings, reflecting our competitive advantage and what customers value. By the end of 2005, SCI had realigned pricing in 24 of our 73 regions, and we expect to complete the process in our remaining regions by the end of 2006. Our initial results in these regions have been favorable as evidenced by increases in the overall average revenue per funeral service and improved customer satisfaction ratings.
      We are confident that our new pricing strategies will succeed as we believe customers are less focused on products and more concerned with our ability to create a personally meaningful funeral service and to help them with the many details surrounding a death.
      Drive Operating Discipline and Take Advantage of Our Scale. Although we have already made substantial improvements to our infrastructure, we believe we can benefit from more centralization and standardization to take advantage of our scale. We believe there is room for improvement in our daily operating activities including staffing, central care, fleet management, and cemetery maintenance. We are developing clear, yet flexible, operating standards that will be used as benchmarks for productivity in these areas. In conjunction with these standards, we will develop and track shared best practices to support higher productivity.
      We intend to continue to capitalize on our nationwide network of properties by pursuing combined affinity relationships. Our most strategic affinity partnerships today are with the Veterans of Foreign Wars and Ladies Auxiliary whose combined membership exceeds two million. Over the longer term, we believe such groups can be a key influence in the funeral home selection process.
      Lastly, we will continue to pursue opportunities to more fully utilize our purchasing power. With enhanced systems, we are better able to track and analyze how and where purchase decisions are made.
      Manage and Grow the Footprint. SCI is systematically categorizing the regions surrounding each of our locations according to the customer segmentation variables discussed above. We are positioning each business location to support the preferences of its local customer base while monitoring the region for changing demographics and competitive dynamics.
      As prices for independent funeral homes and cemeteries continue to decline from the excessive levels of the 1990s, SCI intends to resume its acquisition activities, using disciplined guidelines. Future business expansion — whether through construction or acquisition — will target the highest-return customer segments. In our funeral home businesses, we will primarily target customers who value quality and prestige and those adhering to specific religious and ethnic customs. In our cemetery business, we will focus expansion efforts on large cemeteries that are or may be combined with funeral home operations.
      With our industry leadership, geographic reach and financial strength, we are well-positioned to achieve profitable growth for our shareholders while delivering superior service and peace of mind to an expanding customer base.

Critical Accounting Policies, New Accounting Pronouncements and Accounting Changes
      Our consolidated financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. Estimates and assumptions affect the carrying values of assets and liabilities and disclosures of contingent assets and liabilities at the balance sheet date. Actual results could differ from such estimates due to uncertainties associated with the methods and assumptions underlying our critical accounting measurements. The following is a discussion of our critical accounting policies pertaining to revenue recognition, preneed funeral and cemetery contracts, the impairment or disposal of long-lived assets, and the use of estimates.
  Revenue Recognition
      Funeral revenue is recognized when funeral services are performed. Our trade receivables primarily consist of amounts due for funeral services already performed. Revenue associated with cemetery merchandise and services is recognized when the service is performed or merchandise is delivered. Revenue associated with cemetery property interment rights is recognized in accordance with the retail land sales provision of SFAS No. 66, “Accounting for the Sales of Real Estate” (SFAS 66). Under SFAS 66, revenue from constructed cemetery property is not recognized until a minimum percentage (10%) of the sales price has been collected. Revenue related to the preneed sale of unconstructed cemetery property is deferred until it is constructed and 10% of the sales price is collected.
      When a customer enters into a preneed funeral trust contract, the entire purchase price is deferred and the revenue is recognized at the time of maturity. The revenues associated with a preneed cemetery contract, however, may be recognized as different contract events occur. Preneed sales of cemetery interment rights (cemetery burial property) are recognized when a minimum of 10% of the sales price has been collected and the property has been constructed or is available for interment. For personalized marker merchandise, with the customer’s direction generally obtained at the time of sale, we can choose to order, store, and transfer title to the customer. Upon the earlier of vendor storage of these items or delivery in our cemetery, we recognize the associated revenues and record the cost of sale. For services and non-personalized merchandise (such as vaults), we defer the revenues until the services are performed and the merchandise is delivered.

Preneed Funeral and Cemetery Activities
      In addition to selling our products and services to client families at the time of need, we sell price guaranteed preneed funeral and cemetery contracts which provide for future funeral or cemetery services and merchandise. A preneed arrangement is a means through which a customer contractually agrees to the terms of a funeral service, cremation service, and/or cemetery burial interment right, merchandise or cemetery service to be performed or provided in the future (that is, in advance of when needed or “preneed”).
      While some customers may pay for their preneed funeral or cemetery contract in a single payment, most preneed funeral and cemetery contracts are sold on an installment basis over a period of one to seven years. On these installment contracts, we receive, on average, a down payment at the time of sale of approximately 10%. We revised our policy for finance charges on preneed cemetery installment contracts in the second half of 2005. Based on this revision, preneed cemetery installment contracts generally now include a finance charge ranging from 9.9% to 10.9% depending on the payment period and state or provincial laws. Unlike cemetery installment contracts, the majority of our preneed funeral installment contracts have not included a finance charge. After test marketing a finance charge program for preneed funeral trust contracts during the fourth quarter of 2004, we implemented a finance charge program in five core trust states during 2005, which represent approximately 55% of our preneed funeral trust production.
      Since preneed funeral and cemetery services or merchandise will not be provided until some time in the future, most states and provinces require that all or a portion of the funds collected from customers on preneed funeral and cemetery contracts be paid into merchandise and service trusts until the merchandise is delivered or the service is performed. In certain situations, where permitted by state or provincial laws, we post a surety bond as financial assurance for a certain amount of the preneed funeral or cemetery contract in lieu of placing funds into trust accounts. See the Financial Assurances section for further details on our practice of posting such surety bonds. Alternatively, where allowed, customers may choose to purchase a life insurance or annuity policy from third party insurance companies to fund their preneed funeral. Only certain of these customer funding options may be applicable in any given market we serve. We do not fund preneed cemetery contracts with insurance policies.
      Trust Funded Preneed Funeral and Cemetery Contracts: The funds deposited into trust (in accordance with various state and provincial laws) are invested by independent trustees in accordance with the investment guidelines established by statute or, where the prudent investor rule is applicable, the guidelines established by the Investment Committee of our Board of Directors. The trustees utilize professional investment advisors to select and monitor the money managers that make the individual investment decisions in accordance with the guidelines. We retain any funds above the amounts required to be deposited into trust accounts and use them for working capital purposes, generally to offset the selling and administrative costs of the preneed programs. State or provincial law governs the timing of the required deposits into the trust accounts, which generally ranges from five to 45 days after receipt of the funds from the customer.
      Investment earnings associated with the trust investments are expected to mitigate the inflationary costs of providing the preneed funeral and cemetery services and merchandise in the future for the prices that were guaranteed at the time of sale. As a result of the adoption of the revised Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (FIN 46R) in 2004, the preneed funeral and cemetery trust assets have been consolidated and are recorded in our consolidated balance sheet at market value in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, (SFAS 115). Investment earnings on trust assets are generally accumulated in the trust and distributed as the revenue associated with the preneed funeral or cemetery contract is recognized or cancelled by the customer. In certain states and provinces, the trusts are allowed to distribute a portion of the investment earnings to us prior to that date.
      Prior to January 1, 2005, direct selling costs incurred pursuant to the sales of trust funded preneed funeral and cemetery contracts were deferred and included in Deferred charges and other assets in the consolidated balance sheet. The deferred selling costs were expensed in proportion to the corresponding revenues when recognized. Other selling costs associated with the sales and marketing of preneed funeral and cemetery contracts (e.g., lead procurements costs, brochures and marketing materials, advertising and administrative costs) were expensed as incurred.
      Beginning January 1, 2005, we made an accounting change to expense as incurred all direct selling costs associated with the sales of trust funded preneed funeral and cemetery contracts.
      If a preneed funeral or cemetery contract is cancelled prior to delivery, state or provincial law determines the amount of the refund owed to the customer, if any, including the amount of the attributed investment earnings. Upon cancellation, we receive the amount of principal deposited to trust and previously undistributed net investment earnings and, where required, issue a refund to the customer. We retain excess funds, if any, and recognize the attributed investment earnings (net of any investment earnings payable to the customer) as revenue in our consolidated statement of operations. In certain jurisdictions, we may be obligated to fund any shortfall if the amounts deposited by the customer exceed the funds in trust. Based on our historical experience, we have included a cancellation reserve for preneed funeral and cemetery contracts in our consolidated balance sheet of $112.0 million and $112.3 million as of December 31, 2005 and December 31, 2004, respectively.
      The cash flow activity over the life of a trust funded preneed funeral or cemetery contract from the date of sale to its recognition or cancellation is captured in the line item Net effect of preneed funeral or cemetery production and maturities/deliveries and Net income (loss) in the consolidated statement of cash flows. While the contract is outstanding, cash flow is provided by the amount retained from funds collected from the customer and any distributed investment earnings. Prior to January 1, 2005, this amount was reduced by the payment of preneed deferred selling costs. The effect of amortizing preneed deferred selling costs was reflected in Depreciation and amortization in the consolidated statement of cash flows. Effective January 1, 2005, the payment of direct selling costs associated with trust funded preneed contracts is reflected in the consolidated statement of cash flows as cash flows from operating activities in the line item Net income (loss), since such direct selling costs are expensed as incurred. At the time of death maturity, we receive the principal and undistributed investment earnings from the funeral trust and any remaining receivable due from the customer. At the time of delivery or storage of cemetery merchandise and service items for which we were required to deposit funds to trust, we receive the principal and undistributed investment earnings from the cemetery trust. There is generally no remaining receivable due from the customer, as our policy is to deliver preneed cemetery merchandise and service items only upon payment of the contract balance in full. This cash flow at the time of service, delivery or storage is generally less than the associated revenue recognized, thus reducing cash flow from operating activities.
      The tables below detail the North America results of trust funded preneed funeral and cemetery production for the years ended December 31, 2005 and 2004. The increase in preneed funeral trust production in 2005 relates primarily to a significant shift from the sale of insurance contracts to trust contracts in California and Colorado.

	North America
	Funeral

	Years Ended
	December 31,

	2005	2004

	(Dollars in
	millions)
Preneed Funeral Production:
Trust (including bonded)	$131.9	$113.9

Preneed Production (number of contracts):
Trust (including bonded)	35,490	33,286

	North America
	Cemetery

	Years Ended
	December 31,

	2005	2004

	(Dollars in
	millions)
Cemetery Sales Production:
Preneed Cemetery Production	$307.4	$303.4
Atneed Cemetery Production	210.5	197.7

Total Cemetery Sales Production	$517.9	$501.1

      Insurance Funded Preneed Funeral Contracts: Where permitted, customers may arrange their preneed funeral contract by purchasing a life insurance or annuity policy from third party insurance companies, for which we earn a commission for being the general agent for the insurance company. These general agency commissions (GA revenues) are based on a percentage per contract sold and are recognized as funeral revenues when the insurance purchase transaction between the customer and third party insurance provider is completed. Direct selling costs incurred pursuant to the sale of insurance funded preneed funeral contracts are expensed as incurred. The policy amount of the insurance contract between the customer and the third party insurance company generally equals the amount of the preneed funeral contract. However, we do not reflect the unfulfilled insurance funded preneed funeral contract amounts in our consolidated balance sheet.

      The third party insurance company collects funds related to the insurance contract directly from the customer. The life insurance contracts include increasing death benefit provisions, which are expected to offset the inflationary costs of providing the preneed funeral services and merchandise in the future for the prices that were guaranteed at the time of the preneed sale. These death benefits payable by third party insurance companies increase annually pursuant to the terms of the life insurance policies purchased in advance of need by our customers to fund their funerals. The customer/policy holder assigns the policy benefits to our funeral home to pay for the preneed funeral contract at the time of need. Approximately 60% of our 2005 North America preneed funeral production is insurance funded preneed funeral contracts.
      Additionally, we may receive cash overrides based on achieving certain dollar volume targets of life insurance policies sold as a result of marketing agreements entered into in connection with the sale of our insurance subsidiaries in 2000. These overrides are recorded in Other income, net in the consolidated statement of operations.
      If a customer cancels the insurance funded preneed funeral contract prior to death, the insurance company pays the cash surrender value under the insurance policy directly to the customer. If the contract was outstanding for less than one year, the insurance company generally charges back the GA revenues and overrides we received on the contract. An allowance for these charge backs is included in the consolidated balance sheet based on our historical charge back experience totaling $3.1 million and $3.6 million in 2005 and 2004, respectively.
      Because insurance funded preneed funeral contracts are not reflected in our consolidated balance sheet, the cash flow activity associated with these contracts generally occurs only at the time of sale and at death or cancellation, and is recorded as cash flows from operating activities within our funeral segment. Upon execution of the contract, the GA revenues and overrides received net of the direct selling costs provide a net source of cash flow. If the insurance contract cancels within one year following the date of sale, our cash flow is reduced by the charge back of GA revenues and overrides. At death maturity, the insurance funded preneed funeral contracts are included in funeral trade accounts receivable and funeral revenues when the funeral service is performed. Proceeds from the life insurance policies are used to satisfy the receivables due. The insurance proceeds (which include the increasing death benefit) less the funds used to provide the funeral goods and services provide a net source of cash flow.
      The table below details the North America results of insurance funded preneed funeral production for the years ended December 31, 2005 and 2004, and the number of contracts associated with that net production. In 2005, we began charging back preneed funeral insurance production for all cancellations of contracts greater than one year old. Previously, only cancellations less than one year were charged back as the related GA revenue was forfeited. These charge backs amounted to $21.2 million in 2005. The decrease in preneed funeral insurance production in 2005 relates to the change related to cancellations coupled with a significant shift from the sale of insurance contracts to trust contracts in California and Colorado.

	North America

	Years Ended
	December 31,

	2005	2004

	(Dollars in
	millions)
Preneed Funeral Production:
Insurance(1)	$193.4	$238.6

Preneed Production (number of contracts):
Insurance	42,221	51,533

Insurance funded preneed funeral selling activity:
GA revenue	$27.6	$28.3

(1)	Amounts are not included in the consolidated balance sheet.

      North America Backlog of Preneed Funeral and Cemetery Contracts: The following table reflects the North America backlog of trust funded deferred preneed funeral and cemetery contract revenues (market and cost bases) including amounts related to Non-controlling interest in funeral and cemetery trusts at December 31, 2005 and 2004. Additionally, we have reflected the North America backlog of unfulfilled insurance funded contracts (not included in our consolidated balance sheet) and total North America backlog of preneed funeral contract revenues at December 31, 2005 and 2004. The backlog amounts presented are reduced by an amount that we believe will cancel before maturity based on our historical experience.
      The table also reflects the North America trust funded preneed funeral and cemetery receivables and trust investments (investments at market and cost bases) associated with the backlog of trust funded deferred preneed funeral and cemetery contract revenues, net of an estimated cancellation allowance. The cost and market values associated with funeral and cemetery trust investments included in the assets associated with the backlog of trust funded deferred preneed funeral and cemetery revenues at December 31, 2005 and 2004 are computed as follows:

•	Cost reflects the investment (net of redemptions) of control holders in common trust funds, mutual funds and private equity investments.

•	Market reflects the fair market value of securities or cash held by the common trust funds, mutual funds at published values and the estimated market value of private equity investments (including debt as well as the estimated fair value related to the contract holders’ equity in majority owned real estate investments).
      The market value of funeral and cemetery trust investments was based primarily on quoted market prices at December 31, 2005 and 2004. The difference between the backlog and asset amounts represents the contracts for which we have posted surety bonds as financial assurance in lieu of trusting, the amounts collected from customers that were not required to be deposited to trust and allowable cash distributions from trust assets. The table also reflects the amounts expected to be received from insurance companies from the assignment of policy proceeds related to insurance funded funeral contracts.

	North America

	Funeral

	2005		2004

	Market	Cost	Market	Cost

	(Dollars in millions)
Backlog of trust funded deferred preneed funeral revenues(1)	$1,495.5	$1,482.6	$1,475.9	$1,440.8
Backlog of insurance funded preneed funeral revenues(2)	$2,162.7	$2,162.7	$2,202.6	$2,202.6

Total backlog of preneed funeral revenues	$3,658.2	$3,645.3	$3,678.5	$3,643.4

Assets associated with backlog of trust funded deferred preneed funeral revenues, net of estimated allowance for cancellation	$1,158.7	$1,145.9	$1,165.8	$1,130.6
Insurance policies associated with insurance funded deferred preneed funeral revenues, net of estimated allowance for cancellation(2)	$2,162.7	$2,162.7	$2,202.6	$2,202.6

Total assets associated with backlog of preneed funeral revenues	$3,321.4	$3,308.6	$3,368.4	$3,333.2

	North America

	Cemetery

	2005		2004

	Market	Cost	Market	Cost

	(Dollars in millions)
Backlog of deferred cemetery revenues(1)	$1,644.5	$1,600.5	$1,682.3	$1,605.4

Assets associated with backlog of deferred cemetery revenues, net of estimated allowance for cancellation	$1,157.4	$1,119.3	$1,237.4	$1,170.8

(1)	Includes amounts reflected as Non-controlling interest in funeral and cemetery trusts in the consolidated balance sheet, net of estimated allowance for cancellation.

(2)	Insurance funded preneed funeral contracts, net of estimated allowance for cancellation are not included in the consolidated balance sheet.

Impairment or Disposal of Long-Lived Assets
      We test for impairment of goodwill using a two-step approach as prescribed in SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). The first step of our goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. We do not record an impairment of goodwill in instances where the fair value of a reporting unit exceeds its carrying amount. The second step of our goodwill impairment test is required only in situations where the carrying amount of the reporting unit exceeds its fair value as determined in the first step. In such instances, we compare the implied fair value of goodwill (as defined in SFAS 142) to its carrying amount of goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Fair market value of a reporting unit is determined using a calculation based on multiples of revenue and multiples of EBITDA, or earnings before interest, taxes, depreciation and amortization, of both SCI and its competitors. Based on our impairment tests at September 30, 2005 and September 30, 2004, we concluded that there was no impairment of goodwill in accordance with SFAS 142.
      We review our remaining long-lived assets for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). SFAS 144 requires that long-lived assets to be held and used are reported at the lower of their carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential are recorded at the lower of their carrying amount or fair value less estimated cost to sell.
      In November 2005, we sold 21 cemeteries and six funeral homes to StoneMor Partners LP. In the third quarter of 2005, we committed to a plan to sell these locations and classified these properties as held for sale. Pursuant to our impairment policy under SFAS 144, we recorded an impairment charge of $25.3 million in our cemetery segment and $4.7 million in our funeral segment.
      During the second quarter of 2004, we committed to a plan to divest our funeral and cemetery operations in Argentina and Uruguay. Upon this triggering event, in June 2004, we tested these operations for impairment in accordance with SFAS 144. As a result of this impairment test, we recorded an impairment charge of $15.2 million in our second quarter 2004 consolidated financial statements. At December 31, 2003, we had no recorded goodwill associated with Argentina and Uruguay. As a result, we did not perform a SFAS 142 test in 2003 for these operations.
      In January 2003, we classified the France operating assets held for sale and ceased depreciation. In 2004, we sold our funeral operations in France and then purchased a 25% equity interest in the total equity capital of the newly formed entity.

Use of Estimates
      The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the carrying values of assets and liabilities and disclosures of contingent assets and liabilities at the balance sheet date. Actual results could differ from such estimates due to uncertainties associated with the methods and assumptions underlying our critical accounting measurements. Key estimates used by management, among others, include:

Allowances — We provide various allowances and/or cancellation reserves for our funeral and cemetery preneed and at need receivables, as well as for our preneed funeral and preneed cemetery deferred revenues. These allowances are based on an analysis of historical trends and include, where applicable, collection and cancellation activity. After 30 days, atneed funeral receivables are considered past due. Collections are managed by the locations until a receivable is 180 days delinquent, at which time it is written off and sent to a collection agency. These estimates are impacted by a number of factors, including changes in economy, relocation, and demographic or competitive changes in our areas of operation.

Valuation of trust investments — With the implementation of revised FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (FIN 46R), as of March 31, 2004, we replaced receivables due from trust assets recorded at cost with the actual trust investments recorded at market value. The trust investments include marketable securities that are classified as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Where quoted market prices are not available, we obtain estimates of fair value from the managers of the private equity funds, which are based on the market value of the underlying real estate and private equity investments. These market values are based on contract offers for the real estate or the managers’ appraisals of the venture capital funds.

Legal liability reserves — Contingent liabilities, principally for legal liability matters, are recorded when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Liabilities accrued for legal matters require judgments regarding projected outcomes and range of loss based on historical experience and recommendations of legal counsel. However, litigation is inherently unpredictable, and excessive verdicts do occur. As disclosed in note thirteen of our consolidated financial statements included in this prospectus, the Company’s legal exposures and the ultimate outcome of these legal proceedings could be material to operating results or cash flows in any given quarter or year.

Depreciation of long-lived assets — We depreciate our long-lived assets over their estimated useful lives. These estimates of useful lives may be affected by such factors as changing market conditions or changes in regulatory requirements.

Income taxes — Our ability to realize the benefit of certain of our deferred tax assets requires us to achieve certain future earnings levels. We have established a valuation allowance against a portion of our deferred tax assets and could be required to further adjust that valuation allowance if market conditions change materially and future earnings are, or are projected to be, significantly different from our current estimates. We intend to permanently reinvest the unremitted earnings of certain of our foreign subsidiaries in those businesses outside the United States and, therefore, have not provided for deferred federal income taxes on such unremitted foreign earnings.

A number of years may elapse before particular tax matters, for which we have established accruals, are audited and finally resolved. The number of tax years with open tax audits varies depending on the tax jurisdiction. In the United States, the Internal Revenue Service is currently examining our tax returns for 1999 through 2002 and various state jurisdictions are auditing years through 2004. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe that our accruals reflect the probable outcome of known tax contingencies. Unfavorable settlement of any particular issue would reduce a deferred tax asset or require the use of cash. Favorable resolution could result in reduced income tax expense reported in the financial statements in the future. Our tax accruals are presented in the balance sheet within Deferred income taxes and Other liabilities.

Pension cost — Our pension plans are frozen with no benefits accruing to participants except interest. Our pension costs and liabilities are actuarially determined based on certain assumptions, including the discount rate used to compute future benefit obligations. On January 1, 2004, we changed our method of accounting for gains and losses on pension assets and obligations to recognize such gains and losses in our consolidated statement of operations during the year in which they occur. Therefore, in 2005 and 2004, the concept of an expected rate of return on plan assets is not applicable. In 2003 and prior years, it was our policy to use an expected rate for return on assets comparable to rates of return on high-quality fixed income investments available and expected to be available during the period to maturity of the Company’s pension benefits. We used a 9.0% assumed rate of return on plan assets in 2003 as a result of a high allocation of equity securities within the plan assets.

Discount rates used to determine pension obligations for our pension plans were 5.75%, 6.00% and 6.25% for the years ended 2005, 2004, and 2003, respectively. We base the discount rate used to compute future benefit obligations using an analysis of expected future benefit payments. We verify the reasonableness of the discount rate by comparing our rate to the rate earned on high-quality fixed income investments, such as the Moody’s Aa index, high-quality fixed income investments. At December 31, 2005, 55% of our plan assets were invested in core diversified and market neutral hedge funds, 33% of the plan assets were invested in equity securities and the remaining 12% of plan assets were fixed income securities. As of December 31, 2005, the equity securities were invested approximately 58% in U.S. “Large Cap” investments, 21% in international equities and 21% in U.S. “Small Cap” investments. In connection with a $20 million infusion of funds into our plan in early 2004, we rebalanced the plan assets to have a lower percentage invested in traditional equity securities and fixed income securities and instead incorporate investments into hedge funds. We believe that over time this reallocation will reduce the volatility and limit the negative impact of our investment returns.

A sensitivity analysis of the net periodic benefit cost was modeled to assess the impact that changing discount rates could have on pretax earnings. The sensitivity analysis assumes a 0.25% adverse change to the discount rate with all other variables held constant. Using this model, our pretax earnings would have decreased by $1.0 million, or less than $.01 per diluted share, for the year ended December 31, 2005. See note fifteen to our consolidated financial statements included in this prospectus for more information related to our pension plans.

Insurance loss reserves — We purchase comprehensive general liability, morticians and cemetery professional liability, automobile liability and workers compensation insurance coverages structured with high deductibles. This high deductible insurance program results in the Company being primarily self-insured for claims and associated costs and losses covered by these policies. Historical insurance industry experience indicates a high degree of inherent variability in assessing the ultimate amount of losses associated with casualty insurance claims. This is especially true with respect to liability and workers compensation exposures due to the extended period of time that transpires between when the claim might occur and the full settlement of such claim, often many years. We continually evaluate loss estimates associated with claims and losses related to these insurance coverages and falling within the deductible of each coverage through the use of qualified and independent actuaries. Assumptions based on factors such as claim settlement patterns, claim development trends, claim frequency and severity patterns, inflationary trends and data reasonableness will generally effect the analysis and determination of the “best estimate” of the projected ultimate claim losses. The results of these actuarial evaluations are used to both analyze and adjust our insurance loss reserves.

Our independent actuaries used five actuarial methods generally accepted by the Casualty Actuarial Society to arrive at an estimate of a range that we refer to as “reasonably possible”. The Actuarial Standard of Practice No. 36 (ASOP 36 published by the American Academy of Actuaries)

states: “A range of reasonable estimates is a range of estimates that could be produced by appropriate actuarial methods or alternative sets of assumptions that the actuary judges to be reasonable.” Methods used to determine the Company’s reasonably possible range are: paid and incurred loss development methods; frequency-severity methods; and paid and incurred Bornhuetter-Ferguson methods. All of these methods were used to determine our reasonably possible range of insurance loss reserves for the years ended December 31, 2005, 2004 and 2003.

We have not changed our methodologies for determining the reasonably possible range; however, there are changes made to the assumptions as the loss development factors are updated. These loss development factors are determined based on our historical loss development data(1) and are updated annually as new data becomes available. As a result, the loss development factors used in the December 31, 2004 analysis could be different from the loss development factors used in the December 31, 2005 analysis. We consider these changes in loss development factors synonymous to “changes in assumptions”. The final loss estimate is not determined by weighting the methodologies, but instead is subjectively arrived at by our independent actuary considering the relative merits of the various methods and the truncated average of the various methods.

For each loss type (workers compensation, general liability, and auto liability) “loss triangles” are generated, which show the cumulative valuation of each loss period over time. The loss components evaluated include incurred losses, paid losses, reported claim counts, and average incurred loss. The actuarial analysis of losses uses this data to estimate future loss development or settlement value of the losses. Since these loss development factors are an estimate about future loss development, the calculation of ultimate losses is also an estimate. The actual ultimate loss value may not be known for many years, and may differ significantly from the estimated value of the ultimate losses.

As of December 31, 2005, reported losses within our retention for workers compensation, general liability and auto liability incurred during the period May 1, 1987 through December 31, 2005 were approximately $203.0 million. The selected fully developed ultimate settlement value estimated by our independent actuary was $238.6 million. Paid losses were $189.6 million indicating a reserve requirement of $49.0 million. After considering matters discussed with our independent actuary related to this calculation, we estimated the reserve to be $49.0 million as of December 31, 2005.

At December 31, 2005 and 2004, the balances in the reserve and the related activity were as follows:

(Dollars in millions)
Balance at December 31, 2003	$(46.8)
Additions	(38.3)
Payments	37.8

Balance at December 31, 2004	$(47.3)
Additions	(20.1)
Payments	18.4

Balance at December 31, 2005	$(49.0)

Our independent actuary performed a sensitivity analysis that was modeled to assess the impact of changes to the reserve pertaining to workers compensation, general liability, and auto liability. The sensitivity analysis assumes an instantaneous 10% adverse change to the loss development factors as summarized below.

Sensitivity
Analysis
(Dollars in millions)
Workers Compensation	$2.7
General Liability	$1.6
Auto Liability	$.3

Total Sensitivity	$4.6

(1)	The loss development factors used in the December 31, 2005 calculation are based on the Company’s actual claim history by policy year for the period beginning May 1, 1991 — May 1, 2005.

Recent Accounting Pronouncements and Accounting Changes

Accounting for Certain Hybrid Financial Instruments
      In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (SFAS 155). SFAS 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (SFAS 140). This Statement also resolves issues addressed in Statement No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133. SFAS 140 is amended to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued during fiscal years beginning after September 15, 2006 (January 1, 2007 for us). We do not expect this statement to have a material impact on our consolidated financial statements.

Accounting Changes and Error Corrections
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (SFAS 154). SFAS 154 primarily requires retrospective application to prior period financial statements for the direct effects of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 (January 1, 2006 for us). The impact of SFAS 154 will depend on the nature and extent of any voluntary accounting changes or error corrections after the effective date, but we do not expect SFAS 154 to have a material impact on our consolidated financial statements.

Other-Than-Temporary Impairments
      In June 2005, the FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment, and directed the staff to issue proposed FSP EITF 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, as final. The final FSP supersedes EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, and EITF Topic No. D-44, Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value. The final FSP (retitled FSP FAS 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments) replaces the guidance set forth in paragraphs 10-18 of EITF Issue 03-1 with references to existing other-than-temporary impairment guidance. FSP FAS 115-1 codifies the guidance set forth in EITF Topic D-44 and clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. FSP FAS 115-1 is effective for other-than-temporary analysis conducted in periods beginning after December 15, 2005. We adopted the provisions of FSP FAS 115-1 as of January 1, 2006 and as of the date of adoption, this statement had no material impact on our consolidated financial statements.

Deferred Selling Costs
      Effective January 1, 2005, we changed our method of accounting for direct selling costs related to the acquisition of preneed funeral and preneed cemetery contracts. Prior to this change, we capitalized such direct selling costs and amortized these deferred selling costs in proportion to the revenue recognized. Under our new method of accounting, we expense these direct selling costs as incurred. We believe the new method is preferable because it better reflects the economics of our business.
      As of January 1, 2005, we recorded a cumulative effect charge of $187.5 million, net of tax of $117.4 million. This amount represents the cumulative balance of deferred selling costs recorded on our consolidated balance sheet in Deferred charges and other assets at the time of the accounting change. If we had not changed our method of accounting for direct selling costs as described above, net income for the year ended December 31, 2005 would have been approximately $10.5 million or $.03 per basic and diluted share higher than currently reported.
      The pro forma amounts for the years ended December 31, 2004 and 2003 in the table below reflect our new policy to expense selling costs as incurred. The effect of the change for the years ended December 31, 2004 and December 31, 2003 would have decreased net income from continuing operations before cumulative effects of accounting changes by approximately $9.4 million and $6.5 million or $.03 and $.02 per diluted share, respectively.

	Year Ended			Year Ended
	December 31, 2004			December 31, 2003

		Deferred			Deferred
		Selling			Selling
		Costs	Pro		Costs	Pro
	Historical	Net(1)	Forma	Historical	Net(1)	Forma

	(Dollars in millions, except per share data)
Gross profits:
Funeral	$226.4	$(4.7)	$221.7	$273.2	$(4.3)	$268.9
Cemetery	102.1	(9.6)	92.5	82.6	(6.4)	76.2

	328.5	(14.3)	314.2	355.8	(10.7)	345.1
Income (loss) from continuing operations before income taxes and cumulative effects of accounting changes	$111.9	$(14.3)	$97.6	$96.6	$(10.7)	$85.9
Net income (loss)	$114.1	$(9.4)	$104.7	$85.1	$(6.5)	$78.6
Amounts per common share:
Net income (loss) — basic	$.36	$(.03)	$.33	$.28	$(.02)	$.26
Net income (loss) — diluted	$.35	$(.03)	$.32	$.28	$(.02)	$.26

(1)	Represents net deferred selling costs that would have been expensed under the new method of accounting adopted on January 1, 2005.

Inventory Costs
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs — an amendment of ARB 43, Chapter 4” (SFAS 151). SFAS 151 amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS 151 requires that those items be recognized as current-period charges, rather than as a portion of the inventory cost. In addition, SFAS 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We adopted the provisions of SFAS 151 as of January 1, 2006 and as of the date of adoption, this statement had no material impact on our consolidated financial position, results of operations, or cash flows.

Share-Based Payment
      In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (SFAS 123R). SFAS 123R is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB 25, “Accounting for Stock Issued to Employees”. Among other items, SFAS 123R eliminates the use of the intrinsic value method of accounting, and requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. We will continue to utilize the Black-Scholes option pricing model to measure the fair value of our stock options. We have adopted SFAS 123R on January 1, 2006 and will use the modified-prospective transition method. We have calculated our historical pool of windfall tax benefits by comparing the book expense for individual stock grants and the related tax deduction for options granted after January 1, 1995. Additionally, adjustments were made to exclude windfall tax benefits which were not realized due to our net operating loss position. We have completed this calculation and have determined an additional paid in capital pool of approximately $2.1 million. The adoption of SFAS 123R is expected to negatively impact our after-tax earnings by approximately $2.6 million or $.01 per diluted share for the year ending December 31, 2006.
      Under the modified-prospective method, we will recognize compensation expense in our consolidated financial statements issued subsequent to the date of adoption for all share-based payments granted, modified or settled after December 31, 2005, as well as for any awards that were granted prior to December 31, 2005 for which requisite service will be provided after December 31, 2005. The compensation expense on awards granted prior to December 31, 2005 will be recognized using the fair values determined for the pro forma disclosures on stock-based compensation included in prior filings. The amount of compensation expense that will be recognized on awards that have not fully vested will exclude the compensation expense cumulatively recognized in the pro forma disclosures on stock-based compensation. See note fourteen to our consolidated financial statements included in this prospectus for further information related to our stock-based compensation plans.

Variable Interest Entities
      In January 2003, the FASB issued FIN 46. This interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB revised FIN 46.
      Under the provisions of FIN 46R, we are required to consolidate certain cemeteries and trust assets. Merchandise and service trusts and cemetery perpetual care trusts are considered variable interest entities because the trusts meet the conditions of paragraphs 5(a) and 5(b)(1) of FIN 46R. That is, as a group, the equity investors (if any) do not have sufficient equity at risk and do not have the direct or indirect ability through voting or similar rights to make decisions about the trusts’ activities that have a significant effect on the success of the trusts. FIN 46R requires us to consolidate merchandise and service trusts and cemetery perpetual care trusts for which we are the primary beneficiary (i.e., those for which we absorb a majority of the trusts’ expected losses). We are the primary beneficiary of a trust whenever a majority of the assets of the trust are attributable to deposits of our customers.
      We implemented FIN 46R as of March 31, 2004. Prior to the implementation, we operated certain cemeteries in Michigan which we managed but did not own. During our evaluation of FIN 46R, we evaluated these cemeteries to determine whether such cemeteries were within the scope of FIN 46R. The investment capital of these cemeteries was financed by the Company in exchange for a long-term sales, accounting, and cash management agreement. In accordance with this agreement, we receive the majority of the cash flows from these cemeteries. Additionally, we absorb the majority of these cemeteries’ expected losses and receive a majority of the cemeteries’ residual returns. As a result, we concluded that we were the primary beneficiary of these cemeteries and that the long-term sales, accounting, and cash management agreement is a variable interest as defined by FIN 46R. Given the circumstances above, we consolidated such cemeteries as of March 31, 2004. We recognized an after tax charge of $14.0 million, representing the cumulative effect of an accounting change, as a result of consolidating these cemeteries. The results of operations and cash flows of these cemeteries are included in our consolidated statements of operations and cash flows beginning March 31, 2004. Excluding the cumulative effect of accounting change, the effect of consolidating these entities did not have a significant impact on our reported results of operations.

Pension Plans
      Effective January 1, 2004, we changed our accounting for gains and losses on our pension plan assets and obligations. We now recognize pension gains and losses in our consolidated statement of operations as such gains and losses are incurred under pension accounting. Prior to January 1, 2004, we amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years (except to the extent that settlements with employees required earlier recognition). We believe the new method of accounting better reflects the economic nature of our pension plans and recognize gains and losses on the pension plan assets and obligations in the year the gains or losses occur. As a result of this accounting change, we recognized a cumulative effect charge of an accounting change of $33.6 million (net of tax) as of January 1, 2004. This amount represented accumulated unrecognized net losses related to our pension plan assets and liabilities. Under our new accounting policy, we record net pension expense or income reflecting estimated returns on plan assets and obligations for our interim financial statements, and we recognize actual gains and losses on plan assets and obligations for our full-year (annual) financial statements as actuarial information becomes available upon review of the annual remeasurement. See note fifteen to our consolidated financial statements included in this prospectus for additional information on pensions.
Results of Operations — Years Ended December 31, 2005, 2004 and 2003

Management Summary
      By the end of 2005, SCI had substantially completed its goal of selling non-strategic or underperforming businesses. From 2003 to 2005, we sold or discontinued more than 1,200 locations, including over 200 in North America and all of our locations in France and South America. As a result, our revenues have decreased from $2.3 billion in 2003 to $1.7 billion in 2005. However, during this same period our gross profit margin improved to 17.4% from 15.4% and our operating cash flow continued to improve. Other key highlights during this three year period include:

•	a $500 million reduction of debt,

•	a $450 million cash balance at December 31, 2005,

•	investment of more than $335 million in share repurchases which reduced our outstanding shares by 47.7 million, and

•	payment of a quarterly dividend.

Results of Operations
      In 2005, the Company reported a net loss of $126.7 million or $.41 per diluted share. These results were impacted by large non-recurring items that decreased earnings, including accounting changes of $187.5 million, net losses on asset sales of $31.2 million, and losses on the early extinguishment of debt of $9.3 million, partially offset by an income tax benefit of $11.9 million. During 2005, discontinued operations produced $4.1 million of earnings.
      In 2004, the Company reported net income of $114.1 million or $.35 per diluted share. These results were also impacted by large non-recurring items that decreased earnings, including accounting changes of $47.6 million, losses on the early extinguishment of debt of $10.5 million, and settlements of significant litigation matters of $38.7 million. These reductions to earnings were offset by net gains on asset sales of $53.2 million, an income tax benefit of $7.9 million and interest from a note receivable of $2.7 million. During 2004, discontinued operations produced $41.6 million of earnings.
      In 2003, the Company reported net income of $85.1 million or $.28 per diluted share. These results were also impacted by large non-recurring items that decreased earnings including $61.0 million in expenses related to outstanding litigation matters and other operating expenses related to severance costs of $5.9 million, partially offset by a $32.7 million net gain on dispositions and $15.8 million in earnings from discontinued operations.

Actual Versus Comparable Results — Years Ended December 31, 2005, 2004 and 2003
      The table below reconciles our GAAP results to our comparable, or “same store,” results for the years ended December 31, 2005, 2004 and 2003. We define comparable operations (or same store operations) as those that were owned for the entire period beginning January 1, 2003 and ending December 31, 2005. The following tables present operating results for SCI funeral and cemetery locations that were owned by SCI all three years.

		Less:	Less:
		Activity	Activity
		Associated with	Associated
		Acquisition/New	with
2005	Actual	Construction	Dispositions	Comparable

	(Dollars in millions)
North America
Funeral revenue	$1,143.5	$2.6	$36.3	$1,104.6
Cemetery revenue	560.3	1.1	11.3	547.9

	1,703.8	3.7	47.6	1,652.5

Other foreign
Funeral revenue	11.7	—	—	11.7
Cemetery revenue	0.1	—	0.1	—

	11.8	—	0.1	11.7

Total revenues	$1,715.6	$3.7	$47.7	$1,664.2

North America
Funeral gross profits	$214.9	$(0.1)	$1.7	$213.3
Cemetery gross profits	82.4	0.6	(1.7)	83.5

	297.3	0.5	—	296.8

Other foreign
Funeral gross profits	1.5	—	—	1.5
Cemetery gross profits	—	—	—	—

	1.5	—	—	1.5

Total gross profit	$298.8	$.5	$—	$298.3

		Less:	Less:
		Activity	Activity
		Associated with	Associated
		Acquisition/New	with
2004	Actual	Construction	Dispositions	Comparable

	(Dollars in millions)
North America
Funeral revenue	$1,120.1	$0.7	$71.8	$1,047.6
Cemetery revenue	570.1	—	19.8	550.3

	1,690.2	0.7	91.6	1,597.9

Other foreign
Funeral revenue	139.7	—	127.3	12.4
Cemetery revenue	1.3	—	1.3	—

	141.0	—	128.6	12.4

Total revenues	$1,831.2	$0.7	$220.2	$1,610.3

North America
Funeral gross profits	$213.3	$(0.2)	$7.0	$206.5
Cemetery gross profits	102.0	—	(1.1)	103.1

	315.3	(0.2)	5.9	309.6

Other foreign
Funeral gross profits	13.1	—	11.6	1.5
Cemetery gross profits	0.1	—	0.1	—

	13.2	—	11.7	1.5

Total gross profit	$328.5	$(0.2)	$17.6	$311.1

		Less:	Less:
		Activity	Activity
		Associated with	Associated
		Acquisition/New	with
2003	Actual	Construction	Dispositions	Comparable

	(Dollars in millions)
North America
Funeral revenue	$1,143.9	$0.4	$96.5	$1,047.0
Cemetery revenue	572.2	—	20.5	551.7

	1,716.1	0.4	117.0	1,598.7

Other foreign
Funeral revenue	595.9	—	584.6	11.3
Cemetery revenue	1.2	—	1.2	—

	597.1	—	585.8	11.3

Total revenues	$2,313.2	$0.4	$702.8	$1,610.0

		Less:	Less:
		Activity	Activity
		Associated with	Associated
		Acquisition/New	with
2003	Actual	Construction	Dispositions	Comparable

	(Dollars in millions)
North America
Funeral gross profits	$202.0	$(0.1)	$8.8	$193.3
Cemetery gross profits	82.6	—	4.5	78.1

	284.6	(0.1)	13.3	271.4

Other foreign
Funeral gross profits	71.1	—	68.2	2.9
Cemetery gross profits	0.1	—	0.1	—

	71.2	—	68.3	2.9

Total gross profit	$355.8	$(0.1)	$81.6	$274.3

      The following table provides the data necessary to calculate SCI’s comparable average revenue per funeral service in North America for the years ended December 31, 2005, 2004 and 2003. We calculate average revenue per funeral service by dividing adjusted comparable North America funeral revenue by the comparable number of funeral services performed in North America during the period. In calculating average revenue per funeral service, we exclude General Agency (GA) revenues and revenues from our Kenyon subsidiary in order to avoid distorting our averages of normal funeral case volume.

	2005	2004	2003

	(Dollars in millions, except
	average revenue per funeral
	service)
Comparable North America funeral revenue	$1,104.6	$1,047.6	$1,047.0
Less: GA revenues(1)	27.6	27.8	26.2
Kenyon revenues(2)	23.9	3.4	12.0

Adjusted Comparable North America funeral revenue	$1,053.1	$1,016.4	$1,008.8
Comparable North America funeral services performed	238.8	235.5	239.5
Comparable North America average revenue per funeral service	$4,410	$4,316	$4,212

(1)	GA revenues are commissions we receive from third-party insurance companies when customers purchase insurance contracts from such third-party insurance companies to fund funeral services and merchandise at a future date.

(2)	Kenyon International Emergency Services (Kenyon) is our disaster response subsidiary that engages in mass fatality and emergency response services. Revenues and gross profits associated with Kenyon are subject to significant variation due to the nature of its operations.

Funeral Results

Funeral Revenue
      Consolidated revenues from funeral operations declined by $104.6 million in 2005 compared to 2004 primarily due to the sale of funeral operations in France which contributed $127.3 million in revenues during 2004. The decrease in revenues related to our former French operations was offset by an increase in North America revenues of $23.4 million. This increase was primarily due to an increase in Kenyon’s revenues of $20.4 million over prior year resulting from disaster management services provided in Asia, Greece and the U.S. gulf coast. Consolidated funeral revenues in 2004 decreased $480.0 million compared to 2003, largely because of the March 2004 disposition of funeral operations in France, which represented $457.3 million of the decline.

      North America comparable revenue increased $57.0 million over 2004. Increases in Kenyon revenue as described above contributed $20.4 million of the increase. The remaining increase was primarily a result of an increase in comparable atneed revenue resulting from an increase in funeral volume and a higher average revenue per funeral. Comparable funeral revenue in North America increased by $0.6 million, or less than 1%, from 2003 levels, primarily due to an $8.5 million decrease in Kenyon revenue from 2003 disaster management services related to the World Trade Center disaster and a decline in funeral volume, which were more than offset by an increase in the average revenue per funeral service and an increase in GA revenue.

Average Revenue Per Funeral
      Part of the increase in North America comparable funeral operating revenue in 2005 described above was driven by a 2.2% increase in average revenue and a 1.4% increase in volume. The North America comparable average revenue per funeral service increased 2.5% in 2004 as compared to 2003. We have continued to see increases in the North America comparable average revenue per funeral service despite an increase in the percentage of cremation services. Of the total comparable funeral services performed in 2005, 40.2% were cremation services versus 38.9% in 2004 and 37.6% in 2003. Average revenue per North America comparable funeral service was favorably impacted in 2005 by the Company’s strategic pricing realignment initiative in the last half of the year.

Funeral Volume
      North America comparable funeral volume increased in 2005 compared to 2004. This increase included a 4.8% increase in cremations and a relatively stable number of traditional interments which resulted from increased volume due, in part, to marketing initiatives implemented in 2005. The funeral volumes of SCI’s comparable locations in North America were 1.7% less in 2004 than in 2003. We believe these results are better than or consistent with those reported by other companies in the funeral service and casket manufacturing industries and that they are primarily reflective of the number of deaths in our regions. Over time, we believe the decline in the number of deaths will stabilize because of the aging population. For a further description of our initiatives to grow revenues, see “Focus on Profitable Growth”.

Funeral Gross Profit
      Consolidated funeral gross profits decreased $10.0 million in 2005, primarily due to an $11.6 million decline related to the disposition of our French operations in March 2004. In 2004, consolidated funeral gross profits decreased $46.8 million from 2003, primarily because of a $56.7 million decline related to the disposition of French operations early in 2004. Gross profits from the French funeral operations were $11.6 million through March 2004 when compared to $68.3 million for the full year of 2003.
      Our comparable North America funeral gross profit improved $6.8 million (3.3%) in 2005 versus 2004; however, the comparable funeral gross margin percentage decreased to 19.3% compared to 19.7% in 2004. Despite the improved revenues discussed above, margin percentages declined because of increased costs, which included a $4.7 million effect from our change in accounting for deferred selling costs as well as inflationary increases in merchandise costs, increases in group health and pension costs, and increased costs related to our trust reconciliation projects and Sarbanes-Oxley compliance activities. Comparable funeral gross profits from operations in North America increased $13.2 million in 2004 compared to 2003 despite a decline in North America comparable funeral revenues. This increase was a result of reduced overhead costs and lower pension expenses, which were partially offset by declines in revenue from Kenyon. The comparable funeral gross margin percentage improved to 19.7% in 2004, compared to 18.5% in 2003.

Cemetery Results

Cemetery Revenue
      Consolidated cemetery revenues decreased $11.0 million in 2005 versus 2004 due to a $9.8 million decline in North America operations. Approximately $11.3 million of the decrease was due to a decrease in the number of SCI’s North American properties as a result of our continued effort to dispose of non-strategic locations. Consolidated cemetery revenues in 2004 were slightly below 2003.
      North America comparable cemetery revenue decreased $2.4 million or 1.0% compared to 2004. This decrease primarily resulted from declines associated with constructed cemetery property and interest on trade receivables. Decreases in interest on trade receivables resulted from an increase in the number of contracts that were not financed, increased down payments, and shorter financing terms. North America comparable cemetery revenue in 2004 was relatively flat compared to 2003.

Cemetery Gross Profits
      Consolidated cemetery gross profits decreased $19.7 million in 2005 as compared to 2004. These declines were due to the decrease in revenue discussed above, coupled with a $9.5 million negative impact from our change in accounting related to deferred selling costs. In 2004, consolidated cemetery gross profits increased $19.4 million from 2003, which resulted primarily from a reduction in North American overhead costs, pension expenses and maintenance expenses.
      North America comparable cemetery gross profits decreased $19.6 million in 2005 compared to 2004 due to the decrease in revenue and the change in accounting for deferred selling costs described above. The comparable cemetery gross margin percentage decreased to 15.2% in 2005 from 18.7% in 2004. North America comparable cemetery gross margin increased $25.0 million (32.0%) in 2004 compared to 2003. Gross margin percentages improved from 14.2% to 18.7% for the same period. These improvements were driven by increased revenues as discussed above and reductions in overhead costs, pension expenses and maintenance expenses due to increased focus on our cost structure.

Other Financial Statement Items

General and Administrative Expenses
      General and administrative expenses were $84.8 million in 2005 compared to $130.9 million in 2004 and $178.1 million in 2003. Included in 2004 and 2003 are expenses associated with the settlement of certain significant litigation matters. We recognized litigation expenses (net of insurance recoveries of $1.6 million in 2004 and $25.0 million in 2003) of $61.1 million in 2004 compared to $95.2 million in 2003. Additionally, in 2003 we recognized approximately $14 million of accelerated amortization expense related to our former information technology systems that were replaced beginning in the second half of 2003.
      Excluding litigation expenses and accelerated system amortization costs in all periods, general and administrative expenses in 2005 were $84.8 million compared to $69.8 million in 2004 and $69.1 million in 2003. Increased costs associated with Sarbanes-Oxley compliance efforts were partially offset by reductions in information technology and other overhead expenses.

Gains and Impairment (Losses) on Dispositions, Net
      In 2005, we recognized a $26.1 million net pretax loss from impairments. This loss was primarily associated with the disposition of underperforming funeral and cemetery businesses in North America (including the $30.0 million impairment of assets sold to StoneMor Partners LP in the third quarter of 2005). The net loss was partially offset by the release of approximately $15.6 million in indemnification liabilities primarily related to the 2004 sales of our United Kingdom and French operations.
      In 2004, we recognized a $25.8 million net pretax gain from our disposition activities, including a $41.2 million gain from the sale of our equity and debt holdings in our former United Kingdom operations and a $6.4 million gain from the disposition of our French funeral operations. These gains were partially offset by net losses associated with various dispositions in North America. In 2003, we recognized a net pretax gain of $50.7 million primarily related to the sale of our equity holdings in our former operations in Australia and Spain. For further information regarding gains and impairment losses on dispositions see note nineteen to our consolidated financial statements included in this prospectus.

Interest Expense
      Interest expense decreased to $102.3 million in 2005, compared to $117.9 million in 2004 and $138.6 million in 2003. The decline of $36.3 million, or 26.2%, in interest expense between 2003 and 2005 reflects the Company’s improved capital structure. Between 2003 and 2005, the Company reduced its total debt by more than $500 million by generating improved operating cash flows and through its successful asset divestiture programs, which produced more than $750 million in net cash proceeds.

Interest Income
      Interest income of $16.7 million in 2005, compared to $13.5 million in 2004, reflects the increase in our cash balance invested in commercial paper, which contributed $7.2 million. This increase was offset by $4.5 million of reduced interest income related to a note receivable from our former investment in a United Kingdom company collected in full in 2004. Interest income of $13.5 million in 2004 was up from the $6.2 million reported in 2003 primarily due to interest income from our former investment in a United Kingdom company discussed above.

(Loss) Gain on Early Extinguishment of Debt, Net
      During 2005, we purchased $16.6 million aggregate principal amount of our 7.70% notes due 2009 in the open market, and $0.3 million aggregate principal amount of our 6.00% notes due 2005 in the open market. Also during 2005, we redeemed $130.0 million aggregate principal amount of our 6.875% notes due 2007 and $139.3 million aggregate principal amount of our 7.20% notes due 2006 pursuant to a tender offer for such notes. As a result of these transactions, we recognized a loss of $14.3 million, which is comprised of the redemption premiums paid of $12.2 million and the write-off of unamortized debt issuance costs of $2.1 million, recorded in Loss (gain) on early extinguishment of debt in our consolidated statement of operations during the year ended December 31, 2005.
      In 2004, we extinguished $200.0 million aggregate principal amount of the 6.00% notes due 2005, pursuant to the Offer to Purchase, dated March 24, 2004. We also purchased $8.7 million aggregate principal amount of the 6.00% notes due 2005 in the open market. The holders of $221.6 million of our 6.75% convertible subordinated notes due 2008 converted their holdings to equity in June 2004, pursuant to the terms of the notes. Simultaneously, we exercised our option by redeeming the remaining outstanding $91.1 million of the notes. As a result of these transactions, we recognized a loss on the early extinguishment of debt of $16.8 million recorded in (Loss) gain on early extinguishment of debt in the consolidated statement of operations during the year ended December 31, 2004.

Other Income, Net
      Other income, net was $2.8 million in 2005, compared to $9.7 million in 2004 and $8.3 million in 2003. The components of other income for the years presented are as follows:

•	Cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts were $6.0 million in 2005, compared to $6.3 million in 2004 and $5.6 million in 2003.

•	Surety bond premium costs were $3.6 million in 2005, compared to $4.0 million in 2004 and $4.1 million in 2003.

•	The remaining income of $0.4 million in 2005, income of $7.4 million in 2004, and income of $6.8 million in 2003 are primarily attributable to net gains and losses related to foreign currency transactions.

(Provision) Benefit for Income Taxes
      The consolidated effective tax rate in 2005 resulted in a provision of 37.6%, compared to a benefit of 7.3% in 2004 and a provision of 28.3% in 2003. The 2005 tax rate was negatively impacted by permanent differences between the book and tax bases of North American asset dispositions and was partially offset by state net operating loss benefits. The 2004 tax rate was favorably impacted by tax benefits resulting from the disposition of our operations in France and the United Kingdom and from state net operating losses realized in 2004. The tax benefits from dispositions result from differences between book and tax bases and from the reversal of tax liabilities that were then recorded as warranty indemnification liabilities.

Weighted Average Shares
      The weighted average number of shares outstanding was 306.7 million in 2005, compared to 344.7 million in 2004 and 300.8 million in 2003. The decrease in 2005 versus 2004 was mainly due to our share repurchase program, which began in the third quarter of 2004. The increase in 2004 versus 2003 was mainly due to the conversion of our convertible senior notes in June 2004, which resulted in the issuance of approximately 32.0 million shares. The assumed conversion of such shares was antidilutive in 2003. The remaining share increase in 2004 was related to dilutive outstanding stock options and the contribution of common stock to our 401(k) retirement plan, which was partially offset by share repurchases. Effective January 1, 2005, we began contributing cash to fund the Company’s matching contribution to our 401(k) retirement plan and discontinued funding through the use of common stock.
Financial Condition, Liquidity and Capital Resources

Capital Allocation Considerations
      Since 1999, SCI has gained significant financial flexibility by reducing debt and improving cash flow. Our primary financial focus for the future will be on funding disciplined growth initiatives that generate increased profitability, revenues and cash flow margins.
      First, we believe we can use capital productively by re-investing in our existing businesses. These capital investments may include the construction of high-end cemetery property (such as private family estates) and the construction of funeral home facilities on Company-owned cemeteries.
      Second, we believe that the acquisition of additional deathcare operations can leverage our scale and capabilities if the expected returns exceed our cost of capital.
      Third, a financial priority is to continue returning cash to shareholders through stock repurchases and dividends. Since August 2004, SCI has repurchased 47.7 million of its shares at an average price of $7.03, for a total of $335.4 million. Our Board has currently authorized an additional $64.6 million for share repurchases. We have made and intend to make purchases from time to time in the open market or through privately negotiated transactions, subject to acceptable market conditions and normal trading restrictions. There can be no assurance that we will continue to buy our common stock under our share repurchase programs. Important factors that could cause us not to continue to repurchase our shares include, among others, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.
      Since early 2005, SCI has paid shareholders a quarterly cash dividend of $.025 per share. While we intend to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends are subject to final determination by our Board of Directors each quarter after its review of our financial performance.

      We currently consider our Company under-leveraged relative to companies in other industries with similar growth characteristics. Therefore, our focus is not currently on debt reduction. SCI’s near-term maturities are minimal, with less than $300 million cumulative through the end of 2008. We expect to make these scheduled debt payments through 2008 from cash flow generated by the Company. We believe that we have adequate resources to meet our near and intermediate term debt obligations, our planned capital expenditures, and other cash requirements, as well as to have funds available for future growth.

Cash Flow
      We believe our ability to generate strong operating cash flow is one of our fundamental financial strengths and provides us with substantial flexibility in meeting operating and investing needs. Highlights of cash flow for the year ended December 31, 2005 compared to the same periods of 2004 and 2003 are as follows:
      Operating Activities — Cash flows from operating activities increased by $218.7 million to $312.7 million in 2005 compared to 2004. The 2004 cash flows from operating activities of $94.0 million declined by $280.1 million as compared to the operating cash flows in 2003. Included in 2005 was a federal income tax refund of $29.0 million. Included in 2004 was the payment of $131.1 million related to the resolution of certain litigation matters, a $20.0 million voluntary cash contribution to our pension plan, and the payment of $11.4 million to retire life insurance policy loans related to our SERP and Senior SERP retirement programs. Included in 2003 was a tax refund of $94.5 million and disbursements of $27.1 million (net of insurance recoveries) related to the resolution of certain litigation matters.
      In addition to the items mentioned above, the increase in operating cash flows in 2005 as compared to 2004 is the result of an extra bi-weekly cash payroll payment of approximately $19.0 million in 2004, an approximate $13.0 million decrease in bonus payments, an increase in net trust withdrawals, and a $16.7 million decrease in cash interest paid. These net sources of cash were partially offset by cash outflows of $16.0 million associated with the Company’s cash funding of its 401(k) matches in 2005 (compared with funding through the use of stock in 2004) and a $10.2 million increase in cash outflows to improve internal controls in order to comply with Section 404 of the Sarbanes-Oxley Act. Cash receipts from Kenyon increased $15.0 million (offset by an $18.8 million increase in Kenyon expenses) in 2005 compared to the same period in 2004 due to Kenyon’s involvement with the incidents in Asia, Greece and the U.S. gulf coast. Additionally, cash flows from operating activities provided by our former operations in France decreased $18.3 million in 2005 as a result of the sale of our French operations in March 2004.
      The decrease in operating cash flows in 2004 as compared to 2003 was also driven by the extra bi-weekly cash payroll payment in 2004 and the divestiture of our operations in France. Cash flow from operating activities in France declined $14.7 million from $33.0 million in 2003 to $18.3 million for the short period in 2004 prior to the disposition. The remaining decline was attributable to the replacement of bonding with trust funding for new preneed sales in Florida and working capital increases primarily associated with decreases in accounts receivable collections. These net cash outflows were partially offset by a $25.6 million decrease in cash interest payments due to significant debt reductions during 2004.
      We did not pay federal income taxes in 2005, 2004 or 2003. Because of our significant net operating loss carryforwards we do not expect to pay federal income taxes until 2007. Foreign, state and local income tax payments declined $4.2 million to $6.6 million in 2005 as compared to $10.8 million in 2004 and $14.5 million in 2003 primarily as a result of less foreign taxes paid due to the disposition of our French operations in 2004.
      Investing Activities — Cash flows from investing activities declined by $118.5 million in 2005 compared to 2004 primarily due to a decline in proceeds from sales of international businesses and equity investments and a decrease in net withdrawals from restricted funds primarily related to various commercial commitments. Partially offsetting these decreases was the payment in 2004 of $51.7 million to satisfy a contingent purchase obligation associated with the 1998 acquisition of our operations in Chile. The $326.9 million improvement in investing cash flows in 2004 as compared to 2003 is driven by proceeds from dispositions and an increase in net withdrawals from restricted funds, partially offset by the 2004 payment of the contingent purchase obligation previously mentioned.
      In 2005, we received $90.4 million from the disposition of our cemetery operation in Chile, $42.7 million related to the collection of the EUR 10,000 note receivable and the redemption of preferred equity certificates related to our equity investment in our former French operations (of which $39.7 million is reported as an investing activity), and $21.6 million from the disposition of our Argentina and Uruguay businesses.
      In March 2004, we sold our funeral operations in France and received net cash proceeds of $281.7 million. Following a successful public offering transaction of our former United Kingdom affiliate during the second quarter of 2004, we liquidated our debt and equity holdings in our former United Kingdom affiliate and collected $53.8 million in aggregate, of which $49.2 million is reported as an investing activity.
      Financing Activities — Cash used for financing activities decreased $9.6 million in 2005 compared to 2004 primarily due to stock repurchases, partially offset by debt extinguishments and dividend payments. The $35.7 million increase in cash used for financing in 2004 as compared to 2003 was driven by debt extinguishments and stock repurchases.
      Payments of debt were $85.6 million in 2005 primarily related to the $63.5 million final payment of 6.00% notes due December 2005 and $14.5 million in note payments. Payments of debt were $177.6 million in 2004 primarily related to the repayment of $111.2 million of the 7.375% notes due 2004 and $50.8 million of 8.375% notes due in 2004.
      Proceeds from the issuance of debt were $291.5 million in 2005 due to the issuance of senior unsecured 7.00% notes due June 15, 2017 for $300.0 million, net of $1.0 million of debt issue costs. In 2004, proceeds of $241.4 million were due to the issuance of 6.75% notes due April 1, 2016 in the amount of $250.0 million, net of $0.4 million of debt issue costs.
      We repurchased 31.0 million shares of our common stock for $225.1 million in 2005 and 16.7 million shares of common stock for $110.3 million in 2004.
      We paid $22.6 million of cash dividends during 2005 related to the quarterly cash dividend recently reinstated by the Board of Directors. There were no dividend payments in 2004 or 2003.

Debt
      Our financial condition continues to improve as demonstrated by the following trend in our cash and debt balances at December 31:

	December 31,

	2005	2004	2003	2002

	(In millions)
Total debt	$1,195.9	$1,267.1	$1,701.9	$1,974.4
Cash and cash equivalents	446.8	287.8	239.4	200.6

Total debt less cash and cash equivalents	$749.1	$979.3	$1,462.5	$1,773.8

      In 2005, we continued to increase our cash balance while simultaneously reducing our total debt. Total debt less cash and cash equivalents at December 31, 2005 was $749.1 million, representing our lowest levels since 1990. Total debt less cash and cash equivalents has been reduced by approximately $1.0 billion or almost 60% since December 31, 2002. This reduction is a result of improved operating cash flows and a successful asset divestiture programs that produced almost $1.2 billion of net cash proceeds.

Off-Balance Sheet Arrangements, Contractual Obligations, and Commercial and Contingent Commitments
      We have assumed various financial obligations and commitments in the ordinary course of conducting our business. We have contractual obligations requiring future cash payments under existing contractual arrangements, such as debt maturities, interest on long-term debt, and employment, consulting and non-competition agreements. We also have commercial and contingent obligations that result in cash payments only if certain contingent events occur requiring our performance pursuant to a funding commitment.
      The following table details our known future cash payments (on an undiscounted basis) related to various contractual obligations as of December 31, 2005.

	Payments Due by Period

Contractual Obligations	2006	2007 - 2008	2009 - 2010	Thereafter	Total

	(Dollars in millions)
Current maturities of long-term debt(1)	$20.5	$—	$—	$—	$20.5
Long-term debt maturities(1)	—	225.0	346.9	603.5	1,175.4
Interest obligation on long-term debt	88.8	155.5	94.3	236.0	574.6
Casket purchase agreement(2)	48.0	—	—	—	48.0
Operating lease agreements(3)	35.3	57.5	37.9	74.1	204.8
Employment, consulting and non-competition agreements(4)	21.6	21.5	4.2	2.3	49.6

Total contractual obligations	$214.2	$459.5	$483.3	$915.9	$2,072.9

(1)	Our outstanding indebtedness contains standard provisions, such as payment delinquency default clauses and change of control clauses. In addition, our bank credit agreement contains a maximum leverage ratio and a minimum interest coverage ratio. See note ten to our consolidated financial statements included in this prospectus for additional details of our long-term debt.

(2)	We have executed a purchase agreement with a major casket manufacturer for our North America operations with an original minimum commitment of $750 million, covering a six-year period that expired in 2004. The agreement contained provisions for annual price adjustments and provided for a one-year extension to December 31, 2005, which we elected to extend in order to satisfy our commitment. In January 2005, we again amended the original purchase agreement to allow us to continue purchasing caskets through 2006, subject to price increase limitations. At December 31, 2005, our remaining casket purchase commitment under the agreement was $48.0 million. See note thirteen to our consolidated financial statements included in this prospectus for additional details related to this purchase agreement.

(3)	The majority of our operating leases contain options to (i) purchase the property at fair value on the exercise date, (ii) purchase the property for a value determined at the inception of the leases, or (iii) renew for the fair rental value at the end of the primary lease term. Our operating leases primarily relate to funeral service locations, automobiles, limousines, hearses, cemetery operating and maintenance equipment and two aircraft. We have residual value exposures related to certain operating leases of approximately $22.2 million. We believe it is unlikely that we will have to make future cash payments related to these residual value exposures. In order to eliminate the variable interest rate risk in the Company’s operating margins and improve the transparency of our financial statements, we amended certain of our transportation lease agreements subsequent to December 31, 2005. Based on the amended terms, these leases have been converted from operating leases to capital leases for accounting purposes in 2006. See note thirteen to our consolidated financial statements included in this prospectus for additional details related to leases.

(4)	We have entered into management employment, consulting and non-competition agreements which contractually require us to make cash payments over the contractual period. The agreements have been primarily entered into with certain officers and employees of the Company and former owners of businesses acquired. The contractual obligation amounts pertain to the total commitment outstanding under these agreements and may not be indicative of future expenses to be incurred related to these agreements due to cost rationalization programs completed by the Company. Agreements with contractual periods less than one year are excluded. See note thirteen to our consolidated financial statements included in this prospectus for additional details related to these agreements.

      We have not included amounts in this table for payments of pension contributions and payments for various postretirement welfare plans and postemployment benefit plans, as such amounts have not been determined beyond 2005.
      The following table details our known potential or possible future cash payments (on an undiscounted basis) related to various commercial and contingent obligations as of December 31, 2005.

	Expiration by Period

Commercial and Contingent Obligations	2006	2007 - 2008	2009 - 2010	Thereafter	Total

	(Dollars in millions)
Surety obligations(1)	$285.7	$—	$—	$—	$285.7
Letters of credit(2)	54.7	—	—	—	54.7
Representations and warranties(3)	9.4	24.1	—	—	33.5
Income distributions from trust(4)	15.8	—	—	—	15.8

Total commercial and contingent obligations	$365.6	$24.1	$—	$—	$389.7

(1)	To support our operations, we have engaged certain surety companies to issue surety bonds on our behalf for customer financial assurance or as required by state and local regulations. The surety bonds are primarily obtained to provide assurance for our preneed funeral and preneed cemetery obligations, which are appropriately presented as liabilities in the consolidated balance sheet as Deferred preneed funeral contract revenues and Deferred cemetery contract revenues. The total outstanding surety bonds at December 31, 2005 were $329.3 million. Of this amount, $313.6 million was related to preneed funeral and preneed cemetery obligations. When we use surety bonds for preneed funeral and cemetery obligations, the bond amount required is based on the calculated trusting requirements as if the contract was paid in full at the time of sale. When we deposit funds into state-mandated trust funds, however, the amount deposited is generally based on the amount of cash received and payment application rules in the state trust requirements. Therefore, in the event all of the surety companies canceled or did not renew our outstanding surety bonds, which are generally renewed for twelve-month periods, we would be required to either obtain replacement assurance or fund approximately $285.7 million, as of December 31, 2005, primarily into state-mandated trust accounts. At this time, we do not believe we will be required to fund material future amounts related to these surety bonds.

(2)	We are occasionally required to post letters of credit, issued by a financial institution, to secure certain insurance programs or other obligations. Letters of credit generally authorize the financial institution to make a payment to the beneficiary upon the satisfaction of a certain event or the failure to satisfy an obligation. The letters of credit are generally posted for one-year terms and are usually automatically renewed upon maturity until such time as we have satisfied the commitment secured by the letter of credit. We are obligated to reimburse the issuer only if the beneficiary collects on the letter of credit. We believe that it is unlikely we will be required to fund a claim under our outstanding letters of credit. As of December 31, 2005, the full amount of the letters of credit was supported by our credit facility which expires August 2007.

(3)	In addition to the letters of credit described above, we currently have contingent obligations of $33.5 million related to our asset sale and joint venture transactions. We have agreed to guarantee certain representations and warranties associated with such disposition transactions with letters of credit or interest-bearing cash investments. We have interest-bearing cash investments of $6.8 million included in Deferred charges and other assets pledged as collateral for certain of these contingent obligations. We do not believe we will ultimately be required to fund to third parties any claims against these representations and warranties. During the year ended December 31, 2004, we recognized $35.8 million of contractual obligations related to representations and warranties associated with the disposition of our funeral operations in France. The remaining obligations of $24.1 million at December 31, 2005 is primarily related to taxes and certain litigation matters. This amount is recorded in Other liabilities in our consolidated balance sheet. See note nineteen to our consolidated financial statements included in this prospectus for addition information related to the disposition of our French operations.

(4)	In certain states and provinces, we have withdrawn allowable distributable earnings including unrealized gains prior to the maturity or cancellation of the related contract. In the event of market declines, we may be required to re-deposit portions or all of these amounts into the respective trusts in some future period.

Financial Assurances
      In support of our operations, we have entered into arrangements with certain surety companies whereby such companies agree to issue surety bonds on our behalf as financial assurance and/or as required by existing state and local regulations. The surety bonds are used for various business purposes; however, the majority of the surety bonds issued and outstanding have been used to support our preneed funeral and cemetery sales activities. The obligations underlying these surety bonds assure are recorded on the consolidated balance sheet as Deferred preneed funeral revenues and Deferred preneed cemetery revenues. The breakdown of surety bonds between funeral and cemetery preneed arrangements, as well as surety bonds for other activities, are described below. The decrease in preneed funeral and preneed cemetery surety bonds is primarily the result of the completion of pre-construction projects, divested locations, and a change in the type of sales in Florida.

	December 31,	December 31,
	2005	2004

	(Dollars in millions)
Preneed funeral	$139.3	$146.7
Preneed cemetery:
Merchandise and services	161.8	186.7
Pre-construction	12.5	8.3

Bonds supporting preneed funeral and cemetery obligations	313.6	341.7

Bonds supporting preneed business permits	4.7	5.3
Other bonds	11.0	5.5

Total surety bonds outstanding	$329.3	$352.5

      When selling preneed funeral and cemetery contracts, we may post surety bonds where allowed by state law, except as noted below for Florida. We post the surety bonds in lieu of trusting a certain amount of funds received from the customer. The amount of the bond posted is generally determined by the total amount of the preneed contract that would otherwise be required to be trusted, in accordance with applicable state law. For the year ended December 31, 2005 and 2004, we had $64.0 million and $102.7 million, respectively, of cash receipts attributable to bonded sales. These amounts do not consider reductions associated with taxes, obtaining costs, or other costs.
      Surety bond premiums are paid annually and are automatically renewable until maturity of the underlying preneed contracts, unless we are given prior notice of cancellation. Except for cemetery pre-construction bonds (which are irrevocable), the surety companies generally have the right to cancel the surety bonds at any time with appropriate notice. In the event a surety company was to cancel the surety bond, we are required to obtain replacement surety assurance from another surety company or fund a trust for an amount generally less than the posted bond amount. Management does not expect it will be required to fund material future amounts related to these surety bonds because of lack of surety capacity.
      The applicable Florida law that allowed posting of surety bonds for preneed contracts expired December 31, 2004; however, it allowed for preneed contracts entered into prior to December 31, 2004 to continue to be bonded for the remaining life of those contracts. Of the total cash receipts attributable to bonded sales for the years ended December 31, 2005 and 2004, approximately $29.9 million and $63.0 million, respectively, were attributable to the state of Florida. On February 1, 2004, we elected to begin trusting as a financial assurance mechanism in Florida, rather than surety bonding, on new Florida sales of preneed funeral and cemetery merchandise and services. Our net trust deposits required in 2005 for new Florida sales since changing to trust funding were $21.4 million. Our net trust deposits required during 2004 for new trust funded sales were $15.4 million.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
      The information presented below should be read in conjunction with notes eleven and twelve to the consolidated financial statements included in this prospectus.
      We have historically used derivatives primarily in the form of interest rate swaps, cross-currency interest rate swaps, and forward exchange contracts in combination with local currency borrowings in order to manage our mix of fixed and floating rate debt and to hedge our net investment in foreign assets. We do not participate in derivative transactions that are leveraged or considered speculative in nature. None of our market risk sensitive instruments are entered into for trading purposes. All of the instruments described below are entered into for other than trading purposes.
      During the third quarter of 2005, we fully hedged an 8,200,226,377 Chilean pesos (CLP) income tax receivable at a forward price of 541 on June 30, 2006. At December 31, 2005, we have marked-to-market the income tax receivable and the hedge liability at the spot rate of 514.14. The fair market value hedge is effective and resulted in a gain of $0.3 million, net of a tax provision of $0.2 million, which is included in Income from discontinued operations for the year ended December 31, 2005. There is no foreign exchange rate risk associated with this receivable.
      At December 31, 2005 and 2004, 99% of our total debt consisted of fixed rate debt at a weighted average rate of 7.06% and 7.02%, respectively.
      At December 31, 2005, approximately 4% of our stockholders’ equity and 8% of our operating income were denominated in foreign currencies, primarily the Canadian dollar. Approximately 2% of our stockholders’ equity and 23% of our operating income were denominated in foreign currencies, primarily the Canadian dollar, at December 31, 2004. We do not have a significant investment in foreign operations that are in highly inflationary economies.

Marketable Equity and Debt Securities — Price Risk
      In connection with our preneed funeral operations and preneed cemetery merchandise and service sales, the related funeral and cemetery trust funds own investments in equity securities and mutual funds, which are sensitive to current market prices. Cost and market values as of December 31, 2005 are presented in notes four, five and six to our consolidated financial statements included in this prospectus.

Market-Rate Sensitive Instruments — Interest Rate and Currency Risk
      We perform a sensitivity analysis to assess the impact of interest rate and exchange rate risks on earnings. This analysis determines the effect of a hypothetical 10% adverse change in market rates. In actuality, market rate volatility is dependent on many factors that are impossible to forecast. Therefore, the adverse changes described below could differ substantially from the hypothetical 10% change.
      The Company is currently not subject to significant interest rate risk on its outstanding debt as 99% of such debt has fixed rate interest terms. The fair market value of our debt was approximately $46.2 million more than its carrying value at December 31, 2005.
      A similar model was used to assess the impact of changes in exchange rates for foreign currencies on the Company’s consolidated statement of operations. At December 31, 2005 and 2004, our foreign currency exposure was primarily associated with the Canadian dollar, the Chilean peso and the euro. A 10% adverse change in the strength of the U.S. dollar relative to the foreign currency instruments would have negatively affected our net income (excluding discontinued operations), on an annual basis, by less than $0.5 million on December 31, 2005 and less than $1.5 million on December 31, 2004.

BUSINESS
General
      Service Corporation International is North America’s leading provider of deathcare products and services, with a network of funeral homes and cemeteries unequalled in geographic scale and reach. As used herein, “SCI” and “Company” refer to Service Corporation International and companies owned directly or indirectly by Service Corporation International. At December 31, 2005, SCI operated 1,058 funeral service locations, 358 cemeteries and 130 crematoria throughout North America. We also own a 25% equity interest in AKH Luxco, S.C.A., more commonly known as Pompes Funebres Génerales (PFG), France’s leading provider of funeral services, and Kenyon International Emergency Services, a wholly owned subsidiary that specializes in providing disaster management services in mass fatality incidents. We also own funeral homes in Germany and Singapore, all of which we intend to sell when economic values and conditions are conducive to a sale.
      Our funeral service and cemetery operations consist of funeral service locations, cemeteries, crematoria and related businesses. Personnel at the funeral service locations provide all professional services relating to atneed funerals, including the use of funeral facilities and motor vehicles, and preparation and embalming services. Funeral related merchandise (including caskets, burial vaults, cremation receptacles, flowers and other ancillary products and services) is sold at funeral service locations. Certain funeral service locations contain crematoria. We sell preneed funeral services whereby a customer contractually agrees to the terms of a funeral to be performed in the future. Our cemeteries provide cemetery property interment rights (including mausoleum spaces, lots and lawn crypts) and sell cemetery related merchandise (including stone and bronze memorials, burial vaults, casket and cremation memorialization products) and services (primarily merchandise installations and burial openings and closings). Cemetery items are sold on an atneed or preneed basis. Personnel at cemeteries perform interment services and provide management and maintenance of cemetery grounds. Certain cemeteries operate crematoria, and certain cemeteries contain gardens specifically for the purpose of cremation memorialization.
      At December 31, 2005, we owned 183 funeral service/cemetery combination locations in which a funeral service location is physically located within or adjoining an SCI owned cemetery. Combination locations allow certain facility, personnel, and equipment costs to be shared between the funeral service location and cemetery and typically can be cost competitive and still have higher gross margins than if the funeral and cemetery operations were operated separately. Combination locations also create synergies between funeral and cemetery sales force personnel and give families added convenience to purchase both funeral and cemetery products and services at a single location.
      During the first quarter of 2005, we disposed of our funeral and cemetery operations in Argentina and Uruguay, and during the third quarter of 2005, we disposed of our cemetery operations in Chile. These operations have been reclassified as discontinued operations for all periods presented in this prospectus. See note twenty to the consolidated financial statements included in this prospectus for additional information related to discontinued operations.
      SCI was incorporated in Texas in July of 1962. Our principal corporate offices are located at 1929 Allen Parkway, Houston, Texas 77019 and our telephone number is (713) 522-5141. Our website is http://www.sci-corp.com. We make available free of charge, on or through our website, our annual, quarterly and current reports and any amendments to those reports, as soon as reasonably practicable after electronically filing such reports with the Securities and Exchange Commission (SEC). The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

      Each of our Board of Directors’ standing committee charters, our Corporate Governance Guidelines, our Code of Ethics for Board Members, and our Code of Conduct for Officers and Employees are available, free of charge, through our website or, upon request, in print. We will post on our internet website all waivers to or amendments of our Code of Conduct for Officers and Employees, which are required to be disclosed by applicable law and rules of the New York Stock Exchange listing standards. Information contained on our website is not part of this report.
Funeral and Cemetery Operations

General
      Our funeral and cemetery operations are organized into a North America division covering the United States and Canada and an Other Foreign division including operations in Germany and Singapore. See note sixteen to our consolidated financial statements included in this prospectus for financial information about our business segments and geographic areas.
      Our operations in the North America division are organized into 31 major regions and 42 middle regions (including four Hispana regions). Each region is led by a region director with responsibility for funeral and/or cemetery operations and preneed sales. Within each region, the funeral homes and cemeteries share common resources such as personnel, preparation services, and vehicles. There are four region support centers in North America to assist region directors with financial, administrative and human resource needs. These support centers are located in Houston, Miami, New York, and Los Angeles. The primary functions of the region support centers are to help facilitate the execution of corporate strategies, coordinate communication between the field and corporate offices, and serve as liaisons for the implementation of policies and procedures.
      Our estimated 10 percent share based on industry revenue is approximately twice that of the next largest competitor and approximately equal to the combined share of the remaining six publicly traded deathcare companies. The deathcare industry in North America is highly fragmented. Although there are several public companies that own funeral homes and cemeteries, the majority of deathcare businesses are independently owned. To be successful, we believe our funeral service locations and cemeteries must maintain good reputations and high professional standards in the industry, as well as offer attractive products and services at competitive prices. We believe we have an unparalleled network of funeral service locations and cemeteries that offer high quality products and services at prices that are competitive with local competing funeral homes, cemeteries, and retail locations.
      We have multiple funeral service locations and cemeteries in a number of metropolitan areas. Within individual metropolitan areas, the funeral service locations and cemeteries operate under various names as most operations were acquired as existing businesses. Some of our international funeral service locations operate under certain brand names specific for a general area or country. We have branded our funeral operations in North America under the name Dignity Memorial®. Our national branding strategy is unique to the deathcare industry in North America and we believe this gives us a strategic advantage in the industry. While this branding process is intended to emphasize our seamless national network of funeral service locations and cemeteries, the original names associated with acquired operations, and their inherent goodwill and heritage, generally remain the same. For example, Geo. H. Lewis & Sons Funeral Directors is now Geo. H. Lewis & Sons Funeral Directors, a Dignity Memorial® provider.
      In the deathcare industry, there has been a growing trend in the number of cremations performed in North America as an alternative to traditional funeral service dispositions. Cremation services usually result in lower revenue and gross profit dollars than traditional funeral services. In North America during 2005, 40.2% of all funeral services we performed were cremation services, compared to 38.9% performed in 2004. We have expanded our cremation memorialization products and services which has resulted in higher average sales for cremation services compared to historical levels.
      Our financial stability is enhanced by our current $5 billion backlog of future revenues, the result of preneed funeral and cemetery sales in North America. These unfulfilled preneed contracts are primarily supported by investments in trust funds, which are included in our consolidated balance sheet, and third-party insurance policies, which are not included. Preneed sales not only contribute to profitability and volume, they increase the predictability and stability of our revenues and cash flow.
      Prior to 1999, we focused on the acquisition and consolidation of independent funeral homes and cemeteries in the fragmented deathcare industry in North America. During the 1990s, we also expanded our operations through acquisitions in Europe, Australia, South America and the Pacific Rim. At one time, our network consisted of more than 4,500 businesses in 20 countries on 5 continents. During the mid to late 1990s, acquisitions of deathcare facilities became extremely competitive resulting in increased prices for acquisitions and substantially reduced returns on invested capital. In 1999, we significantly reduced the level of acquisition activity and focused on identifying and addressing non-strategic or underperforming businesses. This focus resulted in the divestiture of several North America and international operations. During 2002 and 2001, we completed joint ventures of operations in Australia, United Kingdom, Spain and Portugal. In 2003, we sold our equity investment in our operations in Australia, Spain and Portugal. During 2004, we sold our funeral operations in France and obtained a 25% minority interest equity investment in the acquiring entity. We also sold our minority interest equity investment in the United Kingdom. During 2005, we divested of all of our operations in Argentina, Uruguay, and Chile. We may pursue discussions with various third parties concerning the sale or joint venture of our remaining international operations as we intend to focus our efforts on operating a core business of high quality funeral service locations and cemeteries in North America.
Employees
      At December 31, 2005, we employed 11,063 (10,219 in North America) individuals on a full time basis and 5,659 (5,195 in North America) individuals on a part time basis. Of the full time employees, 10,605 were employed in the funeral and cemetery operations and 458 were employed in corporate or other overhead activities and services. All eligible employees in the United States who so elect are covered by SCI’s group health and life insurance plans. Eligible employees in the United States are participants in retirement plans of SCI or various subsidiaries, while international employees are covered by other SCI (or SCI subsidiary) defined or government mandated benefit plans. Approximately 2.9% of our employees in North America are represented by unions. Although labor disputes are experienced from time to time, relations with employees are generally considered favorable.
Regulation
      Our operations are subject to regulations, supervision and licensing under numerous foreign, federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services and various other aspects of our business. We strive to comply in all material respects with the provisions of such laws, ordinances and regulations. Since 1984, we have operated in the United States under the Federal Trade Commission (FTC) comprehensive trade regulation rule for the funeral industry. The rule contains requirements for funeral industry practices, including extensive price and other affirmative disclosures and imposes mandatory itemization of funeral goods and services.
PROPERTIES
      Our corporate headquarters is located at 1929 Allen Parkway, Houston, Texas 77019. During 2005, SCI purchased the remaining one-half interest in the building and now owns 100 percent of the corporate headquarters office space. The property consists of approximately 127,000 square feet of office space and 185,000 square feet of parking space. We own and utilize two additional buildings located in Houston, Texas for corporate activities containing a total of approximately 207,000 square feet of office space.
      At December 31, 2005, we owned approximately 85% of the real estate and buildings used at our facilities, and 15% of such facilities were leased. In addition, we leased two aircraft in 2005 pursuant to cancelable operating leases. At December 31, 2005, we operated 5,044 vehicles, of which 12% were owned and 88% were leased. In order to eliminate the variable interest rate risk in our operating margins and improve the transparency of our financial statements, we amended certain of our transportation lease agreements subsequent to December 31, 2005. Based on the amended terms, these leases have been converted from operating leases to capital leases for accounting purposes beginning in 2006. For additional information regarding leases, see the Contractual, Commercial and Contingent Commitments section in Financial Condition, Liquidity and Capital Resources and note thirteen to our consolidated financial statements included in this prospectus.
      At December 31, 2005, our 358 cemeteries contained a total of approximately 25,881 acres, of which approximately 58% was developed.
      The specialized nature of our businesses requires that our facilities be well-maintained and kept in good condition and we believe that these standards are being met.
      The following table provides the number of SCI funeral homes and cemeteries by state and country as of December 31, 2005:

	Number of	Number of
Country	Funeral Homes	Cemeteries

United States
Alabama	31	15
Alaska	6	2
Arizona	26	10
Arkansas	8	3
California	106	35
Colorado	25	12
Connecticut	17	0
District of Columbia	1	0
Florida	98	42
Georgia	24	9
Hawaii	2	2
Illinois	47	16
Indiana	25	9
Iowa	7	4
Kansas	10	4
Kentucky	16	5
Louisiana	16	5
Maine	13	0
Maryland	11	11
Massachusetts	24	0
Michigan	17	12
Mississippi	10	2
Missouri	24	9
Nebraska	4	0
New Hampshire	3	0
New Jersey	20	0
New York	56	0
North Carolina	29	5
Ohio	17	14
Oklahoma	11	7

	Number of	Number of
Country	Funeral Homes	Cemeteries

Oregon	14	7
Pennsylvania	11	19
Rhode Island	1	0
South Carolina	3	5
South Dakota	2	0
Tennessee	20	12
Texas	120	46
Utah	4	3
Virginia	16	12
Washington	20	9
West Virginia	4	6
Wisconsin	11	0
Canada
Alberta	15	1
British Columbia	23	5
New Brunswick	5	0
Nova Scotia	5	0
Ontario	27	0
Quebec	49	0
Saskatchewan	4	0
Germany	17	0
Singapore	1	0

Total	1,076	358

LEGAL PROCEEDINGS
      Information regarding legal proceedings is set forth in note 13 to our consolidated financial statements included in this prospectus.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
      None.

DIRECTORS

R. L. Waltrip

Age: 75 Director Since: 1962	Term Expires: 2006
Mr. Waltrip is the founder and Chairman of the Board of SCI. He has provided invaluable leadership to the Company for over 40 years. A licensed funeral director, Mr. Waltrip grew up in his family’s funeral business and assumed management of the firm in the 1950s. He began buying additional funeral homes in the 1960s, and achieved significant efficiencies through the “cluster” strategy of sharing pooled resources among numerous locations. At the end of 2005, the network he began had grown to include more than 1,400 funeral service locations and cemeteries. Mr. Waltrip took SCI public in 1969. Mr. Waltrip holds a bachelor’s degree in business administration from the University of Houston.

Other Directorships Currently Held: None

Thomas L. Ryan

Age: 40 Director Since: 2004	Term Expires: 2008

Mr. Ryan was elected Chief Executive Officer of Service Corporation International in February 2005 and has served as President of SCI since July 2002. Mr. Ryan joined the Company in June 1996 and served in a variety of financial management roles until November 2000, when he was asked to serve as Chief Executive Officer of European Operations. In July 2002, Mr. Ryan was appointed Chief Operating Officer of SCI, a position he held until February 2005. Before joining SCI, Mr. Ryan was a certified public accountant with Coopers & Lybrand LLP for eight years. He holds a bachelor’s degree in business administration from the University of Texas at Austin. Mr. Ryan is a member of the Young Presidents’ Organization and serves on the Board of Trustees of the Texas Gulf Coast United Way.

Other Directorships Currently Held: None

Alan R. Buckwalter, III

Age: 59 Director Since: 2003	Term Expires: 2007

Mr. Buckwalter retired in 2003 as Chairman of J.P. Morgan Chase Bank, South Region after a career of over 30 years in banking that involved management of corporate, commercial, capital markets, international, private banking and retail departments. He served as head of the Banking Division and Leveraged Finance Unit within the Banking and Corporate Finance Group of Chemical Bank and Chairman and CEO of Chase Bank of Texas. Mr. Buckwalter has attended executive management programs at Harvard Business School and the Stanford Executive Program at Stanford University. He is also an avid community volunteer, serving on the Boards of Texas Medical Center, the American Red Cross (Houston chapter), St. Luke’s Episcopal Health System and Baylor College of Medicine.

Other Directorships Currently Held: Plains Exploration and Production Company

Anthony L. Coelho

Age: 63 Director Since: 1991	Term Expires: 2006

Mr. Coelho was a member of the U.S. House of Representatives from 1978 to 1989. After leaving Congress, he joined Wertheim Schroder & Company, an investment banking firm in New York and became President and CEO of Wertheim Schroder Financial Services. From October 1995 to September 1997, he served as Chairman and CEO of an education and training technology company that he established and subsequently sold. He served as general chairman of the presidential campaign of former Vice President Al Gore from April 1999 until June 2000. Since 1997, Mr. Coelho has worked independently as a business and political consultant. Mr. Coelho also served as Chairman of the President’s Committee on Employment of People with Disabilities from 1994 to 2001. He is currently serving as Chairman of the Board of the Epilepsy Foundation.

Other Directorships Currently Held: Cyberonics, Inc. and Warren Resources, Inc.

A.J. Foyt, Jr.

Age: 71 Director Since: 1974	Term Expires: 2006

Mr. Foyt achieved prominence as a racing driver who was the first four-time winner of the Indianapolis 500. His racing career spanned four decades and three continents — North America, Europe and Australia. Since his retirement from racing in 1994, Mr. Foyt has engaged in a variety of commercial and entrepreneurial ventures. He is the President and owner of A. J. Foyt Enterprises, Inc. (assembly, exhibition and competition with high-speed engines and racing vehicles), and has owned and operated car dealerships that bear his name. He has also been involved in a number of commercial real estate investment and development projects, and has served as a director of a Texas bank.

Other Directorships Currently Held: None

Malcolm Gillis

Age: 65 Director Since: 2004	Term Expires: 2008

Malcolm Gillis, Ph.D., is a University Professor and former President of Rice University, a position he held from 1993 to June 2004. He is an internationally respected academician and widely published author in the field of economics with major experience in fiscal reform and environmental policy. Dr. Gillis has taught at Harvard and Duke Universities and has held named professorships at Duke and Rice Universities. He has served as a consultant to numerous U.S. agencies and foreign governments. Additionally, he has held memberships in many national and international committees, boards, and advisory councils. He holds Bachelor’s and Master’s degrees from the University of Florida and a Doctorate from the University of Illinois.

Other Directorships Currently Held: Electronic Data Systems Corp., Halliburton Co. and Introgen Therapeutics, Inc.

Victor L. Lund

Age: 58 Director Since: 2000	Term Expires: 2007

From May 2002 to December 2004, Mr. Lund served as Chairman of the Board of Mariner Healthcare, Inc. From 1999 to 2002, he served as Vice Chairman of the Board of Albertsons, Inc. prior to which he had a 22-year career with American Stores Company in various positions, including Chairman of the Board and Chief Executive Officer, Chief Financial Officer and corporate controller. Prior to that time, Mr. Lund was a practicing audit CPA for five years, held a CPA license and received the highest score on the CPA exam in the State of Utah in the year that he was licensed. He also holds an MBA and a BA in Accounting.

Other Directorships Currently Held: Borders Group Inc., Del Monte Foods Company and NCR Corporation

John W. Mecom, Jr.

Age: 66 Director Since: 1983	Term Expires: 2007

Mr. Mecom has been involved in the purchase, management and sale of business interests in a variety of industries. He has owned and managed over 500,000 acres of surface and mineral interests throughout the U.S. He has been involved in the purchase, renovation, management and sale of luxury hotels in the U.S., Peru and Mexico. He purchased the New Orleans Saints NFL team in 1967 and sold his interest in 1985. He is currently Chairman of the John W. Mecom Company, principal owner of John Gardiner’s Tennis Ranch and Chairman of the Board and principal owner of Rhino Pak (a contract blender and packer for the petroleum industry).

Other Directorships Currently Held: None

Clifton H. Morris, Jr.

Age: 70 Director Since: 1990	Term Expires: 2008

Mr. Morris has been Chairman of AmeriCredit Corp. (financing of automotive vehicles) since May 1998, previously having served as Chief Executive Officer and President of that company. Previously, he served as Chief Financial Officer of Cash America International, prior to which he owned his own public accounting firm. He is a certified public accountant with 43 years of certification, a Lifetime Member of the Texas Society of Certified Public Accountants and an Honorary Member of the American Institute of Certified Public Accountants. Mr. Morris was instrumental in the early formulation and initial public offerings of SCI, Cash America International and AmeriCredit Corp., all of which are now listed on the New York Stock Exchange. From 1966 to 1971, he served as a Vice President in treasury or financial positions at SCI, returning to serve on the Company’s Board of Directors in 1990. Mr. Morris was named 2001 Business Executive of the Year by the Fort Worth Business Hall of Fame. He is also an avid community volunteer, having served on the Community Foundation of North Texas, Fort Worth Chamber of Commerce and Fort Worth Country Day School.

Other Directorships Currently Held: AmeriCredit Corp.

W. Blair Waltrip

Age: 51 Director Since: 1986	Term Expires: 2008

Mr. Waltrip held various positions with SCI from 1977 to 2000, including serving as vice president of corporate development, senior vice president of funeral operations, executive vice president of SCI’s real estate division, Chairman and CEO of Service Corporation International (Canada) Limited (a subsidiary taken public on The Toronto Stock Exchange) and Executive Vice President of SCI. Mr. Waltrip’s experience has provided him with knowledge of almost all aspects of the Company and its industry with specific expertise in North American funeral/cemetery operations and real estate management. Since leaving SCI in 2000, Mr. Waltrip has been an independent investor, primarily engaged in overseeing family and trust investments. Mr. Waltrip is the son of SCI’s founder, R. L. Waltrip.

Other Directorships Currently Held: Sanders Morris Harris Group Inc.

Edward E. Williams

Age: 60 Director Since: 1991	Term Expires: 2006

Dr. Williams holds the Henry Gardiner Symonds Chair (an endowed professorship) and is Director of the Entrepreneurship Program at the Jesse H. Jones Graduate School of Management at Rice University, where he teaches classes on entrepreneurship, value creation, venture capital investing, business valuations, leveraged buyouts and the acquisition of existing concerns. Dr. Williams has been named by Business Week as the Number Two Entrepreneurship Professor in the United States. Dr. Williams holds a PhD with specialization in Finance, Accounting and Economics. He has taught finance, accounting, economics and entrepreneurship at the graduate level, has written numerous articles in finance, accounting, economics and entrepreneurship journals, has taught courses in financial statement analysis and continues to do academic research in his areas of specialty. He is the author or co-author of over 40 articles and nine books on business planning, entrepreneurship, investment analysis, accounting and finance.

Other Directorships Currently Held: None

EXECUTIVE OFFICERS
      The following table sets forth as of March 3, 2006 the name and age of each executive officer of the Company, the office held, and the year first elected an officer.

			Year First
			Became
Officer Name	Age	Position	Officer

R. L. Waltrip	75	Chairman of the Board	1962
Thomas L. Ryan	40	President and Chief Executive Officer	1999
Michael R. Webb	47	Executive Vice President and Chief Operating Officer	1998
Jeffrey E. Curtiss	57	Senior Vice President and Chief Financial Officer	2000
J. Daniel Garrison	54	Senior Vice President Operations Support	1998
Stephen M. Mack	54	Senior Vice President Middle Market Operations	1998
James M. Shelger	56	Senior Vice President General Counsel and Secretary	1987
Eric D. Tanzberger	37	Senior Vice President and Corporate Controller	2000
Sumner J. Waring, III	37	Senior Vice President Major Market Operations	2002
Christopher H. Cruger	31	Vice President Business Development	2005
W. Cardon Gerner	51	Vice President Accounting	1999
Jane D. Jones	50	Vice President Human Resources	2005
Albert R. Lohse	45	Vice President Corporate Governance	2004
Harris E. Loring, III	55	Vice President and Treasurer	2006
Elisabeth G. Nash	45	Vice President Continuous Process Improvement	2004
Donald R. Robinson	48	Vice President Supply Chain Management	2005
      Unless otherwise indicated below, the persons listed above have been executive officers or employees for more than five years.
      Mr. Waltrip is the founder, Chairman of the Company, and a licensed funeral director. He grew up in his family’s funeral business and assumed management of the firm in the 1950s after earning a Bachelor’s degree in Business Administration from the University of Houston. He began buying additional funeral homes in the 1960s, achieving cost efficiencies by pooling their resources. At the end of 2005, the network he began had grown to include more than 1,400 funeral service locations and cemeteries. Mr. Waltrip took the Company public in 1969. He has provided leadership to the Company for over 40 years. In 2005, Mr. Waltrip resigned as Chief Executive Officer, but he continues to serve as Chairman of the Board.
      Mr. Ryan joined the Company in June 1996 and served in a variety of financial management roles within the Company. In February 1999, Mr. Ryan was promoted to Vice President International Finance. In November 2000, he was promoted to Chief Executive Officer of European Operations based in Paris, France. In July 2002, Mr. Ryan was appointed President and Chief Operating Officer. In February 2005, he was promoted to Chief Executive Officer. Prior to joining the Company, Mr. Ryan was a Certified Public Accountant with Coopers & Lybrand L.L.P. for more than eight years. Mr. Ryan is a Certified Public Accountant and holds a Bachelor of Business Administration degree from the University of Texas-Austin.

      Mr. Webb joined the Company in 1991 when it acquired Arlington Corporation, a regional funeral and cemetery consolidator, where he was then Chief Financial Officer. Prior to joining Arlington Corporation, Mr. Webb held various executive financial and development roles at Days Inns of America and Telemundo Group, Inc. In 1993, Mr. Webb joined the Company’s corporate development group, which he later led on a global basis before accepting operational responsibility for the Company’s Australian and Hispanic businesses. Mr. Webb was promoted to Vice President International Corporate Development in February 1998 and was named Executive Vice President in July 2002. In February 2005, he was promoted to Chief Operating Officer. He is a graduate of the University of Georgia, where he earned a Bachelor of Business Administration degree.
      Mr. Curtiss joined the Company as Senior Vice President and Chief Financial Officer in January 2000. In August 2002, Mr. Curtiss’ responsibilities changed to include the responsibilities of Treasurer of the Company. Effective June 30, 2006, Mr. Curtiss will retire as Senior Vice President Chief Financial Officer of the Company. Thereafter, Mr. Curtiss will remain an employee of the Company for a transitional period. From January 1992 until July 1999, Mr. Curtiss served as Senior Vice President and Chief Financial Officer of Browning-Ferris Industries, a waste services company. Mr. Curtiss attended the University of Nebraska, Lincoln, where he earned Bachelor of Science in Business Administration and Doctor of Jurisprudence degrees. He also holds a Master of Legal Letters degree in taxation from Washington University in St. Louis, Missouri. Mr. Curtiss is also a Certified Public Accountant.
      Mr. Garrison joined the Company in 1978 and worked in a series of management positions until he was promoted to President of the Southeastern Region in 1992. In 1998, Mr. Garrison was promoted to Vice President International Operations. In 2000, Mr. Garrison became Vice President North American Cemetery Operations and was promoted to Vice President Operations Services in August 2002. He assumed his current position as Senior Vice President Operations Support in February 2005. Mr. Garrison is an Administrative Management graduate of Clemson University.
      Mr. Mack joined the Company in 1973 as a resident director after graduating from Farmingdale State University of New York. He became Vice President of the Eastern Region in 1987 and in February 1998 Mr. Mack was appointed Vice President North American Funeral Operations. Mr. Mack was promoted to Senior Vice President Eastern Operations in August 2002 and assumed the office of Senior Vice President Middle Market Operations, his current position, in May 2004.
      Mr. Shelger joined the Company in 1981 when it acquired IFS Industries, a regional funeral and cemetery consolidator, where he was then General Counsel. Mr. Shelger subsequently served as counsel for SCI’s cemetery division until 1991, when he was appointed General Counsel. Mr. Shelger currently serves as Senior Vice President, General Counsel and Secretary of the Company. Mr. Shelger earned a Bachelor of Science degree in Business Administration from the University of Southern California in Los Angeles and a Juris Doctor from the California Western School of Law in San Diego.
      Mr. Tanzberger joined the Company in August 1996 as Manager of Budgets & Financial Analysis. He was promoted to Vice President Investor Relations and Assistant Corporate Controller in January 2000, and to Corporate Controller in August 2002. In February 2006, the Board of Directors promoted Mr. Tanzberger to the position of Senior Vice President and Corporate Controller effective immediately and to Senior Vice President and Chief Financial Officer effective June 30, 2006. Prior to joining the Company, Mr. Tanzberger was Assistant Corporate Controller at Kirby Marine Transportation Corporation, an inland waterway barge and tanker company, from January through August 1996. Prior thereto, he was a Certified Public Accountant with Coopers & Lybrand L.L.P. for more than five years. Mr. Tanzberger is a Certified Public Accountant and a graduate of the University of Notre Dame, where he earned a Bachelor of Business Administration degree.
      Mr. Waring, a licensed funeral director, joined the Company as an Area Vice President in 1996 when the Company merged with his family’s funeral business. Mr. Waring was appointed Regional President of the Northeast Region in 1999 and was promoted to Regional President of the Pacific Region in September 2001. Mr. Waring was promoted to Vice President Western Operations in August 2002 and assumed the office of Vice President Major Market Operations in November 2003. In February 2006, Mr. Waring was

promoted to Senior Vice President Major Market Operations. Mr. Waring holds a Bachelor of Science degree in Business Administration from Stetson University in Deland, Florida, a degree in Mortuary Science from Mt. Ida College and a Masters of Business Administration degree from the University of Massachusetts Dartmouth.
      Mr. Cruger oversees Corporate Development and the Dignity Memorial® affiliate network of independent funeral homes. He initially served the Company as a financial analyst in the corporate development department from 1996 until 1999, when he left to become Manager of Financial Analysis for R. H. Donnelley Corporation. During 2000, he returned to SCI to focus on international divestitures. From 2003 to February 2005, he served as Managing Director of Corporate Development. In February 2005, he was promoted to Vice President of Business Development. Mr. Cruger graduated from Lehigh University with a Bachelor of Science in Finance.
      Mr. Gerner joined the Company in January 1999 after the acquisition of Equity Corporation International (ECI) and in March 1999 was promoted to Vice President Corporate Controller. In August 2002, Mr. Gerner’s responsibilities and position changed to Vice President Accounting. Before the acquisition, Mr. Gerner had been Senior Vice President and Chief Financial Officer of ECI since March 1995. Prior thereto, Mr. Gerner was a partner with Ernst & Young LLP. Mr. Gerner graduated with honors from the University of Texas-Austin, with a Bachelor of Business Administration in Accounting. Mr. Gerner is also a Certified Public Accountant.
      Mrs. Jones joined SCI in 2003 from Dynegy, Inc., where she served as Vice President of Total Rewards. She oversees human resources, training and education, and payroll and commission services — activities that assist approximately 15,000 employees in North America. Mrs. Jones was promoted to Vice President Human Resources in February 2005. She holds a Bachelor of Business Administration degree in Accounting with a minor in Finance from Southern Methodist University. She is a Certified Compensation Professional and is active in professional organizations that include World at Work and the Society for Human Resources Management.
      Mr. Lohse joined SCI in 2000 as Managing Director of Litigation and has since been involved in the resolution of major litigation issues for the Company. In 2004, Mr. Lohse was promoted to Vice President Corporate Governance. Before joining the Company, Mr. Lohse was Managing Partner at McDade, Fogler, Maines & Lohse where he conducted a general civil trial practice. Prior to that, he practiced tort and commercial litigation at Fulbright & Jaworski. Mr. Lohse received a Bachelor of Business Administration degree from the University of Texas and a Juris Doctor from the University of Houston Law Center.
      Mr. Loring joined the Company in March 2000 as the Managing Director, Tax and was promoted to Assistant Treasurer in May 2004. Before joining the Company, Mr. Loring was Director, Tax at Stone & Webster, Inc. and held various corporate tax and treasury positions in other companies over a twenty-five year period. In February 2006, Mr. Loring was promoted to Vice President and Treasurer. Mr. Loring is a Certified Public Accountant and holds a Bachelor of Business Administration from Bryant College in North Smithfield, Rhode Island and a Master of Science in Taxation from Bentley College, Waltham, Massachusetts.
      Ms. Nash joined SCI in 2002 as Managing Director of Strategic Planning and Process Improvement. Prior to joining SCI, Ms. Nash worked for the Pennzoil Corporation and held various senior management accounting and financial positions. In 2004, Ms. Nash was promoted to Vice President Continuous Process Improvement. Her primary responsibilities include improving operating systems; reducing overhead costs; and identifying and assisting in the implementation of initiatives to improve operating profit margins and cash flow. She is a graduate of Texas A&M University where she received a Bachelor of Business Administration degree in Accounting.
      Mr. Robinson joined SCI in 1996 as Director of Procurement. Prior to joining the Company Mr. Robinson was employed by Marathon Oil Company, where he spent 16 years in a variety of procurement, logistics and information technology positions. In February 2005, he was promoted to Vice

President Supply Chain Management. Prior to this promotion, he was Managing Director of Business Support Services, a position in which he oversaw fleet management and office services; voice services, travel and shipping services; and supply chain and purchasing activities. Mr. Robinson holds a Bachelor of Science degree in Business Administration with a minor in Computer Service from Taylor University in Upland, Indiana.
      Each officer of the Company is elected by the Board of Directors and holds their office until a successor is elected and qualified or until earlier death, resignation or removal in the manner prescribed in the Bylaws of the Company. Each officer of a subsidiary of the Company is elected by the subsidiary’s board of directors and holds their office until a successor is elected and qualified or until earlier death, resignation or removal in the manner prescribed in the Bylaws of the Subsidiary.

EXECUTIVE COMPENSATION
Cash Compensation
      The following table sets forth information for the three years ended December 31, 2005 with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the “Salary” and “Bonus” columns in the table.
Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

						Securities
					Restricted	Underlying	Long-Term
Name and				Other Annual	Stock	Stock	Incentive	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)	Award(2)(3)	Options(2)	Payouts(4)	Compensation(5)

R. L. Waltrip	2005	$950,000	$979,498	$72,887	$578,448	189,400	$3,000,000	$223,564
Chairman of the Board	2004	986,538	492,860	65,573	498,960	150,200	0	428,759
	2003	980,269	1,581,750	230,968	597,520	102,000	0	43,779
Thomas L. Ryan	2005	800,000	824,840	93,474	795,160	260,400	2,200,000	341,971
President and Chief	2004	541,440	272,370	133,139	587,664	177,000	0	14,058
Executive Officer	2003	440,673	599,400	80,387	336,105	57,500	0	14,058
Michael R. Webb	2005	575,000	592,854	20,653	361,736	118,400	1,800,000	265,016
Executive Vice President	2004	466,058	233,460	21,199	338,184	101,900	0	18,000
Chief Operating Officer	2003	416,153	566,100	25,900	271,600	46,000	0	17,957
Sumner J. Waring, III	2005	350,000	348,226	34,673	162,328	53,200	1,000,000	166,471
Senior Vice President	2004	320,422	150,000	6,742	319,470	0	0	13,568
Major Market Operations	2003	273,808	241,080	6,626	149,710	25,500	0	13,346
Stephen M. Mack	2005	350,000	316,579	11,088	162,328	53,200	1,000,000	185,977
Senior Vice President	2004	363,462	90,000	7,259	283,590	0	0	54,851
Middle Market Operations	2003	356,731	153,300	6,857	139,503	24,000	0	17,404

(1)	Figures include executive perquisites and benefits, including, for 2005, $24,093 for personal use of automobile, $23,328 for medical reimbursement and $25,466 for tax and financial planning for Mr. R. L. Waltrip; and $43,881 for foreign tax reimbursement and preparation and $25,168 for related gross up for Mr. Ryan. For each of the other Named Executive Officers, the aggregate of the executive’s perquisites and benefits in 2005 did not exceed the lesser of $50,000 or 10 percent of the total of the executive’s annual salary and bonus.

(2)	Awards of restricted stock and stock options set forth in the table for 2005, 2004 and 2003 reflect awards granted, respectively, in February 2006, February 2005 and February 2004.

(3)	At December 31, 2005, the number and value of unvested restricted stock holdings (including restricted stock awards made in February 2006) of the listed executives were as follows: Mr. R. L. Waltrip: 200,867 shares ($1,643,092); Mr. Ryan: 214,300 shares ($1,752,974); Mr. Webb: 119,367 shares ($976,422); Mr. Waring: 80,667 shares ($659,856); and Mr. Mack: 74,467 shares ($609,140). Dividends paid on SCI common stock have been and will be paid on restricted shares. The restricted shares vest 1/3 on each anniversary of the grant date and will vest 100% in the event of certain terminations or a change of control (as defined in the Amended 1996 Incentive Plan).

(4)	Consists of the payout in February 2006 of cash performance units previously awarded in February 2003 regarding the three-year performance period ended December 31, 2005. For information concerning cash performance units awarded in February 2006, see the caption “Long-Term Incentive Plan: Performance Units” herein below.

(5)	Consists of the following for 2005: $204,115 for reimbursement of life insurance premium and related taxes (as described in “Other Compensation” below), $2,439 for term life insurance and $17,010 for Company contributions to the Company’s 401(k) plan for Mr. Waltrip; $858 for term life insurance, $13,860 for Company contributions to the Company’s 401(k) plan and $327,253 for Company contributions to the Company’s deferred compensation plan for Mr. Ryan; $1,757 for term life insurance, $17,010 for Company contributions to the Company’s 401(k) plan and $246,248 for Company contributions to the Company’s deferred compensation plan for Mr. Webb; $248 for term life insurance, $13,860 for Company contributions to the Company’s 401(k) plan and $152,363 for Company contributions to the Company’s deferred compensation plan for Mr. Waring; and $23,109 for reimbursement of life insurance premium and related taxes (as described in “Other Compensation” below), $316 for term life insurance, $17,010 for Company contributions to the Company’s 401(k) plan and $145,542 for Company contributions to the Company’s deferred compensation plan for Mr. Mack.

Stock Options Granted
      The following table sets forth stock options granted in February 2006 for 2005 performance.

			% of Total
		Number of	Options
		SCI Shares	Granted to
		Underlying	Employees			Grant Date
		Options	in Year	Price Per	Expiration	Present
Name	Grant Date(1)	Granted(1)	of Grant	Share(2)	Date	Value(3)

R. L. Waltrip	02/07/06	189,400	11.82%	$8.24	02/07/14	$598,031
Thomas L. Ryan	02/07/06	260,400	16.25%	$8.24	02/07/14	$822,213
Michael R. Webb	02/07/06	118,400	7.39%	$8.24	02/07/14	$373,848
Sumner J. Waring, III	02/07/06	53,200	3.32%	$8.24	02/07/14	$167,979
Stephen M. Mack	02/07/06	53,200	3.32%	$8.24	02/07/14	$167,979

(1)	The stock options vest one-third on each anniversary of the grant date. Each option will also fully vest upon a change of control of the Company (as defined in the Amended 1996 Incentive Plan).

(2)	The exercise price for all grants is the market price at the date of grant.

(3)	The present value of the options is based on a present value model known as the “Black-Scholes option pricing model”. The choice of such valuation method does not reflect any belief by the Company that such a method, or any other valuation method, can accurately assign a value to an option at the grant date. The assumptions used for valuing the 2006 grants are: volatility rate of 38.8%; annual dividend yield of 1.5%; turnover rate of 3%; and risk free interest rate of 4.3%.
Aggregated Option Exercises in Last Fiscal Year and December 31, 2005 Option Values

			Number of Shares
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-The-Money Options at
	Acquired		December 31, 2005		December 31, 2005
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable(1)	Exercisable	Unexercisable

R. L. Waltrip	0	NA	7,287,003	407,600	$12,802,690	$279,210
Thomas L. Ryan	0	NA	561,666	475,734	$2,066,369	$272,809
Michael R. Webb	0	NA	587,833	250,967	$2,061,214	$168,622
Sumner J. Waring, III	33,000	$111,393	78,500	70,200	$384,883	$22,865
Stephen M. Mack	50,000	$295,830	712,680	69,200	$1,658,130	$21,520

(1)	Includes stock options granted in February 2006.
Long-Term Incentive Plan: Performance Units
      The following table shows information regarding cash performance units awarded the Named Executive Officers in February 2006 for 2005 performance.

			Estimated Future Payouts
			Under Non-Stock Price Based Plan(2)

	Number of		Threshold	Target	Maximum
Name	Units(1)	Performance Period	($)	($)	($)

R. L. Waltrip	665,800	1/1/06-12/31/08	$166,450	$665,800	$1,331,600
Thomas L. Ryan	915,500	1/1/06-12/31/08	228,875	915,500	1,831,000
Michael R. Webb	416,200	1/1/06-12/31/08	104,050	416,200	832,400
Sumner J. Waring, III	187,300	1/1/06-12/31/08	46,825	187,300	374,600
Stephen M. Mack	187,300	1/1/06-12/31/08	46,825	187,300	374,600

(1)	Each unit is valued at $1.00.

(2)	Actual payouts are a function of relative total shareholder return (“TSR”) of SCI compared to TSR of a comparison group at the end of the three year period. The absolute TSR must be greater than zero and at or above the threshold target to trigger a payout. For performance year 2006, the plan was simplified to pay out at threshold for achievement of minimum established targets, at target for expected level of performance and a maximum award is 200% for achieving 75th percentile performance or better provided that no individual payout may exceed $3 million.
Retirement Plans

SCI Cash Balance Plan
      The SCI Cash Balance Plan is a defined benefit plan which was amended effective January 1, 2001 such that the Company would not make any further contributions under the plan after 2000. Each participant in the plan has an account which, until December 31, 2000, was credited each year that a participant qualified with a Company contribution (based on annual compensation and years of benefit service) and interest. Plan accounts continue to accrue interest and, for 2005, interest for each account was credited at the annual rate of 3.78%.

Estimated Annual Benefits Payable at Age 65

Name	Annual Benefit

R. L. Waltrip	$118,852	(1)
Thomas L. Ryan	13,866	(2)
Michael R. Webb	28,712	(2)
Sumner J. Waring, III	11,739	(2)
Stephen M. Mack	47,323	(2)

(1)	Currently being paid.

(2)	The estimated annual benefit amount assumes no contributions being made to the plan after December 31, 2000 and assumes interest being credited only until age 65.
     At retirement or termination, the participant may elect to receive his or her vested benefit as a lump sum distribution, a monthly payout or a rollover to an IRA or other tax qualified plan. Normal Retirement Age is defined in the SCI Cash Balance Plan as (1) the date upon which a member attains age 65 or (2) in the case of an employee who becomes a member of the SCI Cash Balance Plan after the age of 60, it will be the fifth anniversary of the date that such member became a participant.

Supplemental Executive Retirement Plan for Senior Officers
      In 2000, the Company amended the Supplemental Executive Retirement Plan for Senior Officers (“SERP for Senior Officers”) effective January 1, 2001. Under the amendment, no additional benefits will accrue and no employees shall become eligible to participate in the plan after 2000.
      The SERP for Senior Officers is a non-qualified plan which covers executive officers and certain regional operating officers, including the Named Executive Officers. Benefits under the SERP for Senior Officers do not consist of compensation deferred at the election of participants. The amounts of benefits under the plan were previously set by the Compensation Committee from time to time. The Compensation Committee previously set guidelines such that the annual benefits would generally equal a percentage (75% for the CEO and lesser percentages for the other officers) of a participant’s 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant’s benefits under Social Security and the SCI Cash Balance Plan. The participant will be entitled at age 60 to the annual payment of the full amount of his benefit; if his employment terminates earlier than age 60, he will be entitled to the annual payment of the amount of his benefit multiplied by a fraction of which the numerator is the participant’s years of service and the denominator is the number of years from the participant’s hire date until he reaches age 60.
      Benefit payments will be made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age 55. Prior to retirement, if a participant dies or in the event of a change of control of the Company (as defined in the SERP for Senior Officers), the Company will promptly pay to each beneficiary or participant a lump sum equal to the present value of the benefit that the participant would have been entitled to receive if he had continued to accrue benefit service from the date of death or the date of the change of control to the date of his 65th birthday. Participants may elect to begin receiving monthly benefits at age 55, while still employed, provided the participant gives written notice at least twelve months prior to the attainment of age 55. Such installments will be reduced for early commencement to reasonably reflect the time value of money.
      The table below sets forth benefits for the Named Executive Officers.
Annual Benefits under SERP for Senior Officers

	Estimated
	Annual Benefit
	at Age 60

R. L. Waltrip	$1,110,773	(1)
Thomas L. Ryan	18,968
Michael R. Webb	42,725
Sumner J. Waring, III	-0-
Stephen M. Mack	72,583

(1)	This is Mr. R. L. Waltrip’s actual benefit which, pursuant to his election, is being paid in the form of monthly installments since January 1, 1995. During 2003, the Company prepaid to Mr. Waltrip the last 36 payments due to him under the plan.

Executive Deferred Compensation Plan
      The Compensation Committee approved a new plan in 2005 for the purpose of providing a more competitive compensation package to be used for retention and recruitment of executive level talent. The addition of the supplemental retirement and deferred compensation plan for the Named Executive Officers, below the Chairman of the Board, and other officers allows for an annual retirement contribution of 7.5% and a performance based contribution targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of 2006. The percentages are applied to the combined eligible compensation of base salary and annual incentive bonus paid. The plan allows for individual deferral of base salary, annual incentive bonus awards, and long term incentives payable in cash (Performance Unit Awards). In addition, the plan allows for the make-up of Company matching contributions that are currently prohibited in the Company’s 401(k) plan due to imposed tax limits on contributions to qualified plans. This plan is also available to senior level management positions with an annual retirement contribution of 5% and individual deferrals. For the initial year of the plan, a contribution was made on behalf of each officer representing 10% of their eligible compensation in the following amounts: $79,737 for Mr. Ryan, $68,346 for Mr. Webb, $46,000 for Mr. Waring, and $44,000 for Mr. Mack. In February of 2006, the contributions for retirement and performance made to the plan for 2005 performance on behalf of the Named Executive Officers were as follows: $247,516 for Mr. Ryan, $177,902 for Mr. Webb, $106,363 for Mr. Waring and $101,542 for Mr. Mack.

Executive Employment Agreements

Employment Agreement with the Chairman of the Board
      The Company has an executive employment agreement with Mr. R. L. Waltrip which expires December 31, 2006. The agreement provides for a base salary, which cannot be decreased but may be increased by the Compensation Committee in its sole discretion. As of March 21, 2006, the base salary for Mr. R. L. Waltrip was $950,000. The terms of the agreement also provide that Mr. R. L. Waltrip shall have the right to participate in bonus and other compensation and benefit arrangements.
      In the event of termination of employment due to disability or death, Mr. R. L. Waltrip or his estate will be entitled to receive any accrued and unpaid salary or other compensation, a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus he received in the preceding three years and continuation of welfare plan benefits for five years. If he is terminated without cause or he voluntarily terminates for specified reasons generally relating to a failure by the Company to honor the terms of the employment agreement (“Good Reason”), he will be entitled to continuation of compensation and certain other benefits for the remaining term of his employment agreement. In the event of a change of control of the Company (as defined in the agreement), Mr. R. L. Waltrip will be entitled to terminate his employment for Good Reason, or without any reason during the 30-day period beginning one year after the change of control (the “Window Period”), and receive a lump-sum payment equal to (a) any accrued and unpaid salary or other compensation plus (b) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus he received in the preceding three years plus (c) an amount equal to five times his base salary plus his highest recent bonus; further, he will be entitled to continuation of welfare plan benefits for the remaining term of his employment agreement. Upon termination of Mr. R. L. Waltrip’s employment, he will be subject to a 10 year non-competition obligation; however, the Company will not be required to make any further payments to Mr. Waltrip for the non-competition obligation. If any payments under the executive employment agreement or under the benefit plans of the Company would subject Mr. R. L. Waltrip to any excise tax under the Internal Revenue Code, he will also be entitled to receive an additional payment in an amount such that, after the payment of all taxes (income and excise), he will be in the same after-tax position as if no excise tax had been imposed. Mr. Waltrip’s agreement has been amended to incorporate language requiring compliance with IRC Section 409a.

Other Named Executive Officers
      The Company also has employment agreements with Messrs. Thomas L. Ryan, Michael R. Webb, Sumner J. Waring  III and Stephen M. Mack. These agreements have current terms expiring December 31, 2006. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company’s decision to authorize renewal, the employment agreement will not be extended.
      These agreements provide for base salaries, which cannot be decreased but may be increased by the Compensation Committee, and the right to participate in bonus and other compensation and benefit arrangements. As of March 21, 2006, the base salaries for Messrs. Ryan, Webb, Waring and Mack were $800,000, $575,000, $375,000 and $375,000, respectively.
      In the event of termination of employment due to disability or death, the executive or his estate will be entitled to receive (i) his salary through the end of his employment term, and (ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the bonus the executive would have received if he had remained an employee through his employment term (“Pro Rated Bonus”). In the event of termination by the Company without cause, the executive will be entitled to receive salary (two years salary for Messrs. Ryan and Webb and one years salary for Messrs. Waring and Mack), Pro Rated Bonus and continuation of health benefits for two years for Messrs. Ryan and Webb and one year for Messrs. Waring and Mack. In the event of a change of control of the Company (as defined in the agreements), the executive will be entitled to terminate his employment for certain specified reasons during the two years following the change of control, and receive (i) a lump-sum payment equal to a multiple of the sum of his annual salary plus his target bonus, which multiple is three for Messrs. Ryan and Webb and two for Messrs. Waring and Mack, (ii) a prorated target bonus, and (iii) continuation of health benefits for three years for Messrs. Ryan and Webb and two years for Messrs. Waring and Mack. If any payments under the employment agreement or under the benefit plans of the Company would subject the executive to any excise tax under the Internal Revenue Code, the executive will also be entitled to receive an additional payment in an amount such that, after the payment of all taxes (income and excise), he will be in the same after-tax position as if no excise tax had been imposed. These agreements have incorporated language requiring compliance with IRC Section 409a.
      Upon termination of his employment, each executive will be subject, at the Company’s option, to a non-competition obligation for a period of one year which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, the Company will make payments to the executive during the non-competition period at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twenty-four months after a change of control for certain specified reasons), in which case the executive will be bound by the non-competition provisions without the Company making the corresponding payments.
Other Compensation
      Messrs. R. L. Waltrip, Stephen M. Mack and certain other officers participate in the Split Dollar Life Insurance Plan, under which they are owners of life insurance policies. Mr. R. L. Waltrip’s policy provides a death benefit of $2,000,000 and Mr. Mack’s policy provides a death benefit of $500,000. In December of 2003, the Split Dollar Life Insurance policies of Messrs. Waltrip, Mack and certain other officers were changed to an arrangement whereby the individuals now pay the premiums and the Company provides a bonus to offset the premiums and related taxes. As part of the conversion to the Company bonus plan, the policies were restructured and allow the Company to receive its interest in the policies (representing the cumulative premiums paid by the Company prior to July 31, 2002).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The table below sets forth information with respect to any person who is known to the Company as of February 28, 2006 to be the beneficial owner of more than five percent of the Company’s Common Stock.

	Amount
Name and Address	Beneficially		Percent
of Beneficial Owner	Owned		of Class

Barrow, Hanley, Mewhinney & Strauss, Inc	31,473,480	(1)	10.6%
2200 Ross Avenue, 31st Floor
Dallas, Texas 75201-2761

FMR Corp., Fidelity Management & Research Company, Fidelity Leveraged Co. Stock Fund and Edward C. Johnson, 3d	46,305,925	(2)	15.6%
82 Devonshire Street
Boston, Massachusetts 02109

Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund and O. Mason Hawkins	15,543,300	(3)	5.2%
6410 Poplar Ave., Suite 900
Memphis, TN 38119

Vanguard Windsor funds — Vanguard Windsor II Fund 23-2439135 (“Windsor”)	26,080,100	(4)	8.8%
100 Vanguard Blvd
Malvern, Pennsylvania 19355

(1)	Based on a filing made by Barrow, Hanley, Mewhinney & Strauss, Inc. on February 7, 2006, which reported sole voting power for 806,080 shares, shared voting power for 30,667,400 shares, sole investment power for 31,473,480 shares and shared investment power for no shares. BHMS has informed the Company that the shares reported in the table as beneficially owned by BHMS include all 26,080,100 shares reported in the table as beneficially owned by Windsor II, for whom BHMS is an investment manager.

(2)	Based on a filing made by the named companies and person on February 14, 2006, which reported sole voting power for 3,253,425 shares, shared voting power for no shares, sole investment power for 46,305,925 shares and shared investment power for no shares.

(3)	Based on a filing made by the named companies and person on February 10, 2006, which reported sole voting power for no shares, shared voting power for 15,286,300 shares, sole investment power for 257,000 shares and shared investment power for 15,286,300 shares.

(4)	Based on a filing made by the named fund on February 13, 2006, which reported sole voting power for 26,080,100 shares, shared voting power for no shares, sole investment power for no shares and shared investment power for no shares. BHMS has informed the Company that the shares reported in the table as beneficially owned by BHMS include all 26,080,100 shares reported in the table as beneficially owned by Windsor II, for whom BHMS is an investment manager.

     The table below sets forth, as of February 28, 2006, the amount of the Company’s Common Stock beneficially owned by each Named Executive Officer, each director and nominee for director, and all directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted.

			Right to Acquire Ownership
	Shares		Under Options Exercisable	Percent
Name of Individual or Group	Owned(1)		Within 60 Days	of Class

R. L. Waltrip	1,724,983	(1)	6,931,069	2.9%
Thomas L. Ryan	296,831		639,833	*
Michael R. Webb	228,764		637,132	*
Sumner J. Waring, III	202,510		87,000	*
Stephen M. Mack	110,861		720,680	*
Alan R. Buckwalter	44,187	(2)	—	*
Anthony L. Coelho	91,617		—	*
A. J. Foyt, Jr	129,628	(3)	—	*
Malcolm Gillis	19,958		—	*
Victor L. Lund	71,111		—	*
John W. Mecom, Jr	60,199		—	*
Clifton H. Morris, Jr	104,227	(4)	—	*
W. Blair Waltrip	2,126,202	(5)	410,000	*
Edward E. Williams	229,222		—	*
Executive Officers and Directors as a Group (24 persons)	5,742,401		13,213,544	6.1%

*	Less than one percent

(1)	Includes 468,384 shares held in trusts under which Mr. R. L. Waltrip’s three children, as trustees, share voting and investment powers; Mr. R. L. Waltrip disclaims beneficial ownership of such shares. These shares are also included in the shares owned by Mr. W. Blair Waltrip. See Footnote (5). Also includes 530,133 shares held by trusts of which Mr. R. L. Waltrip is the trustee having sole voting and investment powers.

(2)	Includes 2,800 shares held by Mr. Buckwalter as custodian for family members. Mr. Buckwalter has sole voting and investment power for such shares and disclaims beneficial ownership of such shares.

(3)	Includes 17,885 shares held by Mr. Foyt as custodian for family members. Mr. Foyt has sole voting and investment power for such shares and disclaims beneficial ownership of such shares. Also includes 200 shares owned by Mr. Foyt’s wife.

(4)	Includes 4,034 shares owned by Mr. Morris’ wife. Mr. Morris disclaims beneficial ownership of such shares.

(5)	Includes 152,204 shares held in a trust for the benefit of Mr. W. Blair Waltrip, 1,072,224 shares held in trusts under which Mr. W. Blair Waltrip, his brother and his sister are trustees and have shared voting and investment power and for which Mr. W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 105,357 shares held by other family members or trusts, of which shares Mr. W. Blair Waltrip disclaims beneficial ownership. Of the shares attributable to the trusts, 468,384 shares are also included in the shares owned by Mr. R. L. Waltrip. See Footnote (1). Also includes 90,000 shares held by a charitable foundation of which Mr. Waltrip is President.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      At the date of his resignation as an officer and director on February 9, 2005, Mr. B. D. Hunter had an employment agreement with the Company. In connection with the resignation, Company subsidiaries, Mr. Hunter and a company of which Mr. Hunter is a principal (the Hunter company) agreed, among other things, that (i) his employment agreement was terminated, (ii) his stock options would continue in accordance with their terms, (iii) his restricted stock grant became vested in accordance with its terms, (iv) his units under the Company’s 2003 and 2004 performance unit plans became vested on a pro rata basis in accordance with their terms, and (v) he remained a participant in the Company cash bonus incentive plan for 2004. In addition, it was agreed, among other things, that the Hunter company will provide Mr. Hunter’s consulting services for a five year term during which the Hunter company will be paid $91,667 per month during the first thirty-six months and $50,000 per month during the remaining twenty-four months. In the last twenty-four month period, Mr. Hunter is not required to devote more that 20 hours per week performing consulting services. The consulting period may be extended up to three additional one-year periods at the option of the Company. During the consulting period, Mr. Hunter and the Hunter company are subject to non-competition obligations. Mr. Hunter will be reimbursed for all reasonable expenses in connection with his consulting services.
      For 2005, SCI paid $123,355 in compensation to Mr. Kevin Mack in his capacity as an employee of the Company. Mr. Mack is the brother of Mr. Stephen M. Mack, Senior Vice President Middle Market Operations of the Company.
      For 2005, SCI paid $142,555 in compensation to Mr. David Warren in his capacity as an employee of the Company. Mr. Warren is the stepson of Dr. Edward E. Williams, a director of the Company. Mr. Warren will cease being an employee of the Company effective April 2006.
      At the date of his resignation as Executive Vice President of the Company on January 18, 2000, Mr. W. Blair Waltrip had a three year employment agreement with the Company. In connection with the resignation, SCI modified Mr. W. Blair Waltrip’s employment agreement and agreed to provide Mr. W. Blair Waltrip, among other things, continuation of his Company stock options in accordance with their terms. In connection with the modification of the employment agreement, the Company elected to enforce Mr. W. Blair Waltrip’s post-employment non-competition obligations for the period from January 1, 2003 until December 31, 2005, during which the Company has made make non-competition payments of $475,000 per year. Pursuant to the foregoing, the Company paid for or to Mr. W. Blair Waltrip $475,000 for 2005. Additionally, Mr. W. Blair Waltrip receives remuneration as a director of the Company.
      In 1996, the family of Mr. Sumner James Waring, III, Senior Vice President Major Market Operations, sold its business to SCI. In the transaction, Mr. Waring’s father entered a noncompetition agreement under which the Company pays him $100,000 per year for ten years. Mr. Waring’s father also has a Consulting Agreement expiring in 2006 under which the Company paid him fees (and an automobile allowance) of $88,500 for 2005. In addition, Mr. Waring’s father and mother own a company that leases an office building to SCI under a lease expiring in 2006 and providing for rent of $65,500 in 2005 and $65,400 in 2006. Mr. Waring’s father and mother also own a company that leases funeral homes to SCI under a lease expiring in 2016, for which the Company paid rent of $200,000 in 2005.

      Barrow, Hanley, Mewhinney & Strauss, Inc. (“BHMS”) is a holder of more than 5% of the outstanding shares of Common Stock of the Company. During 2005, BHMS was one of the investment managers of portfolios of independent trusts which hold funds collected from consumers in connection with preneed funeral sales and preneed cemetery sales. The process by which such portfolio managers are chosen and overseen is outlined above under the section entitled “Board of Directors — Board Committees — Investment Committee”. During 2005, BHMS managed on average approximately $161,180,000 for such trusts and was managing approximately $188,869,000 at the end of 2005. Such trusts are prohibited from investing in SCI stock or other SCI securities. For such services, the trusts paid fees of $383,596 to BHMS for 2005. It is expected that BHMS will continue to act as an investment manager for such trusts during 2006.
      In 2005, Marsh & McLennan Companies, Inc. (“MMC”) was a holder of more than 5% of the outstanding shares of Common Stock of the Company. In 2005, Marsh Inc., a subsidiary of MMC, acted as agent for the Company in its purchase of aviation insurance at a gross premium of $151,795, from which MMC received a commission of $22,796. Further in 2005, the Company paid $71,727 to a subsidiary of MMC for quality assurance software and support.

THE EXCHANGE OFFER
Exchange Terms
      Old Notes in an aggregate principal amount of $300,000,000 are currently issued and outstanding. The maximum aggregate principal amount of New Notes that will be issued in exchange for Old Notes is $300,000,000. The terms of the New Notes and the Old Notes are substantially the same in all material respects, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of additional interest.
      The New Notes will bear interest at a rate of 7.0% per year, payable semi-annually on June 15 and December 15 of each year, beginning on        ●       , 2006. Holders of New Notes will receive interest from the date of the original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Holders of New Notes will not receive any interest on Old Notes tendered and accepted for exchange. In order to exchange your Old Notes for New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

•	the New Notes that you receive will be acquired in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.
      If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under “— Transfer Taxes.”
      We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing Old Notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.
Expiration Date; Extensions; Termination; Amendments
      The exchange offer expires at 5:00 p.m., New York City time, on        ●       , 2006, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.
      We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of Old Notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “— Conditions of the Exchange Offer” exist;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•	to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under “— Withdrawal of Tenders.”
      Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.
      We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.
      In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.
      In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.
Resale of New Notes
      Based on interpretations of the Commission staff set forth in no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring New Notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes; and

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act; and

•	you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.
      If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

•	you cannot rely on those interpretations by the Commission staff, and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.
      Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of New Notes.

Acceptance of Old Notes for Exchange
      We will accept for exchange Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept Old Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof.
      We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

•	terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, New Notes will be issued only after timely receipt by the exchange agent of certificates representing Old Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Notes, or defectively tendered Old Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the New Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the New Notes and transmitting them to the holders. The exchange agent will deliver the New Notes to holders of Old Notes accepted for exchange after the exchange agent receives the New Notes.
      If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under “— Expiration Date; Extensions; Termination; Amendments”, “— Conditions of the Exchange Offer” and “— Withdrawal of Tenders”, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.
      If any tendered Old Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Old Notes than those that are tendered, certificates evidencing Old Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Old Notes — Book-Entry Transfer”, such Old Notes will be credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.
      Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in “Transfer Taxes” or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.
Procedures for Tendering Old Notes
      Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Old Notes should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner’s behalf.

Tender of Old Notes Held Through Depository Trust Company
      The exchange agent and Depository Trust Company (DTC) have confirmed that the exchange offer is eligible for the DTC’s automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.
      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Old Notes Held in Certificated Form
      For a holder to validly tender Old Notes held in certificated form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	the exchange agent must receive certificates for tendered Old Notes at such address, or such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.
      Letters of Transmittal and Old Notes should be sent only to the exchange agent, and not to us or to DTC.
      The method of delivery of Old Notes, Letters of Transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering Old Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use property insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of Old Notes will be accepted.

Signature Guarantee
      Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

•	the letter of transmittal is signed by the registered holder of the Old Notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those Old Notes, or if any Old Notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any Old Notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the “Special Issuance Instructions” nor the “Special Delivery Instructions” box on the letter of transmittal has been completed, or

•	the Old Notes are tendered for the account of an eligible institution.

      An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer
      The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account. However, although delivery of Old Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and validly executed Letter of Transmittal, or a manually signed facsimile thereof, must be received by the exchange agent at one of its addresses set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery
      If you wish to tender your Old Notes and:

(1) certificates representing your Old Notes are not lost but are not immediately available,

(2) time will not permit your letter of transmittal, certificates representing your Old Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

(3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following conditions are complied with:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

(a) set forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered;

(b) state that the tender is being made thereby;

(c) guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the Old Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

(d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Old Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration date.

Other Matters
      New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your Old Notes,

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and

•	any other documents required by the letter of transmittal.
      We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Old Notes. Our determination will be final and binding on all parties. Alternative, conditional or contingent tenders of Old Notes will not be considered valid. We reserve the absolute right to reject any or all tenders of Old Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes.
      Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.
      Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us. We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth on the inside of the back cover of this prospectus, or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn, and

•	identify the Old Notes to be withdrawn, including the principal amount of the Old Notes.
      If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.
      We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
      Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or prior to the expiration date.
Conditions of the Exchange Offer
      Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the Commission, we will not be required to accept for exchange, or to exchange, any tendered Old Notes. We may also terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, postpone the acceptance for exchange of tendered Old Notes.
Transfer Taxes
      We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer. If, however:

•	delivery of the New Notes and/or certificates for Old Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Old Notes tendered;

•	tendered certificates for Old Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order, the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes.
Consequences of Failing to Exchange
      If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

•	as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering circular distributed in connection with the private offering of the Old Notes.
      In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.
Accounting Treatment
      The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the New Notes.

Exchange Agent
      Global Bondholder Services Corporation has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent at the address set forth on the inside of the back cover of this prospectus.
Information Agent
      Global Bondholder Services Corporation has been appointed as the information agent for the exchange offer and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address and telephone number set forth on the inside of the back cover of this prospectus. Holders of Old Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

DESCRIPTION OF THE NOTES
      The New Notes will be issued, and the Old Notes were issued, under an indenture dated February 1, 1993 between us and The Bank of New York, as trustee, as supplemented through June 15, 2005. The terms of the notes include those stated in the indenture and made a part thereof by reference to the Trust Indenture Act of 1939, as amended, in effect on the date of the indenture. This summary of the material terms of the New Notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture, including the definitions of certain terms therein, and the Trust Indenture Act. Global Bondholder Services Corporation, the information agent for the exchange offer, will provide a copy of the indenture governing the New Notes, at no cost, to any holder who receives this prospectus. To request a copy of this document, you should telephone Global Bondholder Services Corporation at the telephone number on the inside of the back cover of this prospectus. We have included at the end of this section a summary of capitalized terms used in this section. Terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the indenture.
      In this description, references to “SCI,” “we,” “us,” and “ours” mean only Service Corporation International and not any of our subsidiaries.
General
      The notes:

•	are our general unsecured obligations;

•	rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness; and

•	are senior in right or payment to all of our subordinated indebtedness.
      The notes are unsecured and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness and to all indebtedness and other obligations of our subsidiaries, whether or not secured. As of December 31, 2005, we and our subsidiaries had approximately $1.2 billion of indebtedness (excluding the notes being offered by this offering memorandum and letter of credit obligations), of which approximately $6.5 million represents our senior secured indebtedness and the balance of which represents our senior unsecured indebtedness. As of December 31, 2005, our subsidiaries had approximately $29.7 million of indebtedness (excluding guarantees of our indebtedness, letter of credit obligations and intercompany receivables), consisting of approximately $23.2 million of senior unsecured debt and approximately $6.5 million of senior secured debt. There are no contractual limitations in the indenture on the issuance of additional indebtedness that could rank equally with the notes or the issuance of additional indebtedness by our subsidiaries, to which the notes would be structurally subordinated. Our bank credit agreement contains certain contractual limitations on the issuance of additional indebtedness that could rank equally with the notes; however, the lenders under the agreement may waive these limitations, and any new agreement into which we enter may not contain similar limitations.
Maturity and Interest
      The notes will mature on June 15, 2017. Interest on the notes will:

•	accrue at a rate of 7.0% per year;

•	be payable semi-annually on June 15 and December 15 of each year, commencing December 15, 2005;

•	be payable to the persons in whose names the notes are registered at the close of business on the June 1 or December 1 preceding the applicable interest payment date;

•	accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid

•	be computed on the basis of a 360-day year consisting of twelve 30-day months.
      If we fail to comply with our obligations to file and maintain a registration statement in accordance with the registration rights agreement described under “Exchange Offer and Registration Rights,” additional interest will accrue on the notes. All references in this registration statement to “interest” are deemed to include any such additional interest, unless the context indicates otherwise.
      If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.
Optional Redemption
      The notes will be redeemable, in whole or in part, at our option at any time, upon at least 30 days’ and not more than 60 days’ notice to the holders, at a redemption price equal to the greater of:

(1) 100% of the principal amount of such notes; and

(2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points plus, in each case, accrued interest thereon to the date of redemption.
Selection
      If we redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any note of a denomination larger than $1,000.
Covenants

Limitation on Liens
      Neither we, nor any subsidiary, may mortgage, pledge, encumber or subject to any lien or security interest to secure any of our indebtedness or any indebtedness of any subsidiary (other than indebtedness owing to us or a wholly-owned subsidiary) any assets without providing that the senior debt securities issued pursuant to the indenture shall be secured equally and ratably with (or prior to) any other indebtedness so secured, unless, after giving effect thereto, the aggregate outstanding amount of all such secured indebtedness of us and our subsidiaries (excluding secured indebtedness existing as of March 31, 2005 and any extensions, renewals or refundings thereof that do not increase the principal amount of indebtedness so extended, renewed or refunded and excluding secured indebtedness incurred as set forth in the next paragraph), together with all outstanding Attributable Indebtedness from sale and leaseback transactions described in the first bullet point under “ — Limitation on Sale and Leaseback Transactions” below, would not exceed 10% of Adjusted Consolidated Net Tangible Assets of us and our subsidiaries on the date such indebtedness is so secured.
      This restriction will not prevent us or any subsidiary:

•	from acquiring and retaining property subject to mortgages, pledges, encumbrances, liens or security interests existing thereon at the date of acquisition thereof, or from creating within one year of such acquisition mortgages, pledges, encumbrances or liens upon property acquired by us or any subsidiary after March 31, 2005, as security for purchase money obligations incurred by us or any subsidiary in connection with the acquisition of such property, whether payable to the person from whom such property is acquired or otherwise;

•	from mortgaging, pledging, encumbering or subjecting to any lien or security interest current assets to secure current liabilities;

•	from mortgaging, pledging, encumbering or subjecting to any lien or security interest property to secure indebtedness under one or more Credit Facilities in an aggregate principal amount not to exceed $500 million;

•	from extending, renewing or refunding any indebtedness secured by a mortgage, pledge, encumbrance, lien or security interest on the same property theretofore subject thereto, provided that the principal amount of such indebtedness so extended, renewed or refunded shall not be increased; or

•	from securing the payment of workmen’s compensation or insurance premiums or from making good faith pledges or deposits in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases, deposits to secure public or statutory obligations, deposits to secure surety or appeal bonds, pledges or deposits in connection with contracts made with or at the request of the United States government or any agency thereof, or pledges or deposits for similar purposes in the ordinary course of business.

Limitation on Sale and Leaseback Transactions
      The indenture provides that neither we nor any subsidiary will enter into any transaction with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to us or a subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by us or such subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property unless either:

•	such transaction is the substantial equivalent of a mortgage, pledge, encumbrance, lien or security interest which we or any subsidiary would have been permitted to create under the covenant described in “— Limitation on Liens” without equally and ratably securing all senior debt securities (including the notes) then outstanding under the indenture; or

•	within 120 days after such transaction we applied (and in any such case we covenant that we will so apply) an amount equal to the greater of

•	the net proceeds of the sale of the real property leased pursuant to such transaction or

•	the fair value of the real property so leased at the time of entering into such transaction (as determined by our board of directors)
        to the retirement of Funded Debt of SCI; provided that the amount to be applied to the retirement of Funded Debt of SCI shall be reduced by: (1) the principal amount of any senior debt securities outstanding under the indenture delivered within 120 days after such sale to the trustee for retirement and cancellation and (2) the principal amount of Funded Debt, other than senior debt securities outstanding under the indenture, voluntarily retired by us within 120 days after such sale; provided, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Reports
      Whether or not required by the Commission, so long as any notes are outstanding, we will furnish to the trustee and to any holders of the notes who so request, within 15 days of the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by our independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.
      In addition, whether or not required by the Commission, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, for so long as any notes remain outstanding, we will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933.
Consolidation, Merger or Sale
      We may consolidate or merge with or into any other corporation, and may sell, lease, exchange or otherwise dispose of all or substantially all of our property and assets to any other corporation authorized to acquire and operate the same, provided that in any such case

•	immediately after such transaction we or such other corporation formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, will not be in default in the performance or observance of any of the terms, covenants and conditions in the indenture to be kept or performed by us;

•	the corporation (if other than SCI) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, shall be a corporation organized under the laws of the United States, any state thereof or the District of Columbia; and

•	the corporation (if other than SCI) formed by such consolidation, or into which we shall have been merged, or the corporation which shall have acquired or leased such property and assets, shall assume, by a supplemental indenture, our obligations under the indenture.
      In case of any such consolidation, merger, sale, lease, exchange or other disposition and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for us, with the same effect as if it had been named in the indenture as SCI, and, except in the case of a lease, we shall be relieved of any further obligation under the indenture and any senior debt securities issued thereunder.
Discharge and Defeasance
      We may discharge or defease our obligations with respect to the notes as set forth below.
      We may discharge all of our obligations (except those set forth below) to holders of the notes that have not already been delivered to the trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by irrevocably depositing with the trustee cash or U.S. government obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding notes.

      We may also discharge at any time all of our obligations (except those set forth below) to holders of the notes (“defeasance”) if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay the principal of, premium, if any, and interest, if any, on all outstanding notes when due, and such funds have been so deposited for 91 days;

•	such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which we are a party or by which we are bound; and

•	we deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and that such defeasance will not otherwise alter the United States federal income tax treatment of principal, premium, if any, and interest payments on the notes. Such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law, since such a result would not occur under current tax law.
      In the event of such discharge and defeasance of the notes, the holders thereof would be entitled to look only to such trust funds for payment of the principal of, premium, if any, and interest on the notes.
      Notwithstanding the preceding, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of such notes:

(1) rights of registration of transfer and exchange of notes;

(2) rights of substitution of mutilated, defaced, destroyed, lost or stolen notes;

(3) rights of holders of notes to receive payments of principal thereof, premium, if any, and interest thereon when due from the trust funds held by the trustee;

(4) the rights, obligations, duties and immunities of the trustee;

(5) the rights of holders of notes as beneficiaries with respect to property deposited with the trustee payable to all or any of them; and

(6) our obligation to maintain an office or agency for notice, payments and transfers in respect of notes.
Modification of the Indenture
      The indenture provides that SCI and the trustee may enter into supplemental indentures without the consent of any holders of senior debt securities outstanding thereunder to:

•	evidence the assumption by a successor corporation of our obligations under the indenture;

•	add covenants or make the occurrence and continuance of a default in such additional covenants a new Event of Default for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture or amend the indenture in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the holders of senior debt securities issued thereunder;

•	establish the form and terms of any series of senior debt securities to be issued pursuant to the indenture;

•	evidence the acceptance of appointment by a successor trustee; or

•	secure the senior debt securities with any property or assets.
      The indenture also contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of notes; provided that neither we nor the trustee may, without the consent of the holder of each outstanding note:

•	extend the stated maturity of the principal of the notes, reduce the principal amount thereof, reduce the rate or extend the time of payment of any interest thereon, reduce or alter the method of computation of any amount payable on redemption thereof, change the coin or currency in which principal, premium, if any, and interest are payable, or impair or affect the right of any holder to institute suit for the enforcement of any payment thereof; or

•	reduce the percentage in aggregate principal amount of notes, the consent of the holders of which is required for any such modification.
Events of Default
      An Event of Default with respect to the notes is defined as being any one or more of the following events:

(1) failure to pay any installment of interest on the notes for 30 days;

(2) failure to pay the principal of or premium, if any, on any of the notes when the due;

(3) failure to perform any other of the covenants or agreements in the notes or in the indenture that continues for a period of 60 days after being given written notice;

(4) if a court having jurisdiction enters a bankruptcy order or a judgment, order or decree adjudging SCI a bankrupt or insolvent, or an order for relief for reorganization, arrangement, adjustment or composition of or in respect of SCI and the judgment, order or decree remains unstayed and in effect for a period of 60 consecutive days;

(5) if we institute a voluntary case in bankruptcy, or consent to the institution of bankruptcy or insolvency proceedings against us, or file a petition seeking, or seek or consent to, reorganization, arrangement, composition or relief, or consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official of SCI or of substantially all of our property, or we shall make a general assignment for the benefit of creditors; or

(6) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any subsidiary (other than non-recourse indebtedness), whether such indebtedness exists on the date of the indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or any default in payment of such indebtedness (after the expiration of any applicable grace periods and the presentation of any debt instruments, if required), if the aggregate amount of all such indebtedness which has been so accelerated and with respect to which there has been such a default in payment shall exceed $10,000,000, without each such default and acceleration having been rescinded or annulled within a period of 30 days after there shall have been given to us by the trustee by registered mail, or to us and the trustee by the holders of at least 25 percent in aggregate principal amount of the notes then outstanding, a written notice specifying each such default and requiring us to cause each such default and acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the indenture.
      If an Event of Default with respect to the notes then outstanding occurs and is continuing, then and in each and every such case, unless the principal of all of the notes then outstanding shall have already become due and payable, either the trustee or the holders of not less than 25 percent in aggregate principal amount of the notes then outstanding, by notice in writing to us (and to the trustee if given by holders of notes), may declare the unpaid principal amount of all notes then outstanding and the optional redemption premium, if any, and interest accrued thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable. This provision, however, is subject to the condition that, if at any time after the unpaid principal amount of such notes shall have been so declared due and payable and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, we shall pay or shall deposit with the trustee a sum sufficient to pay all matured installments of interest upon all such notes and the principal of any and all notes which shall have become due otherwise than by acceleration (with interest on overdue installments of interest to the extent that payment of such interest is enforceable under applicable law and on such principal at the rate borne by such notes to the date of such payment or deposit) and the reasonable compensation, disbursements, expenses and advances of the trustee, and any and all defaults under the indenture, other than the nonpayment of such portion of the principal amount of and accrued interest on such notes which shall have become due by acceleration, shall have been cured or shall have been waived in accordance with the indenture or provision deemed by the trustee to be adequate shall have been made therefor, then and in every such case the holders of a majority in aggregate principal amount of the notes then outstanding, by written notice to us and to the trustee, may rescind and annul such declaration and its consequences; but no such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. If any Event of Default with respect to us specified in clause (4) or (5) above occurs, the unpaid principal amount and accrued interest on all notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the trustee or any holder of such notes.
      If the trustee shall have proceeded to enforce any right under the indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the trustee, then and in every such case we, the trustee and the holders of such notes shall be restored respectively to their several positions and rights under the indenture, and all rights, remedies and powers of SCI, the trustee and the holders of such notes shall continue as though no such proceeding had been taken. Except with respect to an Event of Default pursuant to clause (1) or (2) above, the trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to the trustee by us, a paying agent or any holder of the notes.
      The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee reasonable security or indemnity.
      No holder of notes then outstanding shall have any right by virtue of or by availing of any provision of the indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to the indenture or the notes or for the appointment of a receiver or trustee or similar official, or for any other remedy under the indenture or under the notes, unless such holder previously shall have given to the trustee written notice of default and of the continuance thereof, and unless the holders of not less than 25 percent in aggregate principal amount of notes then outstanding shall have made written request to the trustee to institute such action, suit or proceeding in its own name as trustee and shall have offered to the trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. Notwithstanding any other provisions in the indenture, however, the right of any holder of the notes to receive payment of the principal of, premium, if any, and interest on such notes, on or after the respective due dates expressed in such notes, or to institute suit for the enforcement of any such payment on or after such respective dates shall not be impaired or affected without the consent of such holder.
      The holders of at least a majority in aggregate principal amount of notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the notes; provided that (subject to certain exceptions) the trustee shall have the right to decline to follow any such direction if the trustee shall determine upon advice of counsel that the action or proceeding so directed may not lawfully be taken or if the trustee in good faith shall determine that the action or proceeding so directed would involve the trustee in personal liability. The holders of 66 2/3% in aggregate principal amount of the notes then outstanding may on behalf of the holders of all of such notes waive any past default or Event of Default and its consequences except a default in the payment of premium, if any, or interest on, or the principal of, such notes. Upon any such waiver we, the trustee and the holders of all notes shall be restored to our and their former positions and rights under the indenture, respectively; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. Whenever any default or Event of Default shall have been waived as permitted, said default or Event of Default shall for all purposes of the notes and the indenture be deemed to have been cured and to be not continuing.
      The trustee shall, within 90 days after the occurrence of a default, with respect to the notes then outstanding, mail to all holders of such notes, as the names and the addresses of such holders appear upon the notes register, notice of all defaults known to the trustee with respect to such notes, unless such defaults shall have been cured before the giving of such notice (the term “defaults” for the purpose of these provisions being hereby defined to be the events specified in clauses (1), (2), (3), (4), (5) and (6) above, not including periods of grace, if any, provided for therein and irrespective of the giving of the written notice specified in said clause (3) or (6) but in the case of any default of the character specified in said clause (3) or (6) no such notice to holders of notes shall be given until at least 60 days after the giving of written notice thereof to us pursuant to said clause (3) or (6), as the case may be); provided, that, except in the case of default in the payment of the principal of, premium, if any, or interest on any of the notes, the trustee shall be protected in withholding such notice if and so long as the trustee in good faith determines that the withholding of such notice is in the best interests of the holders of the notes.
      We are required to furnish to the trustee annually a statement as to the fulfillment by us of all of our obligations under the indenture.
Governing Law
      The indenture and the notes are governed by the laws of the State of Texas.
Definitions
      For all purposes of the indenture and this registration statement, the following terms shall have the respective meanings set forth below (except as otherwise expressly provided or unless the context otherwise clearly requires). All accounting terms used in the indenture and herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term “generally accepted accounting principles” means such accounting principles as are generally accepted at the date of the initial issuance of the notes.
      “Adjusted Consolidated Net Tangible Assets” means, at the time of determination, the aggregate amount of total assets included in SCI’s most recent quarterly or annual consolidated balance sheet prepared in accordance with generally accepted accounting principles, net of applicable reserves reflected in such balance sheet, after deducting the following amounts reflected in such balance sheet:

•	goodwill;

•	deferred charges and other assets;

•	preneed funeral receivables and trust investments;

•	preneed cemetery receivables and trust investments;

•	cemetery perpetual care trust investments;

•	current assets of discontinued operations;

•	non-current assets of discontinued operations;

•	other like intangibles; and

•	current liabilities (excluding, however, current maturities of long-term debt).
      “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
      “Attributable Indebtedness,” when used with respect to any sale and leaseback transaction, means, at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.
      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
      “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.
      “Credit Facilities” means one or more debt facilities with banks or other institutional lenders providing for revolving credit or term loans or letters of credit.
      “Funded Debt” means indebtedness for money borrowed which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such indebtedness.
      “Quotation Agent” means the Reference Treasury Dealer appointed by SCI.
      “Reference Treasury Dealer” means each of Merrill Lynch (and its successors), J.P. Morgan Securities Inc. (and its successors) and any other nationally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by SCI.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by SCI, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 5:00 p.m., New York time, on the third business day preceding the redemption date.
Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

Transfer and Exchange
      A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture.
      The registered holder of a note will be treated as its owner for all purposes.
Notices
      Notices to holders of the notes will be given by mail to the addresses of such holders as they appear in the security register.
No Personal Liability of Officers, Directors or Stockholders
      No director, officer or stockholder, as such, of SCI will have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such.
Concerning the Trustee
      The Bank of New York is the trustee under the indenture.
      The indenture contains certain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the indenture after a default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of certain United States federal income tax consequences relating to exchanging Old Notes for New Notes. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. Your tax treatment may vary depending on your particular situation. This summary does not address all of the tax consequences that may be relevant to holders that are subject to special tax treatment. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), its legislative history, existing and proposed regulations thereunder, published rulings, and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made herein concerning the exchange of the notes, and we cannot assure you that the Internal Revenue Service will agree with such statements.
      We urge you to consult your own tax advisors regarding the particular United States federal tax consequences that may be relevant to you, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.
      Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes. As a result:

•	you will not recognize taxable gain or loss when you receive New Notes in exchange for Old Notes;

•	your holding period in the New Notes will include your holding period in the Old Notes; and

•	your basis in the New Notes will equal your adjusted basis in the Old Notes at the time of the exchange.
ERISA CONSIDERATIONS
      If you intend to use plan assets to exchange for any of the New Notes offered by this prospectus, you should consult with counsel on the potential consequences of your investment under the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of ERISA and the Code.
      The following summary is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary does not attempt to be a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance could change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted.
Fiduciary Responsibilities
      ERISA imposes requirements on (1) employee benefit plans subject to ERISA, (2) entities whose underlying assets include employee benefit plan assets, for example, collective investment funds and insurance company general accounts, and (3) fiduciaries of employee benefit plans. Under ERISA, fiduciaries generally include persons who exercise discretionary authority or control over plan assets. Before investing any employee benefit plan assets in any note offered in connection with this prospectus, you should determine whether the investment:

(1) is permitted under the plan document and other instruments governing the plan; and

(2) is appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.
      You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in “Risk Factors” and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.

      We are not making any representation that the sale of any notes to a plan meets the fiduciary requirements for investment by plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan. We are not providing any investment advice to any plan, through this prospectus or otherwise.
Prohibited Transactions
      ERISA and the Code prohibit a wide range of transactions involving (1) employee benefit plans and arrangements subject to ERISA and/or the Code, and (2) persons who have specified relationships to the plans. These persons are called “parties in interest” under ERISA and “disqualified persons” under the Code. The transactions prohibited by ERISA and the Code are called “prohibited transactions.” If you are a party in interest or disqualified person who engages in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using plan assets to invest in any of the notes offered for sale in connection with this prospectus, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.
      Prohibited transactions may arise, for example, if the notes are acquired by a plan with respect to which we, the initial purchasers or any of our respective affiliates, are parties in interest or disqualified persons. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Some of these exemptions include:

(1) Prohibited transaction class exemption or “PTCE” exemption 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers and banks).

(2) PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

(3) PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

(4) PTCE 91-38 (relating to specified transactions by bank collective investment funds);

(5) PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

(6) PTCE 96-23 (relating to specified transactions directed by in-house asset managers).
      These exemptions do not, however, provide relief from the self-dealing and conflicts of interests prohibitions under ERISA and the Code. In addition, there is no assurance that any of these class exemptions or other exemptions will be available with respect to any particular transaction involving the notes.
Treatment of Insurance Company Assets as Plan Assets
      Any insurance company proposing to invest assets of its general account in the notes should consider the potential implications of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517 (1993), which, in some circumstances, treats such general account as including the assets of a plan that owns a policy or other contract with such insurance company, as well as the potential effect of Section 401(c) of ERISA, PTCE 95-60, and Department of Labor Regulations Section 2550.401c-1.
Foreign Indicia of Ownership
      ERISA also prohibits plan fiduciaries from maintaining the indicia of ownership of any plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any note offered for sale in connection with this prospectus, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.
Representations and Warranties
      If you acquire or accept a note offered in connection with this prospectus, you and any subsequent transferee will be deemed to have represented and warranted that either:

(1) you have not, directly or indirectly, used plan assets to acquire such note;

(2) your acquisition and holding of a note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, and (B) meets the fiduciary requirements of ERISA; or

(3) if you use plan assets to acquire such note and you are not otherwise subject to ERISA, such acquisition is in compliance with the applicable laws governing such plan.
GLOBAL SECURITIES; BOOK-ENTRY SYSTEM
The Global Securities
      The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the global securities) which will be registered in the name of Cede & Co., as nominee of DTC and deposited on behalf of purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.
      We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which will contain the corresponding respective amount of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be affected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC (the participants) or persons who hold interests through participants. Noteholders may hold their interests in a global security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.
      So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such global securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture and, if applicable, those of the Euroclear System (Euroclear) and Clearstream Banking, société anonyme, Luxembourg (Clearstream Luxembourg).
Certain Book-Entry Procedures for the Global Securities
      The operations and procedures of DTC, Euroclear and Clearstream Luxembourg are solely within the control of the respective settlement systems and are subject to change by them from time to time. Investors are urged to contact the relevant system or its participants directly to discuss these matters.

      DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934.
      DTC was created to hold securities for its participants (collectively, the participants) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the indirect participants) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the Commission.
      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.
      So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. We understand that DTC has no knowledge of the actual beneficial owners of the securities. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.
      Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to indirect participants and by its direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants of DTC to whose accounts the securities are credited on the applicable record date, which are identified in a listing attached to the omnibus proxy.
      Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.
      Payments with respect to the principal of and premium, if any, and interest on a global security will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. It is our understanding that DTC’s practice is to credit directly its participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that date. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC, us or the trustee, subject to statutory or regulatory requirements in effect at the time. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to those beneficial interests.
      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those crossmarket transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.
      Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global security by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.
      Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
      DTC, Euroclear or Clearstream Luxembourg may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, if a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.
      We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, certificates for the securities will be printed and delivered.
      We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We obtained the information in this section and elsewhere in this prospectus concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable. Although we expect DTC, Euroclear or Clearstream Luxembourg and their participants to follow the foregoing procedures in order to facilitate transfers of interests in global securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.
EXCHANGE OFFER AND REGISTRATION RIGHTS
      In connection with the issuance of the Old Notes, we entered into a registration rights agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Banc of America Securities LLC, Lehman Brothers Inc. and Raymond James & Associates, Inc., (collectively, the “Initial Purchasers”). The following summary of selected provisions of the registration rights agreement is not complete and is subject to all the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us upon request as described under “Where You Can Find More Information.”
      Pursuant to the registration rights agreement, we agreed to file with the Commission this exchange offer registration statement with respect to a registered offer to exchange the Old Notes for New Notes, which have terms identical to the Old Notes in all material respects except that such notes will not contain terms with respect to transfer restrictions, registration rights and payment of additional interest. Upon the effectiveness of this exchange offer registration statement, pursuant to the exchange offer we will offer to the holders of the transfer restricted Old Notes who are able to make certain representations, the opportunity to exchange their transfer restricted Old Notes for New Notes. If, upon consummation of the exchange offer, the initial purchasers hold notes acquired by them as part of the Old Notes’ initial distribution, we, simultaneously with the delivery of the New Notes pursuant to the exchange offer, will issue and deliver to the initial purchasers, in a private exchange for the notes held by the initial purchasers, a like principal amount of our New Notes issued under the indenture and identical in all material respects to the New Notes issued in the exchange offer, except such notes issued in the private exchange shall include restrictions on transfer under the Securities Act and the securities laws of the several states of the United States.
      If:

•	because of any changes in law, Commission rules or regulations or applicable interpretations by the staff of the Commission, we are not permitted to effect the exchange offer;

•	for any other reason the exchange offer registration statement, of which this prospectus is a part, is not declared effective within 180 days following the original issuance of the Old Notes, or the exchange offer is not consummated within 210 days after the original issuance of the Old Notes;

•	upon the request of any of the Initial Purchasers; or

•	a holder of the Old Notes is not permitted to participate in the exchange offer or does not receive fully tradeable New Notes pursuant to the exchange offer;
      we will:

•	as promptly as practicable, file with the Commission, and use our best efforts to cause to be declared effective as promptly as practicable but not later than 210 days after the original issuance of the Old Notes, a shelf registration statement relating to the offer and sale of the New Notes; and

•	use our best efforts to keep the shelf registration statement continuously effective for a period of two years from the date the shelf registration statement is declared effective, or for such shorter period that will terminate when all of the New Notes covered by the shelf registration statement have been sold or cease to be outstanding or otherwise registrable securities within the meaning of the registration rights agreement.
      If we file a shelf registration statement, we will notify you when the shelf registration statement has become effective and take other actions that are required to permit unrestricted resales of the Old Notes. If you sell Old Notes under the shelf registration statement, you will be:

•	required to deliver information to be used in connection with the shelf registration statement;

•	required to be named as a selling securityholder in the related prospectus;

•	required to deliver a prospectus to purchasers;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

•	bound by some of the provisions of the registration rights agreement, including those regarding indemnification rights and obligations.
      For purposes of the registration rights agreement, “registrable securities” means the notes, provided, however, that the notes shall cease to be registrable securities when (1) a registration statement with respect to such notes has been declared effective and such notes have been disposed of pursuant to the registration statement, (2) such notes have been sold to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A), (3) such notes have ceased to be outstanding or (4) the exchange offer is consummated.
      The registration rights agreement also provides that we will:

•	file this exchange offer registration statement with the Commission not later than 90 days following the closing of the offering of the Old Notes;

•	use our best efforts to have this exchange offer registration statement declared effective under the Securities Act within 180 days of the closing of the offering of the Old Notes;

•	use our best efforts to keep this exchange offer registration statement effective until the closing of the exchange offer; and

•	use our best efforts to cause the exchange to be consummated not later than 210 days following the closing of the offering of the Old Notes.
      Promptly after this exchange offer registration statement has been declared effective, we will offer the registered New Notes in exchange for surrender of the Old Notes. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to holders. Interest will accrue on each registered New Notes from the last interest payment date on which we paid interest on the Old Notes tendered in the exchange offer, or if we have not paid interest on the tendered Old Notes, from the date of original issuance of the note.
      If:

•	we do not file with the Commission the exchange offer registration statement on or prior to the 90th day following the original issuance of the Old Notes;

•	the Commission does not declare the exchange offer registration statement effective on or prior to the 180th day following the original issuance of the Old Notes;

•	we do not consummate the exchange offer on or prior to the 210th day following the original issuance of the Old Notes; or

•	we have filed, but the Commission has not declared effective, the shelf registration statement on or prior to the 210th day following the original issuance of the Old Notes;
(each, a “Registration Default”) then additional interest would accrue on the Old Notes at an amount equal to 0.25% per annum of the principal amount of transfer restricted securities held by such holder for the first 90 day period immediately following the occurrence of each Registration Default, and such annual rate will increase by an additional 0.25% with respect to each subsequent 90-day period, increasing to a maximum of 1.00% per annum, from and including the date on which any such Registration Default occurs. Following the cure of all Registration Defaults, the accrual of additional interest will cease. Because we were unable to fulfill our obligations under the registration rights agreement, we are currently paying additional interest at a rate of 1.00%.
      Holders of Old Notes will be required to make certain representations to us, as described in the registration rights agreement, in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement and will be named as a selling security holder in such shelf registration statement in order to have their Old Notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. Any holders, other than the initial purchasers, who are eligible to participate in the exchange offer but fail to, or elect not to, participate therein will continue to hold transfer restricted Old Notes. The transfer restricted Old Notes will remain outstanding and will continue to accrue interest, but holders of transfer restricted Old Notes will have no further rights to exchange their transfer restricted Old Notes or have such securities registered under the registration rights agreement.
PLAN OF DISTRIBUTION
      Based on interpretations by the staff of the Commission set forth in no action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for Old Notes unless you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired Old Notes directly from us; or

•	a broker-dealer that acquired Old Notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;
provided that you acquire the New Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes. Broker-dealers receiving New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the New Notes.
      To date, the staff of the Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement.
      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. In addition, until        ●       , 2006, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes (including any broker-dealers) against specified liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The validity and enforceability of the notes offered hereby will be passed upon for Service Corporation International by Locke Liddell & Sapp LLP, Houston, Texas.
EXPERTS
      The consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2005 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      All other schedules have been omitted because the required information is not applicable or is not present in amounts sufficient to require submission or because the information required is included in the consolidated financial statements or the related notes thereto.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
      Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and the Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.
      Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2005.
      Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report included herein.

Remediation Efforts in 2005
      Management, with the oversight of the Audit Committee, has addressed all of the material weaknesses identified in previous periods and has concluded that they were remediated in the fourth quarter of 2005. Throughout 2005, management reviewed its plans for remediation of identified material weaknesses and the status of its assessment of the internal control over financial reporting with the Audit Committee primarily on a bi-weekly basis.
      The Company implemented a plan to remediate the material weaknesses related to controls performed at its funeral and cemetery locations. (Refer to material weaknesses A, D-I previously disclosed in the December 31, 2004 Form 10-K/A (Amendment No. 2)). Formal training was implemented at both the funeral and cemetery locations to train the appropriate personnel on the responsibilities and importance of each location performing the controls to comply with Company established policies and procedures. The Company’s support centers helped facilitate the execution of this remediation effort. The Company has over 1,500 funeral and cemetery locations across the country; therefore, the training effort was extensive and time-consuming.
      The material weakness related to controls over the reconciliations of preneed funeral and cemetery detailed records to trust fund assets and corresponding deferred revenue and non-controlling interest accounts related to preneed funeral and cemetery activities has been remediated. (Refer to material weakness B previously disclosed in the December 31, 2004 Form 10-K/A (Amendment No. 2)). Strict timelines for completion of all reconciliations have been established as well as the disposition of any reconciling items identified.
      The Company has made substantial improvements to the policies, procedures, and tools for effective program change management to remediate the material weaknesses identified in the general information technology controls over program change management and controls over the accuracy of preneed funeral trust income recorded upon the maturity of certain preneed funeral contracts. (Refer to material weaknesses K and L previously disclosed in the December 31, 2004 Form 10-K/A (Amendment No. 2)). The program change tracking process was improved with the new system implemented in July 2005 which logically guides a change through the various documentation and approval requirements necessary for controlled program changes. Version control software and procedures have been strengthened and testing templates have been made available. Communications from management regarding the importance of prudent change control activities have been strengthened through employee update meetings, policy issuances, testing guidelines, new procedures, and training sessions. Reconciliations are conducted more frequently and new monitoring reports have been developed.
      The Company has refined its controls related to the identification, review and communication of legal accruals to appropriate accounting personnel within the organization, including certain members of senior management. (Refer to material weakness M previously disclosed in the December 31, 2004 Form 10-K/A (Amendment No. 2)). The Company has established a management team (comprised of both legal and financial members) that meets at least twice quarterly to assess the appropriateness of the Company’s legal accruals and disclosures based on current legal information. Additionally, all legal information, including any new asserted or unasserted claims, is updated at the Company’s quarterly Disclosure Committee meeting held just prior to the filing of the Company’s respective Form 10-Q or Form 10-K.
      The Company has designed and implemented additional controls to properly account for the impairment or disposition of assets related to the sale of certain locations in the proper period and to write off covenant-not-to-compete assets in a timely manner. (Refer to material weakness J previously disclosed in the December 31, 2004 Form 10-K/A (Amendment No. 2)). Controls were designed and implemented to account for any property dispositions in the current period and brought current to the time of the filing of any quarterly or annual financial statements. The related gains and losses on dispositions are reviewed and approved by the Corporate Development and Real Estate departments for completeness and accuracy. Additionally, covenant-not-to-complete assets are reviewed for all sold and closed locations prior to the filing of the quarterly or annual financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Service Corporation International:
      We have completed integrated audits of Service Corporation International’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule
      In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Service Corporation International and its subsidiaries (“the Company”) at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in note three to the consolidated financial statements, the Company changed its method of accounting for direct selling costs related to the acquisition of preneed funeral and preneed cemetery contracts effective January 1, 2005; the Company changed its method of accounting for variable interest entities on March 31, 2004; and the Company changed its method of accounting for gains and losses on pension plan assets and obligations effective January 1, 2004.

Internal control over financial reporting
      Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 3, 2006

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF OPERATIONS

	Years Ended December 31,

	2005	2004	2003

	(In thousands, except per share amounts)
Revenues	$1,715,605	$1,831,225	$2,313,177
Costs and expenses	(1,416,778)	(1,502,696)	(1,957,392)

Gross profits	298,827	328,529	355,785
General and administrative expenses	(84,812)	(130,896)	(178,105)
Gains and impairment (losses) on dispositions, net	(26,093)	25,797	50,677
Other operating expense	—	—	(9,004)

Operating income	187,922	223,430	219,353
Interest expense	(102,337)	(117,910)	(138,625)
Interest income	16,706	13,453	6,215
(Loss) gain on early extinguishment of debt, net	(14,258)	(16,770)	1,315
Other income, net	2,774	9,703	8,345

Income from continuing operations before income taxes and cumulative effects of accounting changes	90,807	111,906	96,603
(Provision) benefit for income taxes	(34,122)	8,194	(27,347)

Income from continuing operations before cumulative effects of accounting changes	56,685	120,100	69,256
Income from discontinued operations (net of income tax (provision) benefit of $(4,764), $49,175 and $(1,876), respectively)	4,123	41,584	15,809
Cumulative effects of accounting changes (net of income tax benefit of $117,428 and $20,983, respectively)	(187,538)	(47,556)	—

Net (loss) income	$(126,730)	$114,128	$85,065

Basic earnings (loss) per share:
Income from continuing operations before cumulative effects of accounting changes	$.19	$.38	$.23
Income from discontinued operations, net of tax	.01	.13	.05
Cumulative effects of accounting changes, net of tax	(.62)	(.15)	—

Net (loss) income	$(.42)	$.36	$.28

Basic weighted average number of shares	302,213	318,737	299,801

Diluted earnings (loss) per share:
Income from continuing operations before cumulative effects of accounting changes	$.19	$.37	$.23
Income from discontinued operations, net of tax	.01	.12	.05
Cumulative effects of accounting changes, net of tax	(.61)	(.14)	—

Net (loss) income	$(.41)	$.35	$.28

Diluted weighted average number of shares	306,745	344,675	300,790

Dividends declared per share	$.10	$—	$—

(See notes to consolidated financial statements)

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED BALANCE SHEET

	December 31,

	2005	2004

	(In thousands, except
	share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$446,782	$287,785
Receivables, net	97,747	102,622
Inventories	68,327	81,526
Current assets of discontinued operations	—	11,085
Other	37,527	53,820

Total current assets	650,383	536,838

Preneed funeral receivables and trust investments	1,226,192	1,267,784
Preneed cemetery receivables and trust investments	1,288,515	1,399,778
Cemetery property, at cost	1,355,654	1,509,599
Property and equipment, at cost, net	942,229	970,547
Non-current assets of discontinued operations	—	4,367
Deferred charges and other assets	249,449	631,839
Goodwill	1,123,888	1,169,040
Cemetery perpetual care trust investments	700,382	729,048

	$7,536,692	$8,218,840

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$231,129	$221,877
Current maturities of long-term debt	20,468	77,950
Current liabilities of discontinued operations	—	7,111
Income taxes payable	20,359	7,850

Total current liabilities	271,956	314,788

Long-term debt	1,175,463	1,189,163
Deferred preneed funeral revenues	535,384	540,794
Deferred preneed cemetery revenues	792,485	803,144
Deferred income taxes	141,676	276,572
Non-current liabilities of discontinued operations	—	58,225
Other liabilities	320,812	431,917
Non-controlling interest in funeral and cemetery trusts	2,015,811	2,050,658
Non-controlling interest in perpetual care trusts	694,619	704,912
Commitments and contingencies (note 13) Stockholders’ equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 294,808,872 and 323,225,352 issued and outstanding (net of 48,962,063 and 18,502,478 treasury shares at par)	294,809	323,225
Capital in excess of par value	2,182,745	2,395,057
Unearned compensation	(3,593)	(2,022)
Accumulated deficit	(955,974)	(829,244)
Accumulated other comprehensive income (loss)	70,499	(38,349)

Total stockholders’ equity	1,588,486	1,848,667

	$7,536,692	$8,218,840

(See notes to consolidated financial statements)

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,

	2005	2004	2003

	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(126,730)	$114,128	$85,065
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Income from discontinued operations, net of tax	(4,123)	(41,584)	(15,809)
Loss (gain) on early extinguishments of debt	14,258	16,770	(1,315)
Premiums paid on early extinguishments of debt	(12,186)	(13,817)	—
Cumulative effects of accounting changes, net of tax	187,538	47,556	—
Depreciation and amortization	87,449	144,766	161,046
Provision for deferred income taxes	26,080	17,739	3,087
Gains and impairment (losses) on dispositions, net	26,093	(25,797)	(50,677)
Other operating expense	—	—	9,004
Payments on restructuring charges	(10,723)	(14,000)	(14,155)
Litigation payments	(3,126)	(164,566)	(30,782)
Change in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (increase) in receivables	18,915	45,983	(59,156)
Decrease in other assets	43,991	5,946	68,357
Increase in litigation accrual	370	60,800	99,420
Increase (decrease) in payables and other liabilities	11,953	(53,941)	91,717
Net effect of preneed funeral production and maturities	5,176	(20,989)	4,061
Net effect of preneed cemetery production and deliveries	52,981	(28,691)	2,382
Other	86	(1,971)	17,890

Net cash provided by operating activities from continuing operations	318,002	88,332	370,135
Net cash (used in) provided by operating activities from discontinued operations	(5,344)	5,656	3,973

Net cash provided by operating activities	312,658	93,988	374,108
Cash flows from investing activities:
Capital expenditures	(99,416)	(95,619)	(115,471)
Proceeds from divestitures and sales of property and equipment	111,722	57,749	76,577
Proceeds from dispositions of foreign operations, net of cash retained	151,692	330,829	73,940
Indemnity payments related to the sale of former funeral operations in France	(2,105)	(2,401)	—
Payment of contingent obligations to former owners of acquired business	—	(48,749)	—
Net withdrawals (deposits) of restricted funds and other	9,334	51,378	(71,939)

Net cash provided by (used in) investing activities from continuing operations	171,227	293,187	(36,893)
Net cash used in investing activities from discontinued operations	(212)	(3,663)	(529)

Net cash provided by (used in) investing activities	171,015	289,524	(37,422)
Cash flows from financing activities:
Payments of debt	(85,618)	(177,648)	(90,980)
Proceeds from long-term debt issued	292,541	241,802	—
Debt issue costs	(1,038)	(358)	—
Early extinguishments of debt	(291,277)	(299,961)	(200,349)
Proceeds from exercise of stock options	7,834	10,605	1,097
Purchase of Company common stock	(225,152)	(110,258)	—
Payments of dividends	(22,637)	—	—
Other	(844)	—	(9,917)

Net cash used in financing activities from continuing operations	(326,191)	(335,818)	(300,149)
Effect of foreign currency	1,515	660	2,269

Net increase in cash and cash equivalents	158,997	48,354	38,806
Cash and cash equivalents at beginning of period	287,785	239,431	200,625

Cash and cash equivalents at end of period	$446,782	$287,785	$239,431

(See notes to consolidated financial statements)

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(In thousands, except per share amounts)

							Accumulated
							Other
			Treasury	Capital in			Comprehensive
	Outstanding	Common	Stock, Par	Excess of	Unearned	Accumulated	(Loss)
	Shares	Stock	Value	Par Value	Compensation	Deficit	Income	Total

Balance at December 31, 2002	297,010	$299,526	$(2,516)	$2,259,936	$—	$(1,028,437)	$(207,172)	$1,321,337
Comprehensive income:
Net income						85,065		85,065
Other comprehensive income:
Foreign currency translation							92,504	92,504
Minimum pension liability adjustment, net							2,956	2,956

Total other comprehensive income								95,460

Total comprehensive income								180,525
Common Stock:
Stock option exercises and other	471	424	47	1,909				2,380
Contributions to employee 401(k)	4,559	4,559		12,819				17,378

Balance at December 31, 2003	302,040	304,509	(2,469)	2,274,664	—	(943,372)	(111,712)	1,521,620
Comprehensive income:
Net income						114,128		114,128
Other comprehensive income:
Foreign currency translation							(9,242)	(9,242)
Minimum pension liability adjustment, net							33,599	33,599
Reclassification for translation adjustments realized in net income, net							49,006	49,006

Total other comprehensive income								73,363

Total comprehensive income								187,491
Common Stock:
Stock option exercises and other	2,756	2,756		8,406				11,162
Tax benefit from stock options exercised				2,482				2,482
Contributions to employee 401(k)	2,692	2,000	692	15,435				18,127
Debenture conversions	32,034	32,034		185,120				217,154
Restricted stock award, net of forfeitures	428	428		2,483	(2,911)			—
Restricted stock amortization					889			889
Purchase of Company common stock	(16,725)		(16,725)	(93,533)				(110,258)

Balance at December 31, 2004	323,225	341,727	(18,502)	2,395,057	(2,022)	(829,244)	(38,349)	1,848,667
Comprehensive loss:
Net loss						(126,730)		(126,730)
Other comprehensive income:
Foreign currency translation							7,260	7,260
Reclassification for translation adjustments realized in net loss, net							101,588	101,588

Total other comprehensive income								108,848

Total comprehensive loss								(17,882)
Dividends on common stock ($.10 per share)				(30,052)				(30,052)
Common Stock:
Stock option exercises and other	2,044	2,044		6,183				8,227
Tax benefit from stock options exercised				2,592				2,592
Restricted stock award, net of forfeitures	496		496	3,161	(3,657)			—
Restricted stock amortization					2,086			2,086
Purchase of Company common stock	(30,956)		(30,956)	(194,196)				(225,152)

Balance at December 31, 2005	294,809	$343,771	$(48,962)	$2,182,745	$(3,593)	$(955,974)	$70,499	$1,588,486

(See notes to consolidated financial statements)

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
Note One
     Nature of Operations
      Service Corporation International (SCI or the Company) is a provider of deathcare products and services, with a network of funeral service locations and cemeteries operating in the United States and Canada. The Company owns a 25 percent equity interest in funeral operations in France. Additionally, the Company owns Kenyon International Emergency Services (“Kenyon”), a wholly owned subsidiary that specializes in providing disaster management services in mass fatality incidents. Kenyon’s revenues are included in the Company’s funeral operations segment.
      The funeral service and cemetery operations consist of funeral service locations, cemeteries, crematoria and related businesses. Personnel at the funeral service locations provide all professional services relating to atneed funerals, including the use of funeral facilities and motor vehicles, and preparation and embalming services. Funeral related merchandise (including caskets, burial vaults, cremation receptacles, flowers and other ancillary products and services) is sold at funeral service locations. Certain funeral service locations contain crematoria. The Company sells preneed funeral services whereby a customer contractually agrees to the terms of a funeral to be performed in the future. The Company’s cemeteries provide cemetery property interment rights (including mausoleum spaces, lots and lawn crypts) and sell cemetery related merchandise (including stone and bronze memorials, burial vaults, casket and cremation memorialization products) and services (primarily merchandise installations and burial openings and closings). Cemetery items are sold on an atneed or preneed basis. Personnel at cemeteries perform interment services and provide management and maintenance of cemetery grounds. Certain cemeteries operate crematoria, and certain cemeteries contain gardens specifically for the purpose of cremation memorialization.
Note Two

Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation
      The consolidated financial statements include the accounts of SCI and all majority-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Reclassifications
      In 2005, the Company classified cash premiums paid to early extinguish debt as a component of operating activities. The Company has reclassified prior periods to conform to this presentation. For the year ended December 31, 2004, cash premiums of approximately $13.8 million were reclassified from financing activities to operating activities. No cash premiums were paid to early extinguish debt during 2003. Certain other reclassifications have been made to prior years to conform to current period presentation with no effect on the Company’s consolidated financial position, results of operations or cash flows.

Use of Estimates in the Preparation of Financial Statements
      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. As a result, actual results could differ from these estimates. The

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company allocates overhead costs in North America based on funeral and cemetery reporting unit revenues.

Cash and Cash Equivalents
      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2005, the majority of the Company’s cash was invested in commercial paper.

Accounts Receivables and Allowance for Doubtful Accounts
      The Company’s trade receivables primarily consist of amounts due for funeral services already performed. The Company provides various allowances and/or cancellation reserves for its funeral and cemetery preneed and atneed receivables as well as for its preneed funeral and preneed cemetery deferred revenues. These allowances are based on an analysis of historical trends and include, where applicable, collection and cancellation activity. Atneed funeral receivables are considered past due after 30 days. Collections are managed by the locations until a receivable is 180 days delinquent at which time it is written off and sent to a collection agency. These estimates are impacted by a number of factors, including changes in economy, relocation, and demographic or competitive changes in the Company’s areas of operation.

Inventories and Cemetery Property
      Funeral merchandise and cemetery burial property and merchandise are stated at the lower of average cost or market. Inventory costs are primarily relieved using specific identification.

Property and Equipment, Net
      Property and equipment, net are recorded at cost. Maintenance and repairs are charged to expense whereas renewals and major replacements that extend the assets useful lives are capitalized. Depreciation is provided using the straight line method over the estimated useful lives of the various classes of assets. Property is depreciated over a period ranging from seven to forty years, equipment is depreciated over a period from three to eight years and leasehold improvements are depreciated over the shorter of the lease term or ten years. Depreciation expense related to property, plant and equipment totaled $60,327, $60,377 and $79,966 for the years ended December 31, 2005, 2004 and 2003, respectively. When property is sold or retired, the cost and related accumulated depreciation are removed from the consolidated balance sheet; resulting gains and losses are included in the consolidated statement of operations.

Operating Leases
      The Company has operating lease arrangements primarily related to funeral service locations and transportation lease agreements. Lease terms related to funeral home properties generally range from one to 35 years with options to renew at varying terms. Lease terms related to transportation agreements generally range from one to five years with options to renew at varying terms. The Company calculates operating lease expense using the straight line method prescribed by generally accepted accounting principles. The Company considers reasonably assured renewal options and fixed escalation provisions in its calculation. For more information related to operating leases, see note thirteen to these consolidated financial statements.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill
      The excess of purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases is recorded as goodwill. Goodwill is tested annually for impairment by assessing the fair value of each of the Company’s reporting units (which is generally one level below the Company’s reportable segments). As of December 31, 2005, the Company’s funeral segment reporting units include assets in North America, Germany and Singapore. The Company’s cemetery segment reporting unit includes assets in North America. At December 31, 2005, the Company no longer has goodwill related to its cemetery segment.
      The Company’s policy is to test for impairment of goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) annually as of September 30 each year. For the current year, the Company performed this test on September 30, 2005.
      The Company tests for impairment of its goodwill using a two-step approach as prescribed in SFAS 142. The first step of the Company’s goodwill impairment test compares the fair value of each reporting unit with its carrying amount, including goodwill. The Company does not record an impairment of goodwill in instances where the fair value of a reporting unit exceeds its carrying amount. The second step of the Company’s goodwill impairment test is required only in situations where the carrying amount of the reporting unit exceeds its fair value as determined in the first step. In such instances, the Company compares the implied fair value of goodwill (as defined in SFAS 142) to its carrying amount of goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Fair market value of a reporting unit is determined using a calculation based on multiples of revenue and multiples of EBITDA, or earnings before interest, taxes, depreciation and amortization, of both the Company and its competitors. Based on the Company’s impairment tests at September 30, 2005 and 2004, the Company concluded that there was no impairment of goodwill in accordance with SFAS 142. For more information related to goodwill, see note eight to these consolidated financial statements.

Impairment or Disposal of Long-Lived Assets
      Except as noted for goodwill, the Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). SFAS 144 requires that long-lived assets to be held and used be reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value less estimated cost to sell.

Stock Options
      The Company accounts for employee stock-based compensation under the intrinsic value method. Under the intrinsic value method, no compensation expense is recognized on stock options if the grant price equals the market value on the date of grant. All of the Company stock option grants have been at market value on the dates of each grant.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      If the Company had elected to recognize compensation expense for its stock option plans, based on the fair value of awards at their grant dates, net (loss) income and (loss) earnings per share would have changed for the years ended December 31 to the following pro forma amounts:

	2005	2004	2003

Net (loss) income, as reported	$(126,730)	$114,128	$85,065
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax expense	(1,767)	(3,220)	(6,720)

Pro forma net (loss) income	$(128,497)	$110,908	$78,345

Basic (loss) earnings per share, as reported	$(.42)	$.36	$.28
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax expense	(.01)	(.01)	(.02)

Pro forma basic (loss) earnings per share	$(.43)	$.35	$.26

Diluted (loss) earnings per share, as reported	$(.41)	$.35	$.28
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax expense	(.01)	(.01)	(.02)

Pro forma diluted (loss) earnings per share	$(.42)	$.34	$.26

      The Company utilizes the Black-Scholes option valuation model for estimating the fair value of its stock options. This model allows the use of a range of assumptions related to volatility, the risk-free interest rate, the expected life, and the dividend yield. Beginning in 2005, the expected volatility utilized in the valuation model is based on implied volatilities from traded options on our stock and the historical volatility of our stock price. Similarly, the dividend yield and the expected holding period are both based on historical experience and our estimate of future events. The risk-free interest rate is derived from the U.S. Treasury yield curve based on the expected life of the grant in effect at the time of grant. Prior to 2005, expected volatility was based solely on the historical volatility of our stock price and the expected holding period was equal to the life of the option. The fair values of the Company’s stock options are calculated using the following weighted average assumptions based on the methods described above:

Assumptions	2005	2004	2003 (1)

Dividend yield	1.5%	0.0%	n/a
Expected volatility	43.3%	63.8%	n/a
Risk-free interest rate	3.7%	4.0%	n/a
Expected holding period	5.5 years	8.0 years	n/a
Weighted average fair value	$2.71	$4.68	n/a

(1)	The Company did not issue stock options during 2003.
      The Company currently computes stock-based compensation cost for employees eligible to retire over the three-year standard vesting period of the grants. Upon adoption of SFAS 123R “Share-Based Payment” (SFAS 123R), the Company will amortize new option grants to such retirement-eligible employees immediately upon grant, consistent with the retirement vesting acceleration provisions of these grants. If the Company had historically computed stock-based compensation cost for these employees under this accelerated method, $372 or less than $.01 per diluted share of after-tax compensation cost would have been accelerated and cumulatively included in the pro forma expense above through

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2005. The tax benefit associated with the additional compensation expense discussed above would have been $200 for the year ended December 31, 2005.

Treasury Stock
      On August 16, 2004, the Company announced a share repurchase program authorizing the investment of up to $100,000 to purchase its common stock in order to reduce dilution from shares issued previously and to assist the Company in maintaining an appropriate capital structure. On November 10, 2004, February 10, 2005, and June 23, 2005, the Company announced an increase in the share repurchase program authorizing the investment of up to an additional $100,000 to repurchase common stock, for an aggregate authorized investment of up to $400,000. The Company makes treasury stock purchases in the open market or through privately negotiated transactions subject to market conditions and normal trading restrictions. The Company accounts for the repurchase of its common stock under the par value method. The Company uses the average cost method upon the subsequent reissuance of treasury shares.

Foreign Currency Translation
      All assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at exchange rates in effect as of the end of the reporting period. Revenue and expense items are translated at the average exchange rates for the reporting period. The resulting translation adjustments are included in stockholders’ equity as a component of Accumulated other comprehensive (loss) income in the consolidated statement of stockholders’ equity.
      The functional currency of the Company and its subsidiaries is the respective local currency. The transactional currency gains and losses that arise from transactions denominated in currencies other than the functional currencies of our operations are recorded in Other income, net in the consolidated statement of operations. The Company does not operate in countries which are considered to have hyperinflationary economies.

Funeral Operations
      Revenue is recognized when the funeral services are performed and funeral merchandise is delivered. The Company’s funeral trade receivables consist of amounts due for services already performed and merchandise delivered. An allowance for doubtful accounts has been provided based on historical experience. The Company sells price guaranteed preneed funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. Revenues associated with sales of preneed funeral contracts, which include accumulated trust earnings, are deferred until such time that the funeral services are performed. Allowances for customer cancellations are based upon historical experience. See note four to the consolidated financial statements regarding preneed funeral activities.
      Pursuant to state or provincial law, all or a portion of the proceeds from funeral merchandise or services sold on a preneed basis may be required to be paid into trust funds. The Company defers investment earnings related to these merchandise and services trusts until the associated merchandise is delivered or services are performed.

Cemetery Operations
      Revenue associated with sales of cemetery merchandise and services is recognized when the service is performed or merchandise is delivered. The Company’s cemetery trade receivables consist of amounts due for services already performed and merchandise already delivered. An allowance for doubtful accounts has been provided based on historical experience. Revenue associated with sales of preneed cemetery interment

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
rights is recognized in accordance with the retail land sales provisions of SFAS No. 66, “Accounting for the Sales of Real Estate” (SFAS 66). Under SFAS 66, revenue from constructed cemetery property is not recognized until a minimum percentage (10%) of the sales price has been collected. Revenue related to the preneed sale of unconstructed cemetery property is deferred until it is constructed and 10% of the sales price is collected. Revenue associated with sales of preneed merchandise and services is not recognized until the merchandise is delivered or the services are performed. Allowances for customer cancellations for preneed cemetery contracts are based upon historical experience.
      Costs related to the sale of property interment rights include the property and development costs specifically identified by project. At the completion of the project, costs are charged to operations as revenue is recognized. Costs related to sales of merchandise and services are based on actual costs incurred.
      Pursuant to state or provincial law, all or a portion of the proceeds from cemetery merchandise or services sold on a preneed basis may be required to be paid into trust funds. The Company defers investment earnings related to these merchandise and services trusts until the associated merchandise is delivered or services are performed.
      A portion of the proceeds from the sale of cemetery property interment rights is required by state or provincial law to be paid into perpetual care trust funds. Investment earnings from these trusts are distributed regularly, are recognized in current cemetery revenues and are intended to defray cemetery maintenance costs, which are expensed as incurred. The principal of such perpetual care trust funds generally cannot be withdrawn by the Company.
      See note five to the consolidated financial statements regarding preneed cemetery activities.

Income Taxes
      Income taxes are computed using the liability method. Deferred taxes are provided on all temporary differences between the financial bases and the tax bases of assets and liabilities. The Company records a valuation allowance to reduce its deferred tax assets when uncertainty regarding their realization exists. The Company intends to permanently reinvest the unremitted earnings of certain of its foreign subsidiaries in those businesses outside the United States and, therefore, has not provided for deferred federal income taxes on such unremitted foreign earnings. For more information related to income taxes, see note nine to the consolidated financial statements.

Equity Investments
      The Company maintains certain equity interests in international operations as a result of its strategy to dispose of all or a majority interest of its international operations outside of North America. At December 31, 2005 and 2004, the Company owned a minority investment in certain funeral operations in France and at December 31, 2003, the Company owned a minority interest equity investment in operations in the United Kingdom. The Company accounts for its minority interest equity investments in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. The Company has not presented summarized financial information of the investees as they are not material to the Company’s consolidated financial position, results of operations, or cash flows.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The names of the Company’s investees and the percentage of ownership are set forth in the table below.

			Investment
		Ownership	Method
	Investee Name	Percentage	Accounting	Date Sold

Investments held at 12/31/2005
France	AKH Luxco S.C.A.	25%	Equity	—
Investments held at 12/31/2004
France	AKH Luxco S.C.A.	25%	Equity	—
Investments held at 12/31/2003
United Kingdom	Dignity Limited	20%	Equity	June 2004
Note Three

New Accounting Pronouncements and Accounting Changes

Accounting for Certain Hybrid Financial Instruments
      In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (SFAS 155). SFAS 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (SFAS 140). This statement also resolves issues addressed in Statement No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133. SFAS 140 is amended to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued during fiscal years beginning after September 15, 2006 (January 1, 2007 for the Company). The Company does not expect this statement to have a material impact on its consolidated financial statements.

Accounting Changes and Error Corrections
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (SFAS 154). SFAS 154 primarily requires retrospective application to prior period financial statements for the direct effects of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 (January 1, 2006 for the Company). The impact of SFAS 154 will depend on the nature and extent of any voluntary accounting changes or error corrections after the effective date, but the Company does not expect SFAS 154 to have a material impact on its consolidated financial statements.

Other-Than-Temporary Impairments
      In June 2005, the FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment, and directed the staff to issue proposed FSP EITF 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, as final. The final FSP supersedes EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Investments, and EITF Topic No. D-44, Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value. The final FSP (retitled FSP FAS 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments) replaces the guidance set forth in paragraphs 10-18 of EITF Issue 03-1 with references to existing other-than-temporary impairment guidance. FSP FAS 115-1 codifies the guidance set forth in EITF Topic D-44 and clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. FSP FAS 115-1 is effective for other-than-temporary analysis conducted in periods beginning after December 15, 2005. The Company adopted the provisions of FSP FAS 115-1 as of January 1, 2006 and as of the date of adoption, this statement had no material impact on the Company’s consolidated financial statements.

Deferred Selling Costs
      Effective January 1, 2005, the Company changed its method of accounting for direct selling costs related to the acquisition of preneed funeral and preneed cemetery contracts. Prior to this change, the Company capitalized such direct selling costs and amortized these deferred selling costs in proportion to the revenue recognized. Under the new method of accounting, the Company expenses these direct selling costs as incurred. The Company believes the new method is preferable because it better reflects the economics of the Company’s business.
      As of January 1, 2005, the Company recorded a cumulative effect charge of $187,538, net of tax of $117,428. This amount represents the cumulative balance of deferred selling costs recorded on the Company’s consolidated balance sheet in Deferred charges and other assets at the time of the accounting change. If the Company had not changed its method of accounting for direct selling costs as described above, net income for the year ended December 31, 2005 would have been approximately $10,470 or $.03 per basic and diluted share higher than currently reported.
      The pro forma amounts for years ended December 31, 2004 and 2003 in the table below reflect the new policy to expense selling costs as incurred. The effect of the change for the years ended December 31, 2004 and December 31, 2003 would have decreased net income from continuing operations before cumulative effects of accounting changes by approximately $9,403 and $6,535, or $.03 and $.02 per diluted share, respectively.

	Year Ended			Year Ended
	December 31, 2004			December 31, 2003

		Deferred			Deferred
		Selling			Selling
		Costs, Net			Costs, Net
	Historical	(1)	Pro forma	Historical	(1)	Pro Forma

Gross profits:
Funeral	$226,407	$(4,735)	$221,672	$273,165	$(4,245)	$268,920
Cemetery	102,122	(9,533)	92,589	82,620	(6,416)	76,204

	328,529	(14,268)	314,261	355,785	(10,661)	345,124
Income (loss) from continuing operations before income taxes and cumulative effects of accounting changes	$111,906	$(14,268)	$97,638	$96,603	$(10,661)	$85,942
Net income (loss)	$114,128	$(9,403)	$104,725	$85,065	$(6,535)	$78,530
Amounts per common share:
Net income (loss) — basic	$.36	$(.03)	$.33	$.28	$(.02)	$.26
Net income (loss) — diluted	$.35	$(.03)	$.32	$.28	$(.02)	$.26

(1)	Represents net deferred selling costs that would have been expensed under the new method of accounting adopted on January 1, 2005.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventory Costs
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs — an amendment of ARB 43, Chapter 4” (SFAS 151). SFAS 151 amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS 151 requires that those items be recognized as current-period charges, rather than as a portion of the inventory cost. In addition, SFAS 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company has adopted the provisions of SFAS 151 as of January 1, 2006 and as of the date of adoption, this statement had no material impact on the Company’s consolidated financial position, results of operations, or cash flows.

Share-Based Payment
      In December 2004, the FASB issued SFAS 123R. SFAS 123R is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. Among other items, SFAS 123R eliminates the use of the intrinsic value method of accounting, and requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. The Company will continue to utilize the Black-Scholes option pricing model to measure the fair value of its stock options. The Company has adopted SFAS 123R on January 1, 2006 and will use the modified-prospective transition method. The Company has calculated its historical pool of windfall tax benefits by comparing the book expense for individual stock grants and the related tax deduction for options granted after January 1, 1995. Additionally, adjustments were made to exclude windfall tax benefits which were not realized due to the Company’s net operating loss position. The Company has completed this calculation and has determined an additional paid in capital pool of approximately $2,100. The adoption of SFAS 123R is expected to negatively impact the Company’s after-tax earnings by approximately $2,600 or $.01 per diluted share for the year ended December 31, 2006.
      Under the modified-prospective method, the Company will recognize compensation expense in its consolidated financial statements issued subsequent to the date of adoption for all share-based payments granted, modified or settled after December 31, 2005, as well as for any awards that were granted prior to December 31, 2005 for which requisite service will be provided after December 31, 2005. The compensation expense on awards granted prior to December 31, 2005 will be recognized using the fair values determined for the pro forma disclosures on stock-based compensation included in prior filings. The amount of compensation expense that will be recognized on awards that have not fully vested will exclude the compensation expense cumulatively recognized in the pro forma disclosures on stock-based compensation. See note fourteen to the consolidated financial statements for further information on the Company’s stock-based compensation plans.

Variable Interest Entities
      In January 2003, the FASB issued FIN 46. This interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB revised FIN 46.
      Under the provisions of FIN 46R, the Company is required to consolidate certain cemeteries and trust assets. Merchandise and service trusts and cemetery perpetual care trusts are considered variable interest entities because the trusts meet the conditions of paragraphs 5(a) and 5(b)(1) of FIN 46R. That is, as a

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
group, the equity investors (if any) do not have sufficient equity at risk and do not have the direct or indirect ability through voting or similar rights to make decisions about the trusts’ activities that have a significant effect on the success of the trusts. FIN 46R requires the Company to consolidate merchandise and service trusts and cemetery perpetual care trusts for which the Company is the primary beneficiary (i.e., those for which the Company absorbs a majority of the trusts’ expected losses). The Company is the primary beneficiary of a trust whenever a majority of the assets of the trust are attributable to deposits of customers of the Company.
      The Company implemented FIN 46R as of March 31, 2004. Prior to the implementation, the Company operated certain cemeteries in Michigan which the Company managed but did not own. During the Company’s evaluation of FIN 46R, the Company evaluated these cemeteries to determine whether such cemeteries were within the scope of FIN 46R. The investment capital of these cemeteries was financed by the Company in exchange for a long-term sales, accounting, and cash management agreement. In accordance with this agreement, the Company receives the majority of the cash flows from these cemeteries. Additionally, the Company absorbs the majority of these cemeteries’ expected losses and receives a majority of the cemeteries’ residual returns. As a result, the Company concluded that it was the primary beneficiary of these cemeteries and that the long-term sales, accounting, and cash management agreement is a variable interest as defined by FIN 46R. Given the circumstances above, the Company consolidated such cemeteries as of March 31, 2004. The Company recognized an after tax charge of $13,957, representing the cumulative effect of an accounting change, as a result of consolidating these cemeteries. The results of operations and cash flows of these cemeteries are included in the Company’s consolidated statements of operations and cash flows beginning March 31, 2004. Excluding the cumulative effect of accounting change, the effect of consolidating these entities did not have a significant impact on the Company’s reported results of operations.

Pension Plans
      Effective January 1, 2004, the Company changed its accounting for gains and losses on its pension plan assets and obligations. The Company now recognizes pension gains and losses in its consolidated statement of operations as such gains and losses are incurred. Prior to January 1, 2004, the Company amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years (except to the extent that settlements with employees required earlier recognition). The Company believes the new method of accounting better reflects the economic nature of its pension plans and recognizes gains and losses on the pension plan assets and liabilities in the year the gains or losses occur. As a result of this accounting change, the Company recognized a cumulative effect charge of $33,599 (net of tax) as of January 1, 2004. This amount represented accumulated unrecognized net losses related to the pension plan assets and liabilities. Under the new accounting policy, the Company records net pension expense or income reflecting estimated returns on plan assets and obligations for its interim financial statements, and recognizes actual gains and losses on plan assets and obligations for the full-year (annual) financial statements as actuarial information becomes available upon review of the annual remeasurement. See note fifteen to these consolidated financial statements for additional information on pensions.
Note Four

Preneed Funeral Activities

Preneed Funeral Receivables and Trust Investments
      Preneed funeral receivables and trust investments, net of allowance for cancellation, represent trust investments and customer receivables related to unperformed, price-guaranteed trust funded preneed funeral contracts. When the Company, which is the primary beneficiary, receives payments from the

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
customer, the Company deposits the amount required by law into the trust and reclassifies the corresponding amount from Deferred preneed funeral revenues into Non-controlling interest in funeral and cemetery trusts. The Company deposited $71,961 and $46,822 into and withdrew $97,086 and $65,208 from trusts during the year ended December 31, 2005 and the nine months ended December 31, 2004 (the period in 2004 subsequent to the adoption of FIN 46R), respectively.
      The components of Preneed funeral receivables and trust investments in the Company’s consolidated balance sheet at December 31 are as follows:

	2005	2004

Trust investments, at market	$1,046,958	$1,085,777
Receivables from customers	204,180	196,239

	1,251,138	1,282,016
Allowance for cancellation	(24,946)	(14,232)

Preneed funeral receivables and trust investments	$1,226,192	$1,267,784

      An allowance for contract cancellation is provided based on historical experience. Upon cancellation of a trust funded preneed funeral contract, a customer is generally entitled to receive a refund of the funds held in trust. In many jurisdictions, the Company may be obligated to fund any shortfall if the amounts deposited by the customer exceed the funds in trust including investment income. Therefore, when realized or unrealized losses of a trust result in trust funded preneed funeral contracts being under-funded, the Company assesses such contracts to determine whether a loss provision should be recorded. No such loss amounts were required to be recognized as of December 31, 2005 or 2004.
      Accumulated investment earnings from trust investments have been included to the extent that they have been accrued through December 31, 2005 and 2004, respectively. Preneed funeral receivables and trust investments are reduced by the trust investment earnings (realized and unrealized) that the Company has been allowed to withdraw in certain states prior to death maturity and by amounts received from customers that are not required to be deposited into trust, pursuant to various state laws. These earnings are recorded in Deferred preneed funeral revenues until the service is performed or the merchandise is delivered.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The activity in Preneed funeral receivables and trust investments for the years ended December 31 is as follows:

	2005	2004

Beginning balance — Preneed funeral receivables and trust investments	$1,267,784	$1,080,108
Net sales	132,157	104,259
Cash receipts from customers	(109,879)	(94,522)
Deposits to trust	71,961	67,527
Dispositions of businesses	(17,257)	(9,323)
Net undistributed investment earnings	27,140	39,479
Maturities and distributed earnings	(131,651)	(122,212)
Change in cancellation allowance	(10,714)	2,593
Sale of debt associated with certain trust investments	(31,800)	—
Adoption of FIN 46R	—	225,964
Trust reconciliation adjustments	—	(2,280)
Effect of foreign currency and other	28,451	(23,809)

Ending balance — Preneed funeral receivables and trust investments	$1,226,192	$1,267,784

      The cost and market values associated with funeral trust investments at December 31, 2005 and 2004 are detailed below. Cost reflects the investment (net of redemptions) of control holders in common trust funds, mutual funds and private equity investments. Fair market value represents the value of the underlying securities or cash held by the common trust funds, mutual funds at published values and the estimated market value of private equity investments (including debt as well as the estimated fair value related to the contract holders’ equity in majority-owned real estate investments). The fair market value of funeral trust investments was based primarily on quoted market prices at December 31, 2005 and 2004. The Company periodically evaluates investments for other-than-temporary impairment. As a result of its most recent reviews at December 31, 2005 and 2004, the Company recorded adjustments to cost of $0 and $15,176, respectively, for the unrealized losses related to certain private equity and other investments. The adjustment to cost in 2004 is included in realized losses in Other income, net and is offset by a corresponding amount in the interest expense related to non-controlling interest in funeral trust investments, which is also included in Other income, net. See note seven to the consolidated financial statements for further information related to non-controlling interest in funeral trust investments.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2005

		Unrealized	Unrealized	Fair Market
	Cost	Gains	Losses	Value

Cash and cash equivalents	$61,369	$—	$—	$61,369
Fixed income securities:
U.S. Treasury	93,152	2,675	(988)	94,839
Foreign government	81,842	466	(616)	81,692
Corporate	7,749	263	(67)	7,945
Mortgage-backed	89,971	3,312	(1,238)	92,045
Insurance-backed	207,887	—	—	207,887
Asset-backed and other	869	32	(12)	889
Equity securities:
Common stock	299,118	13,818	(4,157)	308,779
Mutual funds:
Equity	69,070	10,322	(772)	78,620
Fixed income	83,030	1,474	(1,259)	83,245
Private equity and other	39,006	641	(9,999)	29,648

Trust investments	$1,033,063	$33,003	$(19,108)	$1,046,958

Market value as of a percentage of cost				101%

	December 31, 2004

		Unrealized	Unrealized	Fair Market
	Cost	Gains	Losses	Value

Cash and cash equivalents	$57,730	$—	$—	$57,730
Fixed income securities:
U.S. Treasury	86,694	2,883	(191)	89,386
Foreign government	73,073	1,238	(37)	74,274
Corporate	9,585	490	(21)	10,054
Mortgage-backed	125,144	5,740	(414)	130,470
Insurance-backed	195,981	—	—	195,981
Asset-backed and other	3,179	150	(9)	3,320
Equity securities:
Common stock	275,569	13,510	(1,003)	288,076
Mutual funds:
Equity	112,332	12,195	(287)	124,240
Fixed income	50,237	432	(156)	50,513
Private equity and other	57,633	4,100	—	61,733

Trust investments	$1,047,157	$40,738	$(2,118)	$1,085,777

Market value as of a percentage of cost				104%

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company has determined that unrealized losses in the funeral trust investments at both December 31, 2005 and 2004 are considered temporary in nature, as the unrealized losses were due to temporary fluctuations in interest rates and equity prices. We believe that none of the securities are permanently impaired based on an analysis of the investments as well as discussions with trustees, money managers and consultants. The Company’s funeral trust investment unrealized losses, their durations and their fair market value as of December 31, 2005, are shown in the following table.

	Less than 12 Months		Greater than 12 Months		Total

	Fair		Fair		Fair
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Fixed income securities:
U.S. Treasury	$1,837	$(32)	$25,990	$(956)	$27,827	$(988)
Foreign government	8,351	(242)	20,496	(374)	28,847	(616)
Corporate	262	(3)	2,169	(64)	2,431	(67)
Mortgage-backed	2,084	(38)	32,960	(1,200)	35,044	(1,238)
Asset-backed and other	21	—	315	(12)	336	(12)
Equity securities:
Common stock	6,750	(125)	105,764	(4,032)	112,514	(4,157)
Mutual funds:
Equity	1,920	(73)	16,295	(699)	18,215	(772)
Fixed income	3,839	(82)	51,819	(1,177)	55,658	(1,259)
Private equity and other	—	—	26,608	(9,999)	26,608	(9,999)

Total temporarily impaired securities	$25,064	$(595)	$282,416	$(18,513)	$307,480	$(19,108)

      Maturity dates of the fixed income securities range from 2006 to 2065. Maturities of fixed income securities at December 31, 2005 are estimated as follows:

Market

Due in one year or less	$63,154
Due in one to five years	104,963
Due in five to ten years	81,159
Thereafter	236,021

$485,297

      During the year ended December 31, 2005, purchases and sales of available-for-sale securities included in trust investments were $835,022 and $1,035,795, respectively. These sale transactions resulted in $56,560 and $19,503 of realized gains and realized losses, respectively, for the year ended December 31, 2005. During the nine months ended December 31, 2004 (the period in 2004 subsequent to the adoption of FIN 46R), purchases and sales of available-for-sale securities included in trust investments were $951,663 and $1,019,075, respectively. These sale transactions resulted in $89,500 and $56,852 of realized gains and realized losses, respectively for the nine months ended December 31, 2004. The Company uses the first in, first out (FIFO) method to determine the cost of funeral trust available-for-sale securities sold during the period.
      Earnings from these trust investments are recognized in current funeral revenues when the service is performed, merchandise is delivered, or upon cancellation for the amount the Company is entitled to

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
retain. Recognized earnings (realized and unrealized) related to these trust investments were $37,791, $35,477 and $25,487 for the years ended December 31, 2005, 2004, and 2003, respectively.

Deferred Preneed Funeral Revenues
      At December 31, 2005 and 2004, Deferred preneed funeral revenues, net of allowance for cancellation, represent future funeral service revenues, including distributed trust investment earnings associated with unperformed trust funded preneed funeral contracts that are not held in trust accounts. Future funeral service revenues and net trust investment earnings that are held in trust accounts are included in Non-controlling interest in funeral and cemetery trusts.
      The following table summarizes the activity in Deferred preneed funeral revenues for the years ended December 31:

	2005	2004

Beginning balance — Deferred preneed funeral revenues, net	$540,794	$1,464,218
Net sales	129,459	97,611
Dispositions of businesses	(18,253)	(19,014)
Net investment earnings	22,783	37,219
Recognized deferred preneed revenues	(157,861)	(138,820)
Change in cancellation allowance	(5,539)	(6,179)
Change in non-controlling interest	8,167	179,459
Effect of foreign currency and other	15,834	(28,547)
Adoption of FIN 46R	—	(1,045,153)

Ending balance — Deferred preneed funeral revenues, net	$535,384	$540,794

Insurance Funded Preneed Funeral Contracts
      Not included in the consolidated balance sheet are insurance funded preneed funeral contracts that will be funded by life insurance or annuity contracts issued by third party insurers. Prior to the adoption of FIN 46R on March 31, 2004, the net amount of these contracts was included in Preneed funeral receivables and trust investments with a corresponding liability in Deferred preneed funeral revenues. The proceeds of the life insurance policies or annuity contracts will be reflected in funeral revenues as these funerals are performed by the Company.
Note Five

Preneed Cemetery Activities

Preneed Cemetery Receivables and Trust Investments
      Preneed cemetery receivables and trust investments, net of allowance for cancellation, represent trust investments and customer receivables (net of unearned finance charges) for contracts sold in advance of when the property interment rights, merchandise or services are needed. When the Company, which is the primary beneficiary, receives payments from the customer, the Company deposits the amount required by law into the trust, removes the corresponding amount from Deferred preneed cemetery revenues, and records the amount in to Non-controlling interest in funeral and cemetery trusts. The Company deposited $114,303 and $104,250 into and withdrew $128,196 and $90,864 from the trusts during the year ended December 31, 2005 and the nine months ended December 31, 2004 (the period in 2004 subsequent to the adoption of FIN 46R), respectively.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of Preneed cemetery receivables and trust investments in the consolidated balance sheet at December 31, 2005 and 2004 are as follows:

	December 31, 2005	December 31, 2004

Trust investments, at market	$982,755	$1,030,429
Receivables from customers	406,087	483,945
Unearned finance charges	(64,915)	(75,488)

	1,323,927	1,438,886
Allowance for cancellation	(35,412)	(39,108)

Preneed cemetery receivables and trust investments	$1,288,515	$1,399,778

      The activity in Preneed cemetery receivables and trust investments for the years ended December 31 is as follows:

	2005	2004

Beginning balance — Preneed cemetery receivables and trust investments	$1,399,778	$1,068,216
Net sales including deferred and recognized revenue	334,615	337,710
Dispositions of businesses	(65,112)	(21,531)
Net investment earnings	27,229	32,869
Cash receipts from customers, net of refunds	(368,234)	(385,350)
Deposits to trust	114,303	128,536
Maturities, deliveries and associated earnings	(128,196)	(120,216)
Change in cancellation allowance	3,696	17,772
Sale of debt associated with certain trust investments	(27,367)	—
Adoption of FIN 46R	—	323,803
Effect of foreign currency and other	(2,197)	17,969

Ending balance — Preneed cemetery receivables and trust investments	$1,288,515	$1,399,778

      The cost and market values associated with the cemetery merchandise and service trust investments at December 31, 2005 and 2004 are detailed below.
      Cost reflects the investment (net of redemptions) of control holders in common trust funds, mutual funds and private equity investments. Fair market value represents the value of the underlying securities or cash held by the common trust funds, mutual funds at published values and the estimated market value of private equity investments (including debt as well as the estimated fair value related to the contract holders’ equity in majority-owned real estate alternative investments). The fair market value of cemetery trust investments was based primarily on quoted market prices at December 31, 2005 and 2004. The Company periodically evaluates investments for other-than-temporary impairment. As a result of its most recent reviews at December 31, 2005 and 2004, the Company recorded adjustments to cost of $0 and $11,928, respectively, for the unrealized losses related to certain private equity and other investments. The adjustment to cost in 2004 is included in realized losses included in Other income, net and is offset by a corresponding amount in the interest expense related to non-controlling interest in cemetery trust

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
investments, which is also included in Other income, net. See note seven to the consolidated financial statements for further information related to non-controlling interest in cemetery trust investments.

	December 31, 2005

		Unrealized	Unrealized	Fair Market
	Cost	Gains	Losses	Value

Cash and cash equivalents	$89,493	$—	$—	$89,493
Fixed income securities:
U.S. Treasury	121,291	6,928	(1,030)	127,189
Foreign government	21,456	899	(30)	22,325
Corporate	13,171	766	(114)	13,823
Mortgage-backed	173,214	10,023	(1,534)	181,703
Asset-backed and other	2,329	136	(20)	2,445
Equity securities:
Common stock	286,325	19,623	(2,530)	303,418
Mutual funds:
Equity	133,817	22,124	(822)	155,119
Fixed income	65,921	2,002	(1,021)	66,902
Private equity and other	27,581	4	(7,247)	20,338

Trust investments	$934,598	$62,505	$(14,348)	$982,755

Market value as a percentage of cost				105%

	December 31, 2004

		Unrealized	Unrealized	Fair Market
	Cost	Gains	Losses	Value

Cash and cash equivalents	$123,311	$—	$—	$123,311
Fixed income securities:
U.S. Treasury	91,189	7,944	(93)	99,040
Foreign government	14,970	893	—	15,863
Corporate	13,072	1,076	(13)	14,135
Mortgage-backed	191,283	16,732	(215)	207,800
Asset-backed and other	20,320	1,806	(21)	22,105
Equity securities:
Common stock	253,340	24,048	(322)	277,066
Mutual funds:
Equity	153,364	20,886	(107)	174,143
Fixed income	46,525	1,278	(316)	47,487
Private equity and other	46,125	3,354	—	49,479

Trust investments	$953,499	$78,017	$(1,087)	$1,030,429

Market value as a percentage of cost				108%

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company has determined that unrealized losses in the cemetery trust investments are considered temporary in nature, as the unrealized losses were due to temporary fluctuations in interest rates and equity prices. We believe that none of the securities are permanently impaired based on an analysis of the investments as well as discussions with trustees, money managers and consultants. The Company’s cemetery trust investment unrealized losses, their durations and their fair market value as of December 31, 2005, are shown in the following table.

	Less than 12 Months		Greater than 12 Months		Total

	Fair Market	Unrealized	Fair Market	Unrealized	Fair Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Fixed income securities:
U.S. Treasury	$4,441	$(94)	$36,039	$(936)	$40,480	$(1,030)
Foreign government	—	—	2,881	(30)	2,881	(30)
Corporate	546	(11)	3,986	(103)	4,532	(114)
Mortgage-backed	6,619	(138)	53,605	(1,396)	60,224	(1,534)
Asset-backed and other	87	(2)	708	(18)	795	(20)
Equity securities:
Common stock	10,502	(222)	85,628	(2,308)	96,130	(2,530)
Mutual funds:
Equity	3,349	(57)	22,420	(765)	25,769	(822)
Fixed income	5,602	(107)	36,189	(914)	41,791	(1,021)
Private equity and other	—	—	19,816	(7,247)	19,816	(7,247)

Total temporarily impaired securities	$31,146	$(631)	$261,272	$(13,717)	$292,418	$(14,348)

      Maturity dates of the fixed income securities range from 2006 to 2065. Maturities of fixed income securities at December 31, 2005 are estimated as follows:

Market

Due in one year or less.	$4,351
Due in one to five years	95,314
Due in five to ten years	71,269
Thereafter	176,551

$347,485

      During the year ended December 31, 2005, purchases and sales of available-for-sale securities included in trust investments were $915,958 and $1,037,601, respectively. These sale transactions resulted in $67,732 and $21,506 of realized gains and realized losses, respectively, for the year ended December 31, 2005. During the nine months ended December 31, 2004 (the period in 2004 subsequent to the adoption of FIN 46R), purchases and sales of available-for-sale securities included in trust investments were $837,867 and $829,290, respectively. These sale transactions resulted in $80,987 and $62,368 of realized gains and realized losses, respectively for the nine months ended December 31, 2004. The Company uses the FIFO method to determine the cost of cemetery trust available-for-sale securities sold during the period.
      Earnings from these trust investments are recognized in current cemetery revenues when the service is performed or the merchandise is delivered or upon cancellation for the amount the Company is entitled to retain. Recognized earnings (realized and unrealized) related to these trust investments were $13,035, $7,949 and $9,358 for the years ended December 31, 2005, 2004 and 2003, respectively.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Preneed Cemetery Revenues
      At December 31, 2005 and 2004, Deferred preneed cemetery revenues, net of allowance for cancellation, represent future cemetery revenues, including distributed trust investment earnings associated with unperformed trust funded preneed cemetery contracts that are not held in trust accounts. Future cemetery revenues and net trust investment earnings that are held in trust accounts are included in Non-controlling interest in funeral and cemetery trusts.
      The following table summarizes the activity in Deferred preneed cemetery revenues for the years ended December 31:

	2005	2004

Beginning balance — Deferred preneed cemetery revenues	$803,144	$1,551,187
Net preneed and atneed deferred sales	308,202	256,635
Dispositions of businesses	(68,378)	(17,636)
Net investment earnings	27,260	35,748
Recognized deferred preneed revenues	(315,663)	(269,771)
Change in cancellation allowance	6,140	(12,946)
Change in non-controlling interest	27,889	(74,902)
Effect of foreign currency and other	3,891	(29)
Adoption of FIN 46R	—	(665,142)

Ending balance — Deferred preneed cemetery revenues	$792,485	$803,144

Note Six

Cemetery Perpetual Care Trusts
      The Company, which is the primary beneficiary, is required by state or provincial law to pay into perpetual care trusts a portion of the proceeds from the sale of cemetery property interment rights. As a result of the implementation of FIN 46R, the Company has consolidated the perpetual care trust investments with a corresponding amount recorded as Non-controlling interest in perpetual care trusts. The Company deposited $21,303 and $16,118 into trusts and withdrew $28,075 and $24,506 from trusts during the year ended December 31, 2005 and the nine months ended December 31, 2004 (the period in 2004 subsequent to the adoption of FIN 46R), respectively.
      The cost and market values associated with trust investments held in perpetual care trusts at December 31, 2005 and 2004 are detailed below. Cost reflects the investment (net of redemptions) of control holders in common trust funds, mutual funds and private equity investments. Fair market value represents the value of the underlying securities or cash held by the common trust funds, mutual funds at published values and the estimated market value of private equity investments (including debt as well as the estimated fair value related to the contract holders’ equity in majority-owned real estate investments). The fair market value of perpetual care trusts was based primarily on quoted market prices at December 31, 2005 and 2004. The Company periodically evaluates investments for other-than-temporary impairments. As a result of its most recent reviews at December 31, 2005 and 2004, the Company did not record an adjustment to cost for the year ended December 31, 2005 and recorded an adjustment to cost of $1,072 for the year ended December 31, 2004, for the unrealized losses related to certain private equity and other investments. The adjustment to cost in 2004 is included in realized losses included in Other income, net and is offset by a corresponding amount in the interest expense related to non-controlling interest in perpetual care trust investments, which is also included in Other income, net. See note seven to

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the consolidated financial statements for further information related to non-controlling interest in perpetual care trust investments.

	December 31, 2005

		Unrealized	Unrealized	Fair Market
	Cost	Gains	Losses	Value

Cash and cash equivalents	$45,647	$—	$—	$45,647
Fixed income securities:
U.S. Treasury	63,102	1,953	(78)	64,977
Foreign government	32,456	1,373	(41)	33,788
Corporate	71,642	1,716	(78)	73,280
Mortgage-backed	117,626	2,817	(131)	120,312
Asset-backed and other	26,992	648	(30)	27,610
Equity securities:
Preferred stock	12,833	1,253	(65)	14,021
Common stock	90,160	3,984	(211)	93,933
Mutual funds:
Equity	43,204	2,353	(206)	45,351
Fixed income	144,294	2,815	(1,023)	146,086
Private equity and other	31,041	5,428	(1,092)	35,377

Perpetual care trust investments	$678,997	$24,340	$(2,955)	$700,382

Market value as a percentage of cost				103%

	December 31, 2004

		Unrealized	Unrealized	Fair Market
	Cost	Gains	Losses	Value

Cash and cash equivalents	$33,444	$—	$—	$33,444
Fixed income securities:
U.S. Treasury	25,688	1,764	(1)	27,451
Foreign government	30,265	1,666	(5)	31,926
Corporate	87,425	4,592	(2)	92,015
Mortgage-backed	131,541	6,988	(2)	138,527
Asset-backed and other	40,757	2,166	(1)	42,922
Equity securities:
Preferred stock	13,208	1,210	(43)	14,375
Common stock	93,748	6,544	(171)	100,121
Mutual funds:
Equity	43,843	3,088	(159)	46,772
Fixed income	145,428	6,266	(448)	151,246
Private equity and other	48,542	2,116	(409)	50,249

Perpetual care trust investments	$693,889	$36,400	$(1,241)	$729,048

Market value as a percentage of cost				105%

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company has determined that unrealized losses in the perpetual care trust investments are considered temporary in nature, as the unrealized losses were due to temporary fluctuations in interest rates and equity prices. We believe that none of the securities are permanently impaired based on an analysis of the investments as well as discussions with trustees, money managers and consultants. The Company’s perpetual care trust investment unrealized losses, their durations and fair market values as of December 31, 2005, are shown in the following table.

	Less Than 12 Months		Greater Than 12 Months		Total

	Fair		Fair		Fair
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Fixed income securities:
U.S. Treasury	$1,202	$(9)	$12,581	$(69)	$13,783	$(78)
Foreign government	—	—	5,518	(41)	5,518	(41)
Corporate	1,367	(9)	13,452	(69)	14,819	(78)
Mortgage-backed	2,225	(15)	22,121	(116)	24,346	(131)
Asset-backed and other	506	(3)	5,044	(27)	5,550	(30)
Equity securities:
Preferred stock	105	(2)	1,099	(63)	1,204	(65)
Common stock	1,769	(11)	18,016	(200)	19,785	(211)
Mutual funds:
Equity	886	(9)	7,699	(197)	8,585	(206)
Fixed income	6,066	(81)	48,790	(942)	54,856	(1,023)
Private equity and other	—	—	4,666	(1,092)	4,666	(1,092)

Total temporarily impaired securities	$14,126	$(139)	$138,986	$(2,816)	$153,112	$(2,955)

      Maturity dates of the fixed income securities range from 2006 to 2065. Maturities of fixed income securities at December 31, 2005 are estimated as follows:

Market

Due in one year or less.	9,687
Due in one to five years	92,146
Due in five to ten years	38,594
Thereafter	179,540

$319,967

      During the year ended December 31, 2005, purchases and sales of available-for-sale securities in the perpetual care trust were $919,979 and $970,276, respectively. These sale transactions resulted in $19,088 and $9,718 of realized gains and realized losses, respectively. During the nine months ended December 31, 2004 (the period in 2004 subsequent to the adoption of FIN 46R), purchases and sales of available-for-sale securities in the perpetual care trusts were $754,446 and $771,791, respectively. These sales transactions resulted in $34,430 and $9,092 of realized gains and realized losses, respectively. The Company uses the FIFO method to determine the cost of perpetual care trusts available-for-sale securities sold during the period.
      Distributable earnings from these perpetual care trust investments are recognized in current cemetery revenues to the extent of qualifying cemetery maintenance costs. Recognized earnings related to these

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
perpetual care trust investments were $26,385, $32,519, and $31,018 for the years ended December 31, 2005, 2004, and 2003, respectively.
Note Seven

Non-Controlling Interest in Funeral and Cemetery Trusts and in Perpetual Care Trusts

Non-Controlling Interest in Funeral and Cemetery Trusts
      Effective March 31, 2004, the Company consolidated the merchandise and service trusts associated with its preneed funeral and cemetery activities as a result of the implementation of FIN 46R. Although FIN 46R requires the consolidation of the merchandise and service trusts, it does not change the legal relationships among the trusts, the Company and its customers. The customers are the legal beneficiaries of these merchandise and service trusts, and therefore, their interests in these trusts represent a non-controlling interest in subsidiaries.

Non-Controlling Interest in Perpetual Care Trusts
      The Non-controlling interest in perpetual care trusts reflected in the consolidated balance sheet represents the cemetery perpetual care trusts, net of the accrued expenses and other long-term liabilities of the perpetual care trusts.
      The components of Non-controlling interest in funeral and cemetery trusts and Non-controlling interest in perpetual care trusts in the Company’s consolidated balance sheet at December 31, 2005 and 2004 are detailed below.

				December 31, 2005

	December 31, 2005
				Cemetery
	Preneed	Preneed		Perpetual
	Funeral	Cemetery	Total	Care

Trust investments, at market value	$1,046,958	$982,755	$2,029,713	$700,382
Less:
Accrued trust operating payables, deferred taxes and other	5,054	8,848	13,902	5,763

Non-controlling interest	$1,041,904	$973,907	$2,015,811	$694,619

				December 31, 2004
	December 31, 2004
				Cemetery
	Preneed	Preneed		Perpetual
	Funeral	Cemetery	Total	Care

Trust investments, at market value	$1,085,777	$1,030,429	$2,116,206	$729,048
Less:
Debt associated with certain trust investments	31,800	27,367	59,167	17,759
Accrued trust operating payables, deferred taxes and other	3,906	2,475	6,381	6,377

	35,706	29,842	65,548	24,136

Non-controlling interest	$1,050,071	$1,000,587	$2,050,658	$704,912

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Debt Associated with Certain Trusts Consolidated by the Company
      Certain trusts consolidated with the adoption of FIN 46R and recorded in Preneed funeral receivables and trust investments, Preneed cemetery receivables and trust investments and Cemetery perpetual care trust investments have indirect interests in real estate partnerships. These partnerships have incurred indebtedness of $0 and $76,926 that is included in Other liabilities in the consolidated balance sheet at December 31, 2005 and 2004, respectively. The partnerships paid off their respective indebtedness in 2005 when the related real estate properties were sold.

Other Income, Net
      The components of Other income, net in the Company’s consolidated statement of operations for the years ended December 31, 2005 and 2004 are detailed below. See notes three through six to the consolidated financial statements for further discussion of the amounts related to the funeral, cemetery and perpetual care trusts.

	Year Ended December 31, 2005

	Funeral	Cemetery	Cemetery Perpetual
	Trusts	Trusts	Care Trusts	Other, Net(1)	Total

Realized gains	$56,560	$67,732	$19,088	$—	$143,380
Realized losses	(19,503)	(21,506)	(9,718)	—	(50,727)
Interest, dividend and other ordinary income	19,894	23,458	29,999	—	73,351
Trust expenses and income taxes	(11,924)	(13,419)	(8,650)	—	(33,993)

Net trust investment income	45,027	56,265	30,719	—	132,011
Interest expense related to non-controlling interest in funeral and cemetery trust investments	(45,027)	(56,265)	—	—	(101,292)
Interest expense related to non-controlling interest in perpetual care trust investments	—	—	(30,719)	—	(30,719)

Total non-controlling interest	—	—	—	—	—
Other income	—	—	—	2,774	2,774

Total other income, net	$—	$—	$—	$2,774	$2,774

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2004

	Funeral	Cemetery	Cemetery Perpetual
	Trusts	Trusts	Care Trusts	Other, Net (1)	Total

Realized gains	$89,500	$80,987	$34,430	$—	$204,917
Realized losses	(56,852)	(62,368)	(9,092)	—	(128,312)
Interest, dividend and other ordinary income	13,709	18,622	26,456	—	58,787
Trust expenses and income taxes	(5,775)	(7,422)	(7,282)	—	(20,479)

Net trust investment income	40,582	29,819	44,512	—	114,913
Interest expense related to non-controlling interest in funeral and cemetery trust investments	(40,582)	(29,819)	—	—	(70,401)
Interest expense related to non-controlling interest in perpetual care trust investments	—	—	(44,512)	—	(44,512)

Total non-controlling interest	—	—	—	—	—
Other income	—	—	—	9,703	9,703

Total other income, net	$—	$—	$—	$9,703	$9,703

(1)	Amounts included in other income within Other income, net primarily relate to foreign currency gains and losses, and override commissions from a third party insurance company.
Note Eight

Goodwill
      The changes in the carrying amounts of goodwill for the Company’s funeral and cemetery segments are as follows:

	Funeral	Cemetery
	Segment	Segment	Total

Balance as of December 31, 2003	$1,193,138	$2,284	$1,195,422
Addition of Goodwill related to acquisitions	1,842	—	1,842
Reduction of Goodwill related to dispositions	(34,887)	(127)	(35,014)
Effect of foreign currency and other	6,564	226	6,790

Balance as of December 31, 2004	$1,166,657	$2,383	$1,169,040
Reduction of Goodwill related to dispositions	(46,785)	(2,507)	(49,292)
Effect of foreign currency and other	4,016	124	4,140

Balance as of December 31, 2005	$1,123,888	$—	$1,123,888

Note Nine

Income Taxes
      The provision or benefit for income taxes includes U.S. federal income taxes, determined on a consolidated return basis, foreign, state and local income taxes.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Income from continuing operations before income taxes and cumulative effects of accounting changes for the years ended December 31 is as follows:

	2005	2004	2003

United States	$73,411	$66,041	$5,765
Foreign	17,396	45,865	90,838

	$90,807	$111,906	$96,603

      Income tax provision (benefit) for the years ended December 31 consisted of the following:

	2005	2004	2003

Current:
United States	$2,328	$(27,916)	$2,050
Foreign	2,244	2,769	17,904
State and local	3,470	(786)	4,306

	$8,042	$(25,933)	$24,260
Deferred:
United States	$38,901	$10,124	$1,224
Foreign	6,041	10,311	6,913
State and local	(18,862)	(2,696)	(5,050)

	$26,080	$17,739	$3,087

	$34,122	$(8,194)	$27,347

      The Company made income tax payments on continuing operations of approximately $6,618, $10,761 and $14,462 excluding income tax refunds of $29,488, $2,566 and $97,724 for the years ended December 31, 2005, 2004 and 2003, respectively. Net tax refunds of $22,870 in 2005 include a one-time refund of approximately $29,033 related to a federal ten-year carryback claim. Net tax (payments) refunds in years 2004 and 2003 of $(8,195) and $83,262 include one-time refunds of approximately $1,372 and $950 related to losses on sales of investments and one-time refunds of approximately $0 and $93,569 related to a federal net operating carryback claim.
      The differences between the U.S. federal statutory income tax rate and the Company’s effective tax rate for the years ended December 31 were as follows:

	2005	2004	2003

Computed tax provision at the applicable federal statutory income tax rate	$31,783	$39,167	$33,811
State and local taxes, net of federal income tax benefits	(10,005)	(2,263)	(484)
Dividends received deduction and tax exempt interest	(133)	(588)	(471)
Foreign jurisdiction differences	601	(1,846)	(2,096)
Write down of assets and other losses with no tax benefit	558	(6,915)	119
Tax provision (benefit) associated with dispositions	11,799	(34,297)	(3,350)
Other	(481)	(1,452)	(182)

Provision (benefit) for income taxes	$34,122	$(8,194)	$27,347

Total effective tax rate	37.6%	(7.3)%	28.3%

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deferred taxes are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates. The tax effects of temporary differences and carry-forwards that give rise to significant portions of deferred tax assets and liabilities as of December 31 consisted of the following:

	2005	2004

Inventories and cemetery property, principally due to purchase accounting adjustments	$382,391	$402,811
Property and equipment, principally related to book-tax differences in depreciation methods and purchase accounting adjustments	33,724	27,040
Goodwill, principally related to book-tax differences in amortization methods	40,541	38,566
Receivables, principally due to sales of cemetery interment rights and related products	—	64,626
Other	—	14,440

Deferred tax liabilities	456,656	547,483

Deferred revenue on preneed funeral and cemetery contracts, principally due to earnings from trust funds	(147,764)	(111,764)
Accrued liabilities	(11,773)	(68,604)
Receivables, principally due to sales of cemetery interment rights and related products	(27,123)	—
Other	(27,642)	—
Loss and tax credit carry-forwards	(126,364)	(141,431)

Deferred tax assets	(340,666)	(321,799)

Valuation allowance	34,829	43,908

Net deferred income tax liabilities	$150,819	$269,592

      The change in components related to Receivables and Deferred revenues in the preceding table primarily relates to the cumulative effect of accounting change for deferred selling costs. Additionally, certain deferred tax liabilities related to our ability to utilize U.S. Federal operating loss carry-forwards have been reclassified from their respective individual components to directly reduce the related loss carry-forward deferred tax asset with no change to net deferred income taxes. This reclassification was made to the current and prior year amounts to assist in comparability. The 2005 decrease in valuation allowance is due to a $1,712 increase in valuation on tax losses in foreign jurisdictions, a $920 decrease in valuation on federal losses, and a $9,871 decrease in valuation allowance on state operating losses. At December 31, 2005, the loss and credit carryforward tax assets and associated valuation allowances by jurisdiction are as follows:

	Federal	State	Foreign	Total

Loss and tax credit carryforwards	$(51,325)	$(67,588)	$(7,451)	$(126,364)
Valuation allowance	$2,621	$27,125	$5,083	$34,829
      Current refundable income taxes and current deferred tax assets are included in Other current assets in the Company’s consolidated balance sheet. Current taxes payable and current deferred tax liabilities represent Income taxes payable in the Company’s consolidated balance sheet and long-term tax liabilities are included in Other liabilities in the Company’s consolidated balance sheet. The Company has tax receivables of $17,321 and $30,461 at December 31, 2005 and 2004, respectively. The Company has long-

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
term tax liabilities of $104,981 at December 31, 2005 and 2004. See note seventeen to these consolidated financial statements for further information.
      At December 31, 2005 and 2004, U.S. income taxes had not been provided on $34,628 and $77,112, respectively, of the remaining undistributed earnings of foreign subsidiaries since it is the Company’s intent not to remit these earnings. The Company intends to permanently reinvest these undistributed foreign earnings in those businesses outside the United States and, therefore, has not provided for U.S. income taxes on such earnings. The $77,112 at December 31, 2004 included $55,505 of undistributed earnings of the Chilean operations that were sold in September 2005.
      A number of years may elapse before particular tax matters, for which the Company has established accruals, are audited and finally resolved. The number of tax years with open tax audits varies depending on the tax jurisdiction. In the United States, the Internal Revenue Service is currently examining the Company’s tax returns for 1999 through 2002 and various state jurisdictions are auditing years through 2004. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes that its accruals reflect the probable outcome of known tax contingencies. Unfavorable settlement of any particular issue would reduce a deferred tax asset or require the use of cash. Favorable resolution could result in reduced income tax expense reported in the financial statements in the future. The Company’s tax accruals are presented in the balance sheet within Deferred income taxes and Other liabilities.
      Various subsidiaries have foreign, federal and state carry-forwards of $1,132,828 with expiration dates through 2025. The Company believes that some uncertainty exists with respect to future realization of certain loss carry-forwards, therefore a valuation allowance totaling $34,829 has been established for those carry-forwards where uncertainty exists. The valuation allowance is primarily attributable to state net operating losses and is due to complexities of the various state laws restricting state net operating loss utilization.
      The loss carry-forwards will expire as follows:

	Federal	State	Foreign	Total

2006	$—	$18,857	$1,348	$20,205
2007	—	4,150	856	5,006
2008	1,529	10,193	—	11,722
2009	2,197	6,211	1	8,409
2010	—	4,435	229	4,664
Thereafter	222,315	841,360	19,147	1,082,822

Total	$226,041	$885,206	$21,581	$1,132,828

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note Ten

Debt
      Debt as of December 31, 2005 and 2004 was as follows:

	December 31,	December 31,
	2005	2004

	(Dollars in thousands, except
	per share data)
6.0% notes due December 2005	$—	$63,801
7.2% notes due June 2006	10,698	150,000
6.875% notes due October 2007	13,497	143,475
6.5% notes due March 2008	195,000	195,000
7.7% notes due April 2009	341,635	358,266
7.875% debentures due February 2013	55,627	55,627
6.75% notes due April 2016	250,000	250,000
7.0% notes due June 2017	300,000	—
Convertible debentures, maturities through 2013, fixed interest rates from 4.75% to 5.25%, conversion prices from $13.02 to $50.00 per share	22,213	30,853
Mortgage notes and other debt, maturities through 2050	29,743	48,194
Unamortized pricing discounts and other	(22,482)	(28,103)

Total debt	1,195,931	1,267,113
Less current maturities	(20,468)	(77,950)

Total long-term debt	$1,175,463	$1,189,163

      The Company’s consolidated debt had a weighted average interest rate of 7.06% and 7.02% at December 31, 2005 and 2004, respectively. Approximately 99% of the total debt had a fixed interest rate at December 31, 2005 and 2004.
      The aggregate maturities of debt for the five years subsequent to December 31, 2005 are as follows:

2006	$20,468
2007	21,776
2008	203,227
2009	344,585
2010	2,363
2011 and thereafter	603,512

$1,195,931

Bank Credit Facility
      The Company’s bank credit facility matures in August of 2007 and provides a total lending commitment of $200,000, including a sub-limit of $175,000 for letters of credit. As of December 31, 2005, the Company has no cash borrowings outstanding under this credit facility, but has used the facility to support $54,727 of letters of credit. The credit facility provides the Company with flexibility for acquisitions, dividends and share repurchases. It is secured by the stock of the Company’s domestic subsidiaries and these domestic subsidiaries have guaranteed the Company’s indebtedness associated with

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
this credit facility. The subsidiary guaranty is a guaranty of payment of the outstanding amount of the total lending commitment. It covers the term of the credit facility, including extensions, and totaled a maximum potential amount of $54,727 and $66,985 at December 31, 2005 and December 31, 2004, respectively. The credit facility contains certain financial covenants, including a minimum interest coverage ratio, a maximum leverage ratio, maximum capital expenditure limitations, minimum net worth requirements and certain cash distribution restrictions. As of December 31, 2005, the Company was in compliance with all of its debt covenants. Interest rates for the outstanding borrowings are based on various indices as determined by the Company. The Company also pays a quarterly fee on the unused commitment, which ranges from 0.25% to 0.50%.

Debt Issuances and Additions
      On June 15, 2005, the Company issued $300,000 in an unregistered offering of senior unsecured 7.00% notes due June 15, 2017, which pay interest semi-annually beginning December 15, 2005. The Company used the net proceeds, together with available cash, to purchase existing indebtedness pursuant to the tender offer described in Debt Extinguishments and Reductions. The notes are subject to the provisions of the Company’s Senior Indenture dated as of February 1, 1993, as amended, which includes certain covenants limiting, among other things, the creation of liens securing indebtedness and sale-leaseback transactions. The Company is entitled to redeem the notes at any time by paying a make-whole premium. Under the terms of the issuance of the unregistered notes, the Company has an obligation to register the notes with the Securities and Exchange Commission (SEC). Because the Company did not file the related SEC registration statement within the required time period, it incurred an aggregate incremental interest expense of $250 during 2005.
      In connection with $250,000 of senior unsecured 6.75% notes due April 1, 2016, issued on April 14, 2004 in an unregistered offering, the Company filed a registration statement on September 2, 2004 with the SEC pursuant to a Registration Rights Agreement.

Debt Extinguishments and Reductions
      In the first quarter of 2005, the Company purchased $7,131 aggregate principal amount of its 7.70% notes due 2009 in the open market. As a result of this transaction, the Company recognized a loss of $1,207 recorded in Loss on early extinguishment of debt, in its consolidated statement of operations. In the second quarter of 2005, the Company purchased an additional $9,500 aggregate principal amount of its 7.70% notes due 2009, and $304 aggregate principal amount of its 6.00% notes due 2005 in the open market. Also in the second quarter of 2005, the Company redeemed $129,978 aggregate principal amount of its 6.875% notes due 2007 and $139,302 aggregate principal amount of its 7.20% notes due 2006 pursuant to a tender offer for such notes. These transactions resulted in a recognized loss of $13,051 recorded in (Loss) gain on early extinguishment of debt. (Loss) gain on early extinguishment of debt for 2005 is comprised of the redemption premiums paid of $12,186 and the write-off of unamortized debt issuance costs of $2,072. There were no early extinguishments of debt transactions during the third quarter of 2005. In the fourth quarter of 2005, the Company redeemed $5,062 aggregate principal amount of its debentures associated with the acquisitions of various locations. These transactions resulted in no recognized gain or loss.
      On December 15, 2005, as required by the terms of the agreement, the Company repaid the remaining $63,497 of the 6.00% notes due 2005.
      On April 15, 2004, as required by the terms of the agreement, the Company repaid the remaining $111,190 of the 7.375% notes due 2004.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On April 22, 2004, the Company extinguished $200,000 aggregate principal amount of the 6.00% notes due 2005, pursuant to the Offer to Purchase, dated March 24, 2004. The Company paid $214,233 to the tendering holders, including a premium and accrued interest. As a result of the transaction, the Company recognized a loss on the early extinguishment of debt of $10,831, recorded in (Loss) gain on early extinguishment of debt, in its consolidated statement of operations. In early May 2004, the Company also purchased $8,650 aggregate principal amount of the 6.00% notes due 2005 in the open market. As a result of these transactions, the Company recognized a loss of $333 recorded in (Loss) gain on early extinguishment of debt, in its consolidated statement of operations.
      The holders of $221,633 of the Company’s 6.75% convertible subordinated notes due 2008 converted their holdings to equity on June 22, 2004, pursuant to the terms of the notes. The Company paid $7,480 in accrued interest to the holders. Simultaneously, the Company exercised its option by redeeming the remaining outstanding $91,061 of the notes. The Company paid a total of $97,649, including interest and premiums, to the holders of the redeemed notes and recognized a $5,606 loss on the early extinguishment of debt, recorded in (Loss) gain on early extinguishment of debt, in its consolidated statement of operations.

Additional Debt Disclosures
      At December 31, 2005 and December 31, 2004, the Company had deposited $12,056 and $26,707, respectively, in restricted, interest-bearing accounts that were pledged as collateral for various credit instruments and commercial commitments. This restricted cash is included in Deferred charges and other assets in the Company’s consolidated balance sheet. Unamortized pricing discounts, totaling $14,600 and $16,435 at December 31, 2005 and 2004, respectively, primarily relate to the Company’s September 2002 exchange offering of the 7.7% notes due in 2009.
      The Company had assets of approximately $12,676 and $24,580 pledged as collateral for the mortgage notes and other debt at December 31, 2005 and 2004, respectively.
      Cash interest payments for the three years ended December 31 were as follows:

2005	$94,282
2004	$111,016
2003	$136,691
      Cash interest payments forecasted as of December 31, 2005 for the five years subsequent to December 31, 2005 are as follows:

2006	$88,768
2007	$84,013
2008	$71,491
2009	$51,052
2010	$43,252
2011 and thereafter	$235,991
Note Eleven

Derivatives
      The Company occasionally participates in hedging activities using a variety of derivative instruments, including interest rate swap agreements, cross-currency swap agreements, and forward exchange contracts. These instruments are used to hedge exposure to risk in the interest rate and foreign exchange rate markets. The Company has documented policies and procedures to monitor and control the use of

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
derivative transactions, which may only be executed with a limited group of creditworthy financial institutions. The Company does not engage in derivative transactions for speculative or trading purposes, nor is it a party to leveraged derivatives.
      During the third quarter of 2005, the Company hedged an 8,200,226 Chilean pesos (CLP) income tax receivable at a forward price of 541 on June 30, 2006. At December 31, 2005, the Company has marked-to-market the income tax receivable and the hedge liability at the spot rate of 514.14. For additional information regarding this matter, see note twenty to these consolidated financial statements.
      During the first quarter of 2004, the Company executed certain forward exchange contracts, having an aggregate notional value of EUR 240,000 and a corresponding notional value of $300,011 to hedge its net foreign investment in France. Upon receipt of the net proceeds from the transaction, the Company settled these derivative instruments and recorded a gain of $8,919 in Other comprehensive income (loss) in the consolidated statement of stockholders’ equity, which was then recognized pursuant to the sale of the Company’s operations in France in Gains and impairment (losses) on dispositions, net in the consolidated statement of operations.
      The Company also executed certain forward exchange contracts during the first half of 2004, having an aggregate notional value of GBP 22,436 and a corresponding notional value of $41,334, relating to the ultimate sale of its minority investment in and the repayment of its note receivable from a funeral and cemetery company in the United Kingdom. On April 8, 2004, the Company received the expected proceeds and settled these derivative instruments, recognizing a gain of $198, which was recorded in Other income, net in the consolidated statement of operations during the year ended December 31, 2004.
      The Company was not a party to any derivative instruments at December 31, 2004.
Note Twelve

Credit Risk and Fair Value of Financial Instruments

Fair Value Estimates
      The fair value estimates of the following financial instruments have been determined using available market information and appropriate valuation methodologies. The carrying values of cash and cash equivalents, trade receivables and trade payables approximate the fair values of those instruments due to the short-term nature of the instruments. The fair values of receivables on preneed funeral contracts and cemetery contracts are impracticable to estimate because of the lack of a trading market and the diverse number of individual contracts with varying terms. The carrying value of other notes receivable approximates the fair value. At December 31, 2005 and 2004, other notes receivable, net, included in Receivables, net totaled $16,099 and $3,339, respectively and included in Deferred charges and other assets in the consolidated balance sheet, totaled $21,567 and $41,302, respectively.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The fair value of the Company’s debt at December 31 was as follows:

	2005	2004

	(Dollars in thousands, except
	per share data)
6.0% notes due 2005	$—	$64,997
7.2% notes due 2006	10,698	156,188
6.875% notes due 2007	13,632	149,752
6.5% notes due 2008	198,412	200,850
7.7% notes due 2009	360,852	385,136
7.875% debentures due 2013	58,965	60,494
6.75% notes due 2016	246,250	255,000
7.0% notes due 2017	301,500	—
Convertible debentures, maturities through 2013, fixed interest rates from 4.75% to 5.25%, conversion prices from $13.02 to $50.00 per share	22,102	30,223
Mortgage notes and other debt, maturities through 2050	29,743	51,831

Total fair value of debt	$1,242,154	$1,354,471

      The fair values of the Company’s long-term, fixed rate and convertible debt securities were estimated using market conditions for those securities or for other securities having similar terms and maturities. Mortgage notes and other debt have been reported at face value because of the diverse terms and conditions and non-trading nature of these notes.

Credit Risk Exposure
      The Company’s cash deposits, some of which exceed insured limits, are distributed among various regional and national banks in the jurisdictions in which the Company operates. In addition, the Company regularly invests excess cash in financial instruments which are not insured, such as money-market funds and Eurodollar time deposits, that are offered by a variety of reputable financial institutions and commercial paper that is offered by corporations with quality credit ratings. The Company believes that the credit risk associated with such instruments is minimal.
      The Company grants credit to customers in the normal course of business. The credit risk associated with funeral, cemetery and preneed funeral and preneed cemetery receivables due from customers is generally considered minimal because of the diversification of the customers served. Furthermore, bad debts have not been significant relative to the volume of deferred revenues. Customer payments on preneed funeral or preneed cemetery contracts that are either placed into state regulated trusts or used to pay premiums on life insurance contracts generally do not subject the Company to collection risk. Insurance funded contracts are subject to supervision by state insurance departments and are protected in the majority of states by insurance guaranty acts.
Note Thirteen

Commitments and Contingencies

Leases
      The Company’s leases principally relate to funeral home facilities and transportation equipment. The majority of the Company’s operating leases contain options to (i) purchase the property at fair value on the exercise date, (ii) purchase the property for a value determined at the inception of the leases, or

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(iii) renew for the fair rental value at the end of the primary lease term. Rental expense for these leases was $55,768, $69,159 and $77,050 for the years ended December 31, 2005, 2004, and 2003, respectively. As of December 31, 2005, future minimum lease payments for non-cancelable operating and capital leases exceeding one year are as follows:

	Operating	Capital

2006	$35,277	$84
2007	31,045	56
2008	26,501	19
2009	21,654	—
2010	16,232	—
2011 and thereafter	74,051	—

Subtotal	204,760	159
Less: Subleases	(1,826)	—

Total	$202,934	$159

Less: Interest on capital leases		(4)

Total principal payable on capital leases		$155

      In order to eliminate the variable interest rate risk in the Company’s operating margins and improve the transparency of our financial statements, we amended certain of our transportation lease agreements subsequent to December 31, 2005. Based on the amended terms, these leases have been converted from operating leases to capital leases in 2006. As of December 31, 2005, the future minimum lease payments for these leases were as follows:

2006	25,650
2007	22,290
2008	18,092
2009	13,679
2010	9,311
2011 and thereafter	4,236

Purchase Commitments
      The Company entered into a purchase agreement for its North America operations with a major casket manufacturer, having an original minimum commitment of $750,000 for a six-year period that expired at the end of 2004. The agreement contained provisions for annual price adjustments and provided for a one-year extension period to December 31, 2005, which the Company elected to extend in order to satisfy its minimum commitment. In the first quarter of 2005, the Company amended its original agreement to allow the Company to continue purchasing caskets through 2006, subject to price increase limitations. Under this agreement, the retail value of the Company’s purchases was approximately $109,155, $106,275, and $94,501 for the years ended December 31, 2005, 2004, and 2003, respectively. At December 31, 2005, the remaining commitment was $48,000. We expect this commitment to be fulfilled in 2006.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Management, Consulting and Non-Competition Agreements
      The Company has entered into management, employment, consulting and non-competition agreements, generally for five to ten years, with certain officers and employees of the Company and former owners of businesses acquired. The Company has modified several of the above agreements as part of cost rationalization programs (see note nineteen to the consolidated financial statements). At December 31, 2005, the maximum estimated future cash commitment under agreements with remaining commitment terms was as follows:

	Employment	Consulting	Non-Competition	Total

2006	$2,136	$2,238	$17,207	$21,581
2007	1,256	2,021	11,637	14,914
2008	827	838	4,953	6,618
2009	346	765	1,652	2,763
2010	56	117	1,248	1,421
2011 and thereafter	112	364	1,867	2,343

Total	$4,733	$6,343	$38,564	$49,640

Representations and Warranties
      As of December 31, 2005, the Company has contingent obligations of $33,504 resulting from the Company’s international asset sales and joint venture transactions. In some cases, the Company has agreed to guarantee certain representations and warranties made in such disposition transactions with letters of credit or interest-bearing cash investments. The Company has interest-bearing cash investments of $6,754 included in Deferred charges and other assets collateralizing certain of these contingent obligations. The Company believes it is remote that it will ultimately be required to fund to third parties claims against these representations and warranties above the carrying value of the liability.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In March 2004, the Company disposed of its funeral operations in France to a newly formed, third party company. As a result of this sale, the Company recognized $35,768 of contractual obligations related to representations, warranties, and other indemnifications in accordance with the provisions of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” During 2005, the Company released $7,125 of tax indemnification liabilities and paid $2,105 to settle certain tax and litigation matters. The remaining obligation of $24,138 at December 31, 2005 represents the following:

			Maximum Potential		Carrying
	Contractual		Amount of Future		Value as of
	Obligation	Time Limit	Payments		December 31, 2005

Tax reserve liability	$18,610	December 31, 2007	2005 €100 million 2006 €30 million		$10,000
Litigation provision	7,765	Until entire resolution of (i) the relevant claims or (ii) settlement of the claim by the purchaser at the request of the vendor		(1)	4,745
Employee litigation provision	6,512	December 31, 2006 (for all claims other than those relating to tax and social security matters) one month after expiration of the statutory period of limitations for tax and social security matters.		(2)	6,512
VAT taxes	3,882	One month after the expiration of statutory period of limitations		(1)	3,882
Other	3,381	Until entire resolution of (i) the relevant claims or (ii) settlement of the claim by the purchaser at the request of the vendor		(2)	3,381

Total	$40,150				$28,520

Less: Deductible of majority equity owner	(4,382)				(4,382)

	$35,768				$24,138

(1)	The potential maximum exposure for these two items combined is €20 million.

(2)	The potential maximum exposure for these two items combined is €40 million.

Litigation
      The Company is a party to various litigation matters, investigations and proceedings. For each of its outstanding legal matters, the Company evaluates the merits of the case, its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. Certain insurance policies held by the Company may reduce cash outflows with respect

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to an adverse outcome of certain of these litigation matters. The Company accrues such insurance recoveries when they become probable of being paid and can be reasonably estimated.
      Conley Investment Counsel v. Service Corporation International, et al; Civil Action 04-MD-1609; In the United States District Court for the Southern District of Texas, Houston Division (the 2003 Securities Lawsuit). The 2003 Securities Lawsuit resulted from the transfer and consolidation by the Judicial Panel on Multidistrict Litigation of three lawsuits — Edgar Neufeld v. Service Corporation International, et al; Cause No. CV-S-03-1561-HDM-PAL; In the United States District Court for the District of Nevada; and Rujira Srisythemp v. Service Corporation International, et. al.; Cause No. CV-S-03-1392-LDG-LRL; In the United States District Court for the District of Nevada; and Joshua Ackerman v. Service Corporation International, et. al.; Cause No. 04-CV-20114; In the United States District Court for the Southern District of Florida. The 2003 Securities Lawsuit names as defendants the Company and several of the Company’s current and former executive officers or directors. The 2003 Securities Lawsuit is a purported class action alleging that the defendants failed to disclose the unlawful treatment of human remains and gravesites at two cemeteries in Fort Lauderdale and West Palm Beach, Florida. Since the action is in its preliminary stages, no discovery has occurred, and the Company cannot quantify its ultimate liability, if any, for the payment of damages.
      David Hijar v. SCI Texas Funeral Services, Inc., SCI Funeral Services, Inc., and Service Corporation International; In the County Court of El Paso, County, Texas, County Court at Law Number Three; Cause Number 2002-740, with an interlocutory appeal pending in the El Paso Court of Appeals, No. 08-05-00182-CV, and a mandamus proceeding pending in the El Paso Court of Appeals, No. 08-05-00335-CV (collectively, the Hijar Lawsuit). The Hijar Lawsuit involves a state-wide class action brought on behalf of all persons, entities and organizations who purchased funeral services from the Company or its subsidiaries in Texas at any time since March 18, 1998. Plaintiffs allege that federal and Texas funeral related regulations and/or statutes (Rules) required the Company to disclose its markups on all items obtained from third parties in connection with funeral service contracts and that the failure to make certain disclosures of markups resulted in breach of contract and other legal claims. The Plaintiffs seek to recover an unspecified amount of monetary damages. The plaintiffs also seek attorneys’ fees, costs of court, pre- and post-judgment interest, and unspecified “injunctive and declaratory relief.” The Company denies that the plaintiffs have standing to sue for violations of the Texas Occupations Code or the Rules, denies that plaintiffs have standing to sue for violations under the relevant regulations and statutes, denies that any breaches of contractual terms occurred, and on other grounds denies liability on all of the plaintiffs’ claims. Finally, the Company denies that the Hijar Lawsuit satisfies the requirements for class certification.
      In May 2004, the trial court heard summary judgement cross-motions filed by the Company and Plaintiff Hijar (at that time, the only plaintiff). The trial court granted Hijar’s motion for partial summary judgement and denied the Company’s motion. In its partial summary judgement order, the trial court made certain findings to govern the case, consistent with its summary judgement ruling. The Company’s request for rehearing was denied.
      During the course of the Hijar Lawsuit, the parties have disputed the proper scope and substance of discovery. Following briefing by both parties and evidentiary hearings, the trial court entered three orders against the Company that are the subject of appellate review: (a) a January 2005 discovery sanctions order; (b) an April 2005 discovery sanctions order; and (c) an April 2005 certification order, certifying a class and two subclasses. On April 29, 2005, the Company filed an appeal regarding the certification order and, concurrently with its initial brief in that appeal, filed a separate mandamus proceeding regarding the sanctions orders. The reply brief in the certification appeal is due on March 3, 2006. The court of appeals denied the mandamus petition in January 2006, and the Company has moved for rehearing.
      Mary Louise Baudino, et al v. Service Corporation International, et al; the plaintiffs’ counsel in the Hijar Lawsuit initiated an arbitration claim raising similar issues in California and filed in November 2004

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
a case styled Mary Louise Baudino, et al v. Service Corporation International, et al; in Los Angeles County Superior Court; Case No. BC324007 (Baudino Lawsuit). The Baudino Lawsuit makes claims similar to those made in the Hijar lawsuit. However, the Baudino Lawsuit seeks a nation-wide class of plaintiffs. The Baudino Lawsuit is in its early stages and discovery is in its infancy.
      Regarding funeral and casket antitrust litigation, the Company is a defendant in three related class action antitrust cases filed in 2005. The first case is Cause No 4:05-CV-03394; Funeral Consumers Alliance, Inc. v. Service Corporation International, et al; In the United States District Court for the Southern District of Texas — Houston (Funeral Consumers Case). This is a purported class action on behalf of casket consumers throughout the United States alleging that the Company and several other companies involved in the funeral industry violated federal antitrust laws and state consumer laws by engaging in various anti-competitive conduct associated with the sale of caskets. A related class action lawsuit (Leoncio Solis v. Service Corporation International; In the United States District Court for the Southern District of Texas — Houston Division) was consolidated into the Funeral Consumers Case in the fourth quarter of 2005.
      The Company is also a defendant in Ralph Lee Fancher v. Service Corporation International, et al; In the United States District Court for the Southern District of Texas — Houston Division, and Cause No. 4:05-CV-00246. This lawsuit, which was previously consolidated with the Funeral Consumers Case, makes the same allegations as the Funeral Consumers Case and is also brought against several other companies involved in the funeral industry. The case is a purported class action on behalf of casket consumers throughout the United States and alleges that the Company violated the Tennessee Trade Practices Act.
      The Company is also a defendant in Cause No. 4:05-CV-03399; Pioneer Valley Casket, et al. v. Service Corporation International, et al.; In the United States District Court for the Southern District of Texas — Houston Division. This lawsuit makes the same allegations as the Funeral Consumers Case and is also brought against several other companies involved in the funeral industry. Unlike the Funeral Consumers Case, this case is a purported class action on behalf of all independent casket distributors that are in the business or were in the business any time between July 18, 2001 and to present.
      The funeral and casket antitrust lawsuits seek injunctions, unspecified amounts of monetary damages and treble damages. Since the litigation is in its preliminary stages, the Company cannot quantify its ultimate liability, if any, for the payment of damages.
      In addition to the funeral and casket antitrust lawsuits, the Company has received Civil Investigative Demands, dated in August 2005 and February 2006, from the Attorney General of Maryland on behalf of itself and other state attorneys general, who have commenced an investigation of alleged anticompetitive practices in the funeral industry. The Company has also received similar Civil Investigative Demands from the Attorneys General of Florida and Connecticut.
      The ultimate outcome of the matters described above under the caption Litigation cannot be determined at this time. An adverse decision in one or more of such matters could have a material adverse effect on the Company, its financial condition, results of operation and cash flows. However, the Company intends to aggressively defend all of the above lawsuits.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note Fourteen

Stockholders’ Equity (All shares reported in whole numbers)

Share Authorization
      The Company is authorized to issue 1,000,000 shares of preferred stock, $1 per share par value. No preferred shares were issued as of December 31, 2005 and 2004. At December 31, 2005 and 2004, 500,000,000 common shares of $1 par value were authorized. The Company had 294,808,872 and 323,225,352 shares issued and outstanding, net of 48,962,063 and 18,502,478 shares held in treasury at par at December 31, 2005 and 2004, respectively.

Share Purchase Rights Plan
      The Board of Directors has adopted a preferred share purchase rights plan and has declared a dividend of one preferred share purchase right for each share of common stock outstanding. The rights are exercisable in the event certain investors attempt to acquire 20% or more of the common stock of the Company and entitle the rights holders to purchase certain securities of the Company or the acquiring company. The rights, which are redeemable by the Company for $.01 per right, expire in July 2008 unless extended.

Stock Benefit Plans
      The Company has benefit plans whereby shares of the Company’s common stock may be issued pursuant to the exercise of stock options granted to officers and key employees. The Company’s Amended 1996 Incentive Plan reserves 24,000,000 shares of common stock for outstanding and future awards of stock options, restricted stock and other stock based awards to officers and key employees of the Company. The Company’s 1996 Non-qualified Incentive Plan reserves 8,700,000 shares of common stock for outstanding and future awards of nonqualified stock options to employees who are not officers of the Company.
      The benefit plans allow for options to be granted as either non-qualified or incentive stock options. The options are granted with an exercise price equal to the then current market price of the Company’s common stock. The options are generally exercisable at a rate of 33 1/3% each year unless alternative vesting methods are approved by the Company’s Compensation Committee of the Board of Directors.
      Options of 1,959,283 and 4,034,123, respectively, were outstanding with alternative vesting methods at December 31, 2005 and 2004. Under the alternative vesting methods, partial or full accelerated vesting will occur when the price of Company common stock reaches pre-determined prices. If the pre-determined stock prices are not met in the required time period, the options will fully vest in periods ranging from eight to ten years from grant date. At December 31, 2005 and 2004, 4,856,459 and 3,748,668, respectively, were reserved for future option and restricted stock grants under all stock option plans.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following tables set forth certain stock option information:

		Weighted Average
	Options	Exercise Price

Outstanding at December 31, 2002	32,785,147	$11.63
Granted	—	—
Exercised	(382,295)	3.70
Canceled	(1,303,735)	25.67

Outstanding at December 31, 2003	31,099,117	$10.77
Granted	655,650	6.81
Exercised	(2,556,573)	4.06
Canceled	(1,526,678)	15.75

Outstanding at December 31, 2004	27,671,516	$10.77
Granted	1,167,400	6.90
Exercised	(1,994,447)	3.97
Canceled	(2,594,040)	28.83

Outstanding at December 31, 2005	24,250,429	$9.21

Exercisable at December 31, 2003	23,629,825	$10.76

Exercisable at December 31, 2004	25,423,111	$11.14

Exercisable at December 31, 2005	22,718,881	$9.37

	Options Outstanding			Options Exercisable

	Number	Weighted-Average		Number
Range of	Outstanding at	Remaining	Weighted-Average	Exercisable at	Weighted-Average
Exercise Price	December 31, 2005	Contractual Life	Exercise Price	December 31, 2005	Exercise Price

$ 0.00 - 4.00	7,764,932	2.9	$3.43	7,764,932	$3.43
4.01 - 6.00	4,603,296	3.7	4.93	4,603,296	4.93
6.01 - 9.00	4,842,917	3.8	6.73	3,311,369	6.67
9.01 - 15.00	2,898,444	1.6	13.73	2,898,444	13.73
15.01 - 21.00	2,376,280	1.6	19.09	2,376,280	19.09
21.01 - 38.00	1,764,560	0.6	31.84	1,764,560	31.84

$ 0.00 - 38.00	24,250,429	2.8	$9.21	22,718,881	$9.37

      Since all of the Company’s options have been granted at market value on the dates of each grant, the Company has not recognized compensation expense on stock options under its current accounting policy using the intrinsic value method. On January 1, 2006, the Company adopted SFAS 123R, which requires the use of the fair value method of valuing stock options. For additional information regarding SFAS 123R, see note three to these consolidated financial statements.
      Restricted shares awarded under the Amended 1996 Incentive Plan were 498,800 in 2005 and 427,800 in 2004. The weighted average fair market value per share at the date of grant of shares granted for 2005 and 2004 was $7.37 and $6.81, respectively. No restricted shares were issued during 2003. The fair market value of the stock, on the date of issuance, is being amortized and charged to income (with similar credits to paid-in capital and excess of par value) generally over the average period during which the restrictions lapse. At December 31, 2005, the unamortized amount was $3,593. The Company recognized compensation cost of $2,086 in 2005 and $889 in 2004 related to this Plan.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s Director Fee Plan allows for compensation to non-employee directors to be partially paid in common stock. In 2005, 2004, and 2003, respectively, 69,608, 68,586 and 155,560 shares of common stock were granted under the Director Fee Plan. Certain directors, as permitted in the plan agreement, have elected to defer the issuance of stock granted under this plan. In 2005, 2004, and 2003, respectively, 19,888, 39,192 and 60,614 shares were reserved for future issuance under this plan. In 2005, 8,385 previously deferred shares were issued. The Company recognized compensation cost of $490, $770 and $565 during the years ended December 31, 2005, 2004 and 2003, respectively, related to this Plan.

Accumulated Other Comprehensive (Loss) Income
      The Company’s components of accumulated other comprehensive (loss) income at December 31 are as follows:

	Foreign	Minimum		Accumulated
	Currency	Pension	Unrealized	Other
	Translation	Liability	Gains and	Comprehensive
	Adjustment	Adjustment	Losses	(Loss) Income

Balance at December 31, 2002	$(170,617)	$(36,555)	$—	$(207,172)
Activity in 2003	92,504	2,956	—	95,460

Balance at December 31, 2003	(78,113)	(33,599)	—	(111,712)
Activity in 2004	(9,242)	33,599	—	24,357
Reduction in net unrealized gains associated with available-for-sale securities of the trusts	—	—	(9,370)	(9,370)
Reclassification of net unrealized gains activity attributable to the non-controlling interest holders	—	—	9,370	9,370
Reclassification for translation adjustment realized in net income	49,006	—	—	49,006

Balance at December 31, 2004	(38,349)	—	—	(38,349)
Activity in 2005	7,260	—	—	7,260
Reduction in net unrealized gains associated with available-for-sale securities of the trusts	—	—	(69,226)	(69,226)
Reclassification of net unrealized gains activity attributable to the non-controlling interest holders	—	—	69,226	69,226
Reclassification for translation adjustment realized in net loss	101,588	—	—	101,588

Balance at December 31, 2005	$70,499	$—	$—	$70,499

      The reclassification adjustment of $101,588 during the year ended December 31, 2005 includes $71,770 related to the sale of the Company’s operations in Argentina and Uruguay and $29,818 related to the sale of its cemetery businesses in Chile. The reclassification adjustment of $49,006 during the year ended December 31, 2004 relates to the sale of the Company’s interest in its French operations and includes an associated deferred tax asset of $59,662.
      The assets and liabilities of foreign operations are translated into U.S. dollars using the current exchange rate. The U.S. dollar amount that arises from such translation, as well as exchange gains and losses on intercompany balances of a long-term investment nature, are included in the cumulative currency

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
translation adjustments in Accumulated other comprehensive (loss) income. Income taxes are generally not provided for foreign currency translation.
      The minimum pension liability adjustment for the year ended December 31, 2004 of $33,599 is net of deferred taxes of $21,274. The minimum pension liability adjustment for the year ended December 31, 2003 of $2,956 is net of deferred taxes of $1,872.

Share Repurchase Program
      On June 23, 2005, the Company announced an increase in its stock repurchase program authorizing the investment of an additional $100,000 to repurchase the Company’s common stock, for an aggregate authorized amount of $400,000. The Company, subject to market conditions and normal trading restrictions, makes purchases in the open market or through privately negotiated transactions. During 2005, the Company repurchased 30,956 shares of common stock at an aggregate cost of $225,152. During 2004, the Company repurchased 16,725 shares of common stock at an aggregate cost of $110,258. As of December 31, 2005, the remaining dollar value of shares that may be purchased under the share repurchase program was approximately $64,590.

Cash Dividends
      In the first quarter of 2005, the Company’s Board of Directors approved the initiation of a quarterly cash dividend of $.025 per common share. During 2005, the Company paid quarterly dividends of $22,637 and accrued $7,415 for dividends paid on January 31, 2006. These transactions were recorded in Capital in Excess of Par Value in the consolidated balance sheet for the year ended December 31, 2005. Subsequent to December 31, 2005, the Company’s Board of Directors approved a dividend payable on April 28, 2006 to shareholders of record at April 13, 2006.
Note Fifteen

Retirement Plans
      The Company has a non-contributory, defined benefit pension plan covering approximately 34% of United States employees (US Pension Plan), a supplemental retirement plan for certain current and former key employees (SERP), a supplemental retirement plan for officers and certain key employees (Senior SERP), and a retirement plan for certain non-employee directors (Directors’ Plan) (collectively, the “Plans”). The Company also provides a 401(k) employee savings plan.
      Effective January 1, 2001, the Company curtailed its US Pension Plan, SERP, Senior SERP and Directors’ Plan. As these plans have been frozen, the participants do not earn incremental benefits from additional years of service and the Company does not incur new service cost after December 31, 2000.
      Retirement benefits for the US Pension Plan are generally based on years of service and compensation. This contribution is an actuarially determined amount. Assets of the pension plan consist of core diversified and market-neutral hedge funds, fixed income investments and marketable equity securities, which complies with the funding requirements of the Employee Retirement Income Security Act of 1974.
      Retirement benefits under the SERP are based on years of service and average monthly compensation, reduced by benefits under the US Pension Plan and Social Security. The Senior SERP provides retirement benefits based on years of service and position. The Directors’ Plan provides for an annual benefit to directors following their retirement, based on a vesting schedule.
      Most foreign employees are covered by their respective foreign government-mandated or defined contribution plans which are adequately funded and are not considered significant to the financial

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
condition or results of operations of the Company. The plans’ liabilities and their related costs are computed in accordance with the laws of the individual countries and appropriate actuarial practices.
      The components of the Plans’ net periodic benefit cost for the years ended December 31 were as follows:

	2005	2004	2003

Interest cost on projected benefit obligation	$7,857	$8,826	$9,897
Actual return on plan assets	(7,226)	(10,690)	—
Expected return on plan assets	—	—	(6,808)
Settlement/curtailment charge	—	—	352
Amortization of prior service cost	183	183	183
Recognized net actuarial loss	7,586	1,359	7,586

	$8,400	$(322)	$11,210

Cumulative effect of accounting change	—	54,873	—

	$8,400	$54,551	$11,210

      The Plans’ funded status at December 31 was as follows (based on valuations as of September 30):

	2005	2004

Change in Benefit Obligation:
Benefit obligation at beginning of year	$134,362	$144,413
Interest cost	7,857	8,825
Actuarial loss	7,162	739
Benefits paid	(18,302)	(19,615)

Benefit obligation at end of year	$131,079	$134,362

Change in Plan Assets:
Fair value of plan assets at beginning of year	$88,550	$74,309
Actual return on plan assets	7,226	10,690
Employer contributions	3,753	23,787
Benefits paid, including expenses	(18,726)	(20,236)

Fair value of plan assets at end of year	$80,803	$88,550

Funded status of plan	$(50,276)	$(45,812)
Unrecognized prior service cost	807	990

Net amount recognized in the Consolidated Balance Sheet	$(49,469)	$(44,822)

Funding Summary:
Projected benefit obligations	$131,079	$134,362
Accumulated benefit obligation	$131,079	$134,362
Fair value of plan assets	$80,803	$88,550
Amounts recognized in the Consolidated Balance Sheet:
Accrued benefit liability	$(50,276)	$(45,812)
Intangible asset	807	990

Net amount recognized in the Consolidated Balance Sheet	$(49,469)	$(44,822)

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The retirement benefits under the SERP, Senior SERP and Directors’ Plan are unfunded obligations of the Company. As of December 31, 2005, the benefit obligation of the SERP, Senior SERP and Directors’ Plan is $31,272; however, the Company has purchased various life insurance policies on the participants in the Senior SERP with the intent to use the proceeds or any cash value buildup from such policies to assist in meeting, at least to the extent of such assets, the plan’s funding requirements. The face value of these insurance policies was $54,031 and the cash surrender value was $36,776 as of December 31, 2005. No loans are outstanding against the policies, but there are no restrictions in the policies regarding loans.
      Due to the Company’s change in accounting for gains and losses on pension plan assets and obligations effective January 1, 2004, the change in minimum liability included in Accumulated other comprehensive loss was a decrease of $54,873 in 2004. The Company recorded net pension (expense) income of $(8,400), $322 and ($17,635) for the years ended December 31, 2005, 2004 and 2003, respectively.
      The Plans’ weighted-average assumptions used to determine the benefit obligation and net benefit cost were as follows: The Company bases its discount rate used to compute future benefit obligations using an analysis of expected future benefit payments. The reasonableness of its discount rate is verified by comparing its rate to the rate earned on high-quality fixed income investments, such as the Moody’s Aa index, on high-quality fixed income investments plus 50 basis points. Discount rates used to determine pension obligations for the U.S. plans were 5.75%, 6.00% and 6.25% for the years ended 2005, 2004, and 2003, respectively. Because all of the Plans were curtailed effective January 1, 2001, the assumed rate of return on plan assets was not applicable to 2005 or 2004 as the Company now recognizes gains and losses on plan assets during the year in which they occur. The 9.0% assumed rate of return on plan assets during 2003 was a result of a high allocation of equity securities within the plan assets. Due to the curtailment of the Plans, the assumed rate of compensation increase is zero. In March 2004, the Company voluntarily contributed $20,000 to the frozen U.S. Pension Plan.

	2005	2004	2003

Discount rate used to determine obligations	5.75%	6.00%	6.25%
Assumed rate of return on plan assets	n/a	n/a	9.00%
Discount rate used to determine net periodic pension cost	6.00%	6.25%	7.00%
      The Plans’ weighted-average asset allocations at December 31 by asset category are as follows:

	2005	2004

Core diversified and market-neutral hedge funds	55%	55%
Fixed income investments	12%	12%
Equity securities(1)	33%	33%

Total	100%	100%

(1)	Equity securities do not include shares of Company common stock at December 31, 2005 or 2004.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The primary investment objective of the plan is to achieve a rate of investment return over time that will allow the plan to achieve a fully funded status, while maintaining prudent investment return volatility levels. In 2004, the investment strategy was revised to have a lower percentage invested in traditional equity securities and fixed income securities and instead include investments in hedge funds allowing for reduced volatility with limited reduction of returns. The Company has an asset allocation strategy of 35% traditional equity, 15% fixed income and 50% hedge funds. Allocations within the equity asset class are divided among large capitalization domestic equity (value and growth styles), small capitalization domestic equity (value and growth styles) and international equity. The large capitalization domestic equity may be further diversified between active and passive (index) management styles. The fixed income allocation is divided between cash and an intermediate-term investment grade bond portfolio. Based on this asset mix, the Company expects a long-term rate of return on plan assets of approximately 7.0% to 7.5%. The investment strategy is managed within ranges that are centered at specific allocation targets. The specific allocations within the strategy, as well as the individual asset class ranges are as follows:

Ranges

Large cap equity (value and growth)	10% - 25%
Small gap growth	5% - 10%
International equity	5% - 10%
Fixed income core bond	0% - 25%
Hedge funds:
Core diversified	15% - 35%
Market neutral	15% - 35%
Money market	0% - 1%
      The following benefit payments are expected to be paid:

2006(1)	$7,447
2007	6,590
2008	6,972
2009	7,405
2010	8,169
Years 2011 through 2015	$41,001

(1)	Included in the $7,447 expected benefit payments for 2006 is $3,936 the Company expects to contribute for the SERP, Senior SERP, and Directors’ Plan expected benefit payments.
      Effective January 1, 2004, the Company changed its method of accounting for gains and losses on its pension plan assets and obligations. Pursuant to this new accounting method, the Company recognizes pension related gains and losses in its consolidated statement of operations in the year such gains and losses are incurred. Prior to January 1, 2004, the Company amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years (except to the extent that settlements with employees required earlier recognition). The Company believes this change in accounting is preferable as the new method of accounting better reflects the economic nature of the Company’s Plans and recognizes gains and losses on the Plan assets and obligations in the year the gains and losses occur. As a result of this accounting change, the Company recognized a cumulative effect charge of an accounting change of $33,599, net of tax of $21,274, as of January 1, 2004. This amount represents accumulated unrecognized net losses related to the pension plan assets and obligations.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company has an employee savings plan that qualifies under section 401(k) of the Internal Revenue Code for the exclusive benefit of its United States employees. Under the plan, participating employees may contribute a portion of their pretax and/or after tax income in accordance with specified guidelines up to a maximum of 50%. During 2005, the Company then matched a percentage of the employee contributions through contributions of cash. During 2004 and 2003, the Company matched employee contributions through contributions of the Company’s common stock. For each of the three years, the Company’s matching contribution was based upon the following:

Years of Vesting Service	Percentage of Deferred Compensation

0 - 5 years	75% of the first 6% of deferred compensation
6 - 10 years	110% of the first 6% of deferred compensation
11 or more years	135% of the first 6% of deferred compensation
      The amount of the Company’s matched contributions in 2005, 2004 and 2003 was $16,456, $18,127 and $17,378, respectively.
Note Sixteen

Segment Reporting
      The Company’s operations are both product based and geographically based, and the reportable operating segments presented below include the Company’s funeral and cemetery operations. The Company’s geographic areas include North America and Other Foreign.
      In 2005, Other Foreign consists of the Company’s operations in Singapore and Germany. In 2004, Other Foreign also included operations in France, which were disposed of in the first quarter of 2004. Results from the Company’s funeral and cemetery businesses in Argentina and Uruguay, which were sold in the first quarter of 2005, and its cemetery business in Chile, which was sold in the third quarter of 2005, are classified as discontinued operations for all periods presented. The Company conducts both funeral and cemetery operations in North America and funeral operations in Other Foreign geographic areas.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s reportable segment information is as follows:

			Reportable
	Funeral	Cemetery	Segments

2005
Revenues from external customers	$1,155,225	$560,380	$1,715,605
Interest expense	2,728	1,539	4,267
Depreciation and amortization	49,238	17,828	67,066
Gross profit	216,376	82,451	298,827
Total assets	3,352,468	3,600,473	6,952,941
Capital expenditures	$48,964	$46,756	$95,720
2004
Revenues from external customers	$1,259,821	$571,404	$1,831,225
Interest expense	2,943	1,480	4,423
Depreciation and amortization	59,231	66,498	125,729
Gross profit	226,407	102,122	328,529
Total assets	3,513,198	4,219,900	7,733,098
Capital expenditures	$36,155	$40,180	$76,335
2003
Revenues from external customers	$1,739,768	$573,409	$2,313,177
Interest expense	3,995	3,119	7,114
Depreciation and amortization	84,202	64,957	149,159
Gross profit	273,165	82,620	355,785
Total assets	3,707,249	3,382,975	7,090,224
Capital expenditures	$69,622	$43,872	$113,494

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table reconciles certain reportable segment amounts to the Company’s corresponding consolidated amounts:

	Reportable		Discontinued
	Segments	Corporate	Operations	Consolidated

2005
Revenue from external customers	$1,715,605	$—	$—	$1,715,605
Interest expense	4,267	98,070	—	102,337
Depreciation and amortization	67,066	20,383	—	87,449
Total assets	6,952,941	583,751	—	7,536,692
Capital expenditures	$95,720	$3,696	$—	$99,416
2004
Revenue from external customers	$1,831,225	$—	$—	$1,831,225
Interest expense	4,423	113,487	—	117,910
Depreciation and amortization	125,729	19,037	—	144,766
Total assets	7,733,098	470,290	15,452	8,218,840
Capital expenditures	$76,335	$19,284	$—	$95,619
2003
Revenue from external customers	$2,313,177	$—	$—	$2,313,177
Interest expense	7,114	131,511	—	138,625
Depreciation and amortization	149,159	11,887	—	161,046
Total assets	7,090,224	463,361	9,318	7,562,903
Capital expenditures	$113,494	$1,977	$—	$115,471
      The following table reconciles gross profits from reportable segments shown above to the Company’s consolidated income from continuing operations before income taxes and cumulative effects of accounting changes:

	2005	2004	2003

Gross profit from reportable segments	$298,827	$328,529	$355,785
General and administrative expenses	(84,812)	(130,896)	(178,105)
Gains and impairment (losses) on dispositions, net	(26,093)	25,797	50,677
Other operating expense	—	—	(9,004)

Operating income	187,922	223,430	219,353
Interest expense	(102,337)	(117,910)	(138,625)
Interest income	16,706	13,453	6,215
(Loss) gain on early extinguishment of debt	(14,258)	(16,770)	1,315
Other income	2,774	9,703	8,345

Income from continuing operations before income taxes and cumulative effects of accounting changes	$90,807	$111,906	$96,603

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s geographic area information was as follows:

	North	Other
	America	Foreign	Total

2005
Revenues from external customers	$1,703,812	$11,793	$1,715,605
Interest expense	102,337	—	102,337
Depreciation and amortization	87,033	416	87,449
Operating income	186,463	1,459	187,922
Gains and impairment (losses) on dispositions, net	(26,093)	—	(26,093)
Long-lived assets	$3,665,060	$6,160	$3,671,220
2004
Revenues from external customers	$1,690,263	$140,962	$1,831,225
Interest expense	117,791	119	117,910
Depreciation and amortization	143,903	863	144,766
Operating income	210,096	13,334	223,430
Gains and impairment (losses) on dispositions, net	25,705	92	25,797
Long-lived assets	$4,189,625	$91,400	$4,281,025
2003
Revenues from external customers	$1,716,050	$597,127	$2,313,177
Interest expense	136,410	2,215	138,625
Depreciation and amortization	160,616	430	161,046
Operating income	147,524	71,829	219,353
Gains and impairment (losses) on dispositions, net	51,411	(734)	50,677
Other operating expenses	(9,004)	—	(9,004)
Long-lived assets	$4,281,203	$456,882	$4,738,085
      Included in the North American figures above are the following United States amounts:

	2005	2004	2003

Revenues from external customers	$1,596,257	$1,583,979	$1,633,221
Operating income(1)	162,457	182,680	130,378
Long-lived assets	$3,425,429	$3,943,542	$4,121,888
      Included in the Other Foreign figures above are the following French amounts:

	2005	2004	2003

Revenues from external customers	$—	$127,282	$584,636
Operating income(1)	—	11,664	68,884
Long-lived assets	$—	$—	$364,570

(1)	Operating income includes $(27,597), $24,625 and $41,397 in Gains and impairment (losses) on dispositions, net and Other operating expenses in the United States and $0, $92 and ($734) in Gains and impairment (losses) on dispositions, net in France for the years ended December 31, 2005, 2004, and 2003, respectively.
      In 2004, the Company sold its funeral operations in France and obtained a 25% minority interest equity investment in the acquiring entity. The Company now accounts for its 25% ownership of France using the equity method of accounting.
      During 2005 and 2004, the Company divested certain North America and international funeral service locations and cemeteries. Certain of these divested operations do not qualify as discontinued operations under SFAS 144 and related guidance because either the divested operations were held for sale in accordance with previous accounting pronouncements related to dispositions or they do not meet the

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
criteria as defined in SFAS 144 and related guidance. Summarized operating results of the Company’s divested operations are as follows:

	North America			Other Foreign

	2005	2004	2003	2005	2004	2003

Revenues:
Funeral	$36,287	$71,870	$96,538	$—	$127,282	$584,636
Cemetery	11,292	19,811	20,484	82	1,269	1,190

	$47,579	$91,681	$117,022	$82	$128,551	$585,826

Gross profit (loss):
Funeral	$1,714	$7,018	$8,788	$—	$11,572	$68,275
Cemetery	(1,671)	(1,060)	4,510	(40)	125	55

	$43	$5,958	$13,298	$(40)	$11,697	$68,330

	Total

	2005	2004	2003

Revenues:
Funeral	$36,287	$199,152	$681,174
Cemetery	11,374	21,080	21,674

	$47,661	$220,232	$702,848

Gross profit (loss):
Funeral	$1,714	$18,590	$77,063
Cemetery	(1,711)	(935)	4,565

	$3	$17,655	$81,628

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note Seventeen

Supplementary Information
      The detail of certain balance sheet accounts is as follows:

	December 31,

	2005	2004

Cash and cash equivalents:
Cash	$5,594	$4,692
Commercial paper and temporary investments	441,188	283,093

	$446,782	$287,785

Receivables, net:
Notes receivable	$16,099	$3,339
Atneed funeral receivables, net	66,884	77,195
Atneed cemetery receivables, net	2,949	16,532
Other	11,815	5,556

	$97,747	$102,622

Other current assets:
Deferred tax asset and income tax receivable	$18,499	$40,438
Prepaid insurance	3,407	3,720
Other	15,621	9,662

	$37,527	$53,820

Inventories:
Caskets, vaults, urns, markers and bases	$31,254	$31,898
Developed land, lawn crypts and mausoleums	37,073	49,628

	$68,327	$81,526

Cemetery property:
Undeveloped land	$1,107,259	$1,260,859
Developed land, lawn crypts and mausoleums	248,395	248,740

	$1,355,654	$1,509,599

Property and equipment:
Land	$289,800	$293,961
Buildings and improvements	996,867	1,001,515
Operating equipment	262,348	249,023
Leasehold improvements	24,627	28,354

	1,573,642	1,572,853
Less: accumulated depreciation	(631,413)	(602,306)

	$942,229	$970,547

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,

	2005	2004

Deferred charges and other assets:
Covenants-not-to-compete, net	$73,240	$77,549
Cemetery deferred selling expense, net	—	212,397
Funeral deferred selling expense, net	—	99,371
Investments, net	9,218	35,752
Restricted cash	12,056	26,707
Notes receivable, net	21,567	41,302
Other	133,368	138,761

	$249,449	$631,839

      Included in Receivables, net on the Company’s consolidated balance sheet is funeral and cemetery atneed allowances for doubtful accounts of approximately $11,835 and $12,572 at December 31, 2005 and 2004, respectively.
      Included in Receivables, net in the consolidated balance sheet is $131 and $138 of notes with employees of the Company and other related parties at December 31, 2005 and 2004, respectively. Interest rates on notes receivable range from 0% to 18% as of December 31, 2005.

	December 31,

	2005	2004

Accounts payable and accrued liabilities:
Accounts payable	$41,160	$46,271
Accrued compensation	59,017	31,296
Litigation matters	6,850	4,280
Restructuring liability	7,375	10,663
Accrued dividend	7,415	—
Accrued interest	17,149	19,883
Self insurance	49,084	47,480
Accrued trust expenses	13,101	4,704
Other accrued liabilities	29,978	57,300

	$231,129	$221,877

	December 31,

	2005	2004

Other liabilities:
Accrued pension	$49,469	$45,175
Deferred compensation	11,352	17,729
Customer refund obligation reserve	66,118	74,410
Trust related debt	—	76,926
Tax liability	104,981	104,981
Indemnification liability	26,750	44,480
Other	62,142	68,216

	$320,812	$431,917

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goods and Services
      In prior periods, certain costs, specifically salaries and facility costs, were allocated based upon each of the respective segments’ revenue components within goods and services.
      During 2005, the Company has further refined its allocation of the costs described above to more accurately reflect the cost of goods and services for its funeral and cemetery segments. Such costs are now allocated based on an hourly factor which represents the average amount of time spent by employees when selling or providing goods and services to a consumer. The Company has made certain disclosure reclassifications to prior years to conform to the current period presentation. The disclosure reclassifications made to prior years to conform to the current period presentation have no effect on the Company’s consolidated financial position, results of operations or statement of cash flows.
      The detail of certain income statement accounts is as follows for the years ended December 31,

	2005	2004	2003

North America good and services revenues
Goods
Funeral	$501,794	$505,170	$488,987
Cemetery	380,990	388,683	381,381

Total goods	882,784	893,853	870,368

Services
Funeral	613,430	585,854	626,487
Cemetery	146,035	141,934	146,574

Total services	759,465	727,788	773,061

North America goods and services revenues	1,642,249	1,621,641	1,643,429

International revenues	11,793	140,962	597,127
Other revenues	61,563	68,622	72,621

Total revenues	$1,715,605	$1,831,225	$2,313,177

North America goods and services costs
Goods
Funeral	$193,650	$190,971	$186,643
Cemetery	159,055	162,797	169,207

Total cost of goods	352,705	353,768	355,850

Services
Funeral	371,814	351,473	359,644
Cemetery	96,923	99,646	105,448

Total cost of services	468,737	451,119	465,092

North America goods and services costs	821,442	804,887	820,942

International costs and expenses	10,334	127,720	525,907
Overhead and other expenses	585,002	570,089	610,543

Total cost and expenses	$1,416,778	$1,502,696	$1,957,392

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain Non-Cash Transactions

	Years Ended December 31,

	2005	2004	2003

Changes to minimum liability under retirement plans	$—	$(33,599)	$(2,956)
Debenture conversions to common stock	$—	$217,154	$—
Common stock contributions to employee 401(k)	$—	$18,127	$17,378
StoneMor partnership units received in disposition	$5,900	$—	$—
Dividends accrued	$7,415	$—	$—
Note Eighteen

Earnings Per Share
      Basic (loss) earnings per common share (EPS) excludes dilution and is computed by dividing net (loss) income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other obligations to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the Company’s (losses) earnings.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A reconciliation of the numerators and denominators of the basic and diluted EPS for the three years ended December 31 is presented below:

	2005	2004	2003

	(In thousands, except per share
	amounts)
Income from continuing operations before cumulative effect of accounting changes (numerator):
Income from continuing operations before cumulative effect of accounting changes — basic	$56,685	$120,100	$69,256
After tax interest on convertible debt	—	6,400	—
Income from continuing operations before cumulative effect of accounting changes — diluted	$56,685	$126,500	$69,256

Net (loss) income (numerator):
Net (loss) income — basic	$(126,730)	$114,128	$85,065
After tax interest on convertible debt	—	6,400	—
Net (loss) income — diluted	$(126,730)	$120,528	$85,065

Weighted average shares (denominator):
Weighted average shares — basic	302,213	318,737	299,801
Stock options	4,399	4,091	989
Convertible debt	—	21,776	—
Restricted stock	133	71	—

Weighted average shares — diluted	306,745	344,675	300,790

Income per share from continuing operations before cumulative effect of accounting changes:
Basic	$.19	$.38	$.23
Diluted	$.19	$.37	$.23

Income per share from discontinued operations per share, net of tax:
Basic	$.01	$.13	$.05
Diluted	$.01	$.12	$.05

Cumulative effect of accounting changes per share, net of tax:
Basic	$(.62)	$(.15)	$—
Diluted	$(.61)	$(.14)	$—

Net (loss) income per share:
Basic	$(.42)	$.36	$.28
Diluted	$(.41)	$.35	$.28

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The computation of diluted (loss) earnings per share excludes outstanding stock options and convertible debt in certain periods in which the inclusion of such options and debt would be antidilutive in the periods presented. Total options and convertible debentures not currently included in the computation of dilutive (loss) earnings per share for the respective periods are as follows:

	2005	2004	2003

Antidilutive options	7,039	9,559	22,097
Antidilutive convertible debentures	644	859	47,096

Total common stock equivalents excluded from computations	7,683	10,418	69,193

Note Nineteen

Gains and Impairment (Losses) on Dispositions, Net and Other Operating Expense
      As dispositions occur in the normal course of business, gains or losses on the sale of such businesses are recognized in the income statement line item Gains and impairment (losses) on disposition, net. Additionally, as dispositions occur pursuant to the Company’s ongoing asset sale programs, adjustments are made through this income statement line item to reflect the difference between actual proceeds received from the sale compared to the original estimates.
      Gains and impairments (losses) on dispositions, net consists of the following for the years ended December 31:

	2005	2004	2003

Gains on dispositions	$68,167	$66,966	$75,188
Impairment losses on assets held for sale	(105,867)	(49,970)	(38,247)
Changes to previously estimated impairment losses	11,607	8,801	13,736

	$(26,093)	$25,797	$50,677

      During the fourth quarter of 2005, the Company entered into negotiations to dispose of three cemetery locations in Maryland. Based on the terms of these negotiations, the Company recorded an impairment loss of $12,892.
      The Company incurred various charges related to impairment losses associated with planned divestitures of certain North America and international funeral service and cemetery businesses and reductions in the carrying values of equity investments from 1999 through 2002. The reserve activity for the years ended December 31, 2005 and 2004 is as follows:

2005 Activity

			Utilization for
			Year Ended
		Balance at	December 31, 2005		Balance at
	Original	December 31,			December 31,
	Charge Amount	2004	Cash	Non-cash	2005

Fourth quarter 1999 charges	$272,544	$10,801	$5,685	$(199)	$5,315
2001 charges	663,548	1,782	505	(127)	1,404
2002 charges	292,979	16,454	4,533	96	11,825

	$1,229,071	$29,037	$10,723	$(230)	$18,544

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2004 Activity

			Utilization for
			Year Ended
		Balance at	December 31, 2004		Balance at
	Original	December 31,			December 31,
	Charge Amount	2003	Cash	Non-cash	2004

Fourth quarter 1999 charges	$272,544	$18,282	$7,286	$195	$10,801
2001 charges	663,548	3,102	509	811	1,782
2002 charges	292,979	24,395	6,205	1,736	16,454

	$1,229,071	$45,779	$14,000	$2,742	$29,037

      The majority of the remaining balance at December 31, 2005 of these original charge amounts relates to actions already taken by the Company associated with severance costs and terminated consulting and/or covenant-not-to-compete contractual obligations, all of which will be paid by 2012. Of the $18,544 remaining liability at December 31, 2005, $5,822 is included in Accounts payable and accrued liabilities and $12,722 is included in Other liabilities in the consolidated balance sheet based on the expected timing of payments. The Company continues to adjust the estimates of certain items included in the original charge amounts as better estimates become available or actual divestitures occur.

Sale of Operations in Chile
      In September 2005, the Company completed the sale of its cemetery operations in Chile for proceeds of approximately $106,370. The Company received net cash proceeds of $90,421 upon completion of the sale and expects to receive additional cash proceeds of CLP 8,200,226 or approximately $15,949 in 2006. The Company recognized a pre-tax gain of $249 in Income from discontinued operations in its consolidated statement of operations as a result of this transaction. Included in this gain is a foreign currency gain of $618 on the expected cash proceeds.

Sales of Assets to StoneMor Partners LP
      In November 2005, the Company sold 21 cemeteries and six funeral homes to StoneMor Partners LP for $12,748. In the third quarter of 2005, the Company had classified these properties as held for sale and recorded an impairment charge in (Loss) gain on early extinguishment of debt, net in its consolidated statement of operations of approximately $19,589, net of a tax benefit of $10,450 in its consolidated statement of operations. In connection with this sale, the Company received $6,848 in cash and 280,952 StoneMor Limited Partner units, valued at $5,900 in November of 2005. The StoneMor Limited Partner units are recorded at cost in Other current assets in the consolidated balance sheet at December 31, 2005. Subsequent to December 31, 2005, the Company disposed of its investment in StoneMor Limited Partners LP units for $6,026, resulting in a pretax gain of $126.

Sale of Argentina and Uruguay Operations
      During the second quarter of 2004, the Company recorded an impairment of its funeral and cemetery operations in Argentina totaling $15,189 in Income from discontinued operations in its consolidated statement of operations. As a result of the sale of the Argentina and Uruguay businesses in the first quarter of 2005, the Company recorded a gain of $2,041 in Income from discontinued operations in the consolidated statement of operations for the year ended December 31, 2004 associated with the revised estimated fair value. The new carrying amount reflected the fair value based on then-current market conditions less estimated costs to sell. Additionally, the Company recognized a non-cash tax benefit of $49,236 in discontinued operations during the second quarter of 2004, which represents the reduction of a previously recorded valuation allowance. The Company also recognized an additional tax benefit of $2,629

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
in discontinued operations during the fourth quarter of 2004, which represents the revised estimated fair value and differences between book and tax bases. In the first quarter of 2005, the Company received proceeds of $21,597 related to the sale of its former operations in Argentina and Uruguay.

Sale of French Operations
      In March 2004, the Company sold 100% of the stock of its French subsidiary to a newly formed company (NEWCO). In connection with this sale, the Company acquired a 25% share of the voting interest of NEWCO, received cash proceeds of $281,667, net of transaction costs, and received a note receivable in the amount of EUR 10,000. Also received in this transaction were EUR 15,000 of preferred equity certificates and EUR 5,955 of convertible preferred equity certificates. The sale of stock of the Company’s French subsidiary in March 2004 resulted in a pretax gain of $12,639 and a non-cash tax benefit of $24,929 (described below), resulting in an after tax gain of $37,568. The Company accounted for the sale of its French subsidiary in accordance with the guidance set forth in EITF 01-2, “Interpretations of APB Opinion No. 29”, Issues 8(a) and 8(b). Consequently, the Company deferred approximately 25% of the gain associated with the sale of its French subsidiary representing the economic interest it obtained in that subsidiary through its ownership of approximately 25% of NEWCO.
      In July 2004, the Company paid $6,219 pursuant to the joint venture agreement, as a purchase price adjustment, which reduced the pretax gain to $6,420 and reduced the after tax gain to $33,624 as summarized below.

	Original
	Calculation	Adjustment in
	Q1 2004	Q2 2004	Total

Pretax gain (loss)	$12,639	$(6,219)	$6,420
Tax benefit	(24,929)	(2,275)	(27,204)

After tax gain (loss)	$37,568	$(3,944)	$33,624

      The $24,929 non-cash tax benefit associated with the sale of the Company’s French subsidiary is primarily attributable to the reduction of $18,610 of tax accruals, which were accrued as an indemnification liability upon the sale of the Company’s French subsidiary. The remaining amount of $6,319 was a non-cash tax benefit associated with the difference between book and tax bases.
      Included in the pretax gain, the Company recognized $35,768 of contractual obligations related to representation and warranties and other indemnifications resulting from the joint venture contract. During 2004, $2,400 in charges were applied to the indemnification and related primarily to foreign taxes and legal expenses. The Company applied $2,105 to the indemnifications during 2005. In the fourth quarter of 2005, the Company released tax indemnification liabilities of approximately $7,125. For more information regarding these representations and warranties and other indemnifications, see note thirteen. Also, goodwill in the amount of $23,467 was removed from the Company’s consolidated balance sheet as a result of this transaction.
      NEWCO completed refinancings in May 2005 and July 2005 in order to reduce its cost of debt. Included in this refinancing was the repayment of the note payable to the Company plus interest and the redemption of the Company’s investment in preferred equity certificates and convertible preferred equity certificates and associated interest, which were received in the original disposition. In the second quarter of 2005, the Company received $32,070 related to the note payable and preferred equity certificates with associated interest of $3,064. In the third quarter of 2005, the Company received additional proceeds of $7,604 on convertible preferred equity certificates. The Company’s investment in common stock and 25% voting interest remain unchanged following this transaction.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Proceeds from Investment in United Kingdom Company and Others
      During the second quarter of 2004, the Company received proceeds of $53,839 from the sale of its minority interest equity investment in the United Kingdom and the prepayment of its note receivable, with accrued interest, following a successful public offering transaction of its United Kingdom company.
      Associated with the disposition, the Company recognized income of $41,163, recorded in Gains and impairment (losses) on dispositions, net, in the consolidated statement of operations ($27,179 to adjust the carrying amount of the receivable from its former United Kingdom company to its realizable value and $13,984 as a pretax gain as a result of the sale). This pretax gain was reduced by an accrual for the tax-related indemnification liabilities of $8,000. In addition, the Company recognized interest income on the receivable in the amount of $4,478 and a foreign currency gain of $198 recorded in Other income, net in the consolidated statement of operations and recognized a non-cash tax benefit of $8,000 recorded in Gains and impairment (losses) on disposition, net in the consolidated statement of operations. This pretax gain is attributable to the reduction of the tax related accrual upon the release of a contingency, which was accrued as an indemnification liability in the second quarter of 2004.
      The most significant items in 2003 related to the Company selling its equity investments in Australia and Spain for gains of $45,776 and $8,090, respectively.

Other Operating Expense
      For the year ended December 31, 2003, the Company recorded Other operating expenses of $9,004, primarily consisting of $6,859 of severance costs for former employees. The charges related to 350 employees involuntarily terminated in North America, were in accordance with the Company’s existing post-employment severance policies.
Note Twenty

Discontinued Operations
      During the first quarter of 2005, the Company disposed of its funeral and cemetery operations in Argentina and Uruguay. During the third quarter of 2005, the Company also disposed of its cemetery operations in Chile. Accordingly, the operations in these countries are classified as discontinued operations for all periods presented.

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company has fully hedged an income tax receivable denominated in Chilean pesos; therefore, the Company has no foreign exchange rate risk associated with this receivable. The fair market value hedge, which is effective, is recorded at market value at December 31, 2005. Currency fluctuations associated with this hedge resulted in a gain of $389, net of a tax provision of $229, which is included in Income from discontinued operations in the Company’s consolidated statement of operations for the year ended December 31, 2005. This hedge will expire June 30, 2006. For more information on this hedge, see note eleven to these consolidated financial statements. The provision for income taxes during 2005 was negatively impacted by differences between book and tax bases related to the sale of the Company’s operations in Chile. The benefit for income taxes in 2004 includes a non-cash tax benefit of $49,236, which represents the reduction of a previously recorded valuation allowance related to the sale of the Company’s operations in Argentina. The results of the Company’s discontinued operations for the years ended December 31, 2005, 2004 and 2003 were as follows:

	Years Ended December 31,

	2005	2004	2003

Revenues	$22,891	$44,519	$38,111
Gains and impairment (losses) on dispositions, net	249	(13,148)	34
Costs and other expenses	(14,253)	(38,962)	(20,460)

Income (loss) from discontinued operations before income taxes	8,887	(7,591)	17,685
(Provision) benefit for income taxes	(4,764)	49,175	(1,876)

Income from discontinued operations	$4,123	$41,584	$15,809

      As of December 31, 2005, the Company had no assets or liabilities related to discontinued operations. Net (liabilities) and assets of discontinued operations at December 31, 2004 were as follows:

Assets:
Receivables, net of allowances	$3,084
Other current assets	8,001
Preneed cemetery receivables and trust investments	1,412
Property, plant and equipment, at cost, net	571
Deferred charges and other assets	2,384

Total assets	15,452

Liabilities:
Accounts payable	(901)
Accrued liabilities and other current liabilities	(6,210)
Deferred income taxes	(13,190)
Other liabilities and deferred credits	(45,035)

Total liabilities	(65,336)

Net liabilities of discontinued operations	(49,884)
Foreign currency translation	67,213

Net assets of discontinued operations, net of foreign currency translation	$17,329

SERVICE CORPORATION INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note Twenty-One

Quarterly Financial Data (Unaudited)
      Quarterly financial data for 2005 and 2004 is as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2005
Revenues	$447,442	$431,710	$406,369	$430,084
Costs and expenses	350,215	359,367	348,094	359,102
Gross profits	97,227	72,343	58,275	70,982
Operating income	71,770	54,377	11,076	50,699
Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	48,755	19,916	(10,302)	32,438
(Provision) benefit for income taxes	(17,338)	(9,324)	1,131	(8,591)
Income (loss) from continuing operations before cumulative effect of accounting change	31,417	10,592	(9,171)	23,847
Cumulative effect of accounting change	(187,538)	—	—	—
Net (loss) income	(154,946)	13,705	(9,634)	24,145
(Loss) earnings per share:
Basic — EPS	(.49)	.05	(.03)	.08
Diluted — EPS	(.49)	.04	(.03)	.08
2004
Revenues	$581,671	$425,740	$397,186	$426,628
Costs and expenses	467,707	353,686	328,891	352,412
Gross profits	113,964	72,054	68,295	74,216
Operating income	97,728	49,543	39,716	36,443
Income from continuing operations before income taxes and cumulative effects of accounting changes	72,226	2,784	17,362	19,534
Benefit (provision) for income taxes	4,184	7,329	(4,336)	1,017
Income from continuing operations before cumulative effects of accounting changes	76,410	10,113	13,026	20,551
Cumulative effects of accounting changes	(47,556)	—	—	—
Net income	30,136	42,952	13,876	27,164
Earnings per share:
Basic — EPS	.10	.14	.04	.08
Diluted — EPS	.10	.14	.04	.08

SERVICE CORPORATION INTERNATIONAL
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
Three Years Ended December 31, 2005

		Charged	Charged
	Balance at	(Credited) to	(Credited) to		Balance At
	Beginning	Costs and	Other		End Of
Description	of Period	Expenses	Accounts(2)	Write-Offs(1)	Period

Current provision:
Allowance for doubtful accounts:
Year ended December 31, 2005	$12,572	$9,470	$(39)	$(10,168)	$11,835
Year ended December 31, 2004	15,348	(3,376)	8,757	(8,157)	12,572
Year ended December 31, 2003	22,697	7,627	(720)	(14,256)	15,348
Due After One Year:
Allowance for doubtful accounts:
Year ended December 31, 2005	$33,362	$(111)	$(25,939)	$—	$7,312
Year ended December 31, 2004	55,029	(21,502)	(165)	—	33,362
Year ended December 31, 2003	29,030	1,813	24,675	(489)	55,029
Preneed Funeral and Preneed Cemetery Asset:
Year ended December 31, 2005	$53,340	$(749)	$7,767	$—	$60,358
Year ended December 31, 2004	387,150	(17,772)	(316,038)	—	53,340
Year ended December 31, 2003	357,761	17,466	11,923	—	387,150
Deferred Preneed Funeral and Cemetery Revenue:
Year ended December 31, 2005	$(112,290)	$—	$288	$—	$(112,002)
Year ended December 31, 2004	(369,980)	—	257,690	—	(112,290)
Year ended December 31, 2003	(339,339)	—	(30,641)	—	(369,980)
Deferred Tax Valuation Allowance:
Year ended December 31, 2005	$43,908	$(9,079)	$—	$—	$34,829
Year ended December 31, 2004	35,859	8,049	—	—	43,908
Year ended December 31, 2003	156,372	2,966	(123,479)	—	35,859

(1)	Uncollected receivables written off, net of recoveries.

(2)	Primarily relates to cumulative effect of accounting change and acquisitions and dispositions of operations. Deferred tax valuation allowance in 2003 was reclassified to other deferred tax liabilities with no change to net deferred income taxes.

The exchange agent for the exchange offer is:
Global Bondholder Services Corporation
By facsimile:
(For Eligible Institutions only):
(212) 430-3775
Confirmation:
(212) 430-3774

By Mail: 65 Broadway — Suite 704 New York, NY 10006	By Overnight Courier: 65 Broadway — Suite 704 New York, NY 10006	By Hand: 65 Broadway — Suite 704 New York, NY 10006
      Any questions or requests for assistance or for additional copies of the prospectus or the letter of transmittal may be directed to the information agent at the telephone numbers set forth below.
The information agent for the exchange offer is:
Global Bondholder Services Corporation
65 Broadway — Suite 704
New York, NY 10006
Attn: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll free (866) 873-7700

      We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell the notes or our solicitation of your offer to buy the notes in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date of this prospectus.
      Until           ●          , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unused allotments or subscriptions.
Service Corporation International
$300,000,000
Offer to Exchange
Registered 7.0% Senior Notes Due 2017
for
All Outstanding 7.0% Senior Notes Due 2017

PROSPECTUS

       ●       , 2006

PART II
Item 20.     Indemnification of Directors and Officers.
      Service Corporation International is a Texas corporation.
      Article 2.02-1 of the Texas Business Corporation Act (the “TBCA”) provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation’s best interests; and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.
      Under the Company’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), no director of the registrant will be liable to the registrant or any of its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) for acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any transaction for which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) for acts or omissions for which the liability of a director is expressly provided by statute, or (v) for acts related to an unlawful stock repurchase or dividend payment. The Articles of Incorporation further provide that, if the statutes of Texas are amended to further limit the liability of a director, then the liability of the Company’s directors will be limited to the fullest extent permitted by any such provision.
      The Company’s Bylaws provide for indemnification of officers and directors of the registrant and persons serving at the request of the registrant in such capacities for other business organizations against certain losses, costs, liabilities, and expenses incurred by reason of their positions with the registrant or such other business organizations. The Company also has policies insuring its officers and directors and certain officers and directors of its wholly owned subsidiaries against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Act”).

Item 21.     Exhibits and Financial Statement Schedules.
      (a) Exhibits.

Exhibit
Number			Description

3.1		—	Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to Registration Statement No. 333-10867 on Form S-3).

3.2		—	Articles of Amendment to Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended September 30, 1996).

3.3		—	Statement of Resolution Establishing Series of Shares of Series D Junior Participating Preferred Stock, dated July 27, 1998. (Incorporated by reference to Exhibit 3.2 to Form 10-Q for the fiscal quarter ended June 30, 1998).

3.4		—	Bylaws, as amended. (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended June 30, 2004).

4.1		—	Rights Agreement dated as of May 14, 1998 between the Company and Harris Trust and Savings Bank. (Incorporated by reference to Exhibit 99.1 to Form 8-K dated May 14, 1998).

4.2		—	Agreement Appointing a Successor Rights Agent Under Rights Agreement, dated June 1, 1999, by the Company, Harris Trust and Savings Bank and The Bank of New York. (Incorporated by reference to Exhibit 4.1 to Form 10-Q for the fiscal quarter ended June 30, 1999).

4.3		—	Indenture dated as of February 1, 1993 (the “Indenture”), by and between the Company and The Bank of New York, as trustee. (Incorporated by reference to Exhibit 4.1 to Form S-4 filed September 2, 2004 (File No. 333-118763)).

4.4		—	Second Supplemental Indenture to the Indenture dated as of June 15, 2005. (Incorporated by reference to Exhibit 4.1 to Form 8-K dated June 15, 2005).

4.5		—	Form of 7.00% Senior Note due 2017. (Included in Exhibit 4.4).

4.6		—	Registration Rights Agreement dated as of June 15, 2005 among the Company and the Initial Purchasers thereto. (Incorporated by reference to Exhibit 10.1 to Form 8-K dated June 15, 2005).

5	.1*	—	Opinion of Locke Liddell & Sapp LLP as to the legality of the securities offered hereby.

10.1		—	Retirement Plan For Non-Employee Directors. (Incorporated by reference to Exhibit 10.1 to Form 10-K for the fiscal year ended December 31, 1991).

10.2		—	First Amendment to Retirement Plan For Non-Employee Directors. (Incorporated by reference to Exhibit 10.2 to Form 10-K for the fiscal year ended December 31, 2000).

10.3		—	Agreement dated May 14, 1992 between the Company, R. L. Waltrip and related parties relating to life insurance. (Incorporated by reference to Exhibit 10.4 to Form 10-K for the fiscal year ended December 31, 1992).

10.4		—	Employment Agreement, dated January 1, 1998, between SCI Executive Services, Inc. and R. L. Waltrip. (Incorporated by reference to Exhibit 10.3 to Form 10-K for the fiscal year ended December 31, 1998).

10.5		—	First Amendment to Employment Agreement, dated February 25, 2003, between SCI Executive Services, Inc. and R. L. Waltrip. (Incorporated by reference to Exhibit 10.5 to Form 10-K for the fiscal year ended December 31, 2002).

10.6		—	Second Amendment to Employment Agreement, dated December 1, 2005, between SCI Executive Services, Inc. and R. L. Waltrip. (Incorporated by reference to Exhibit 10.6 of Form 10-K for fiscal year end December 31, 2005).

10.7		—	Non-Competition Agreement and Amendment to Employment Agreement, dated November 11, 1991, among the Company, R. L. Waltrip and Claire Waltrip. (Incorporated by reference to Exhibit 10.9 to Form 10-K for the fiscal year ended December 31, 1992).

10.8		—	Separation and Release Agreement, dated January 18, 2000, among the Company, SCI Executive Services, Inc. and W. Blair Waltrip. (Incorporated by reference to Exhibit 10.6 to Form 10-K for the fiscal year ended December 31, 1999).

Exhibit
Number		Description

10.9	—	Employment and Noncompetition Agreement, dated January 1, 2004, between SCI Executive Services, Inc. and B. D. Hunter. (Incorporated by reference to Exhibit 10.8 to Form 10-K for the fiscal year ended December 31, 2003).

10.10	—	Release, Consultative and Noncompetition Agreement by SCI Funeral & Cemetery Purchasing Cooperative, Inc., SCI Executive Services, Inc., Huntco International, Inc. and B. D. Hunter, dated February 9, 2005. (Incorporated by reference to Exhibit 10.9 to Form 10-K for the fiscal year ended December 31, 2004).

10.11	—	Employment and Noncompetition Agreement, dated January 1, 2004, between SCI Executive Services, Inc. and Thomas L. Ryan. (Incorporated by reference to Exhibit 10.9 to Form 10-K for the fiscal year ended December 31, 2003).

10.12	—	Addendum to Employment and Noncompetition Agreement, dated December 1, 2005, between SCI Executive Services, Inc. and Thomas L. Ryan. (Incorporated by reference to Exhibit 10.12 to Form 10-K for the fiscal year ended December 31, 2005).

10.13	—	Employment and Noncompetition Agreement, dated January 1, 2004, between SCI Executive Services, Inc. and Michael R. Webb. (Incorporated by reference to Exhibit 10.10 to Form 10-K for the fiscal year ended December 31, 2003).

10.14	—	Addendum to Employment and Noncompetition Agreement, dated December 1, 2005, between SCI Executive Services, Inc. and Michael R. Webb. (Incorporated by reference to Exhibit 10.14 of Form 10-K for fiscal year end December 31, 2005).

10.15	—	Employment and Noncompetition Agreement, dated January 1, 2004, between SCI Executive Services, Inc. and Jeffrey E. Curtiss. (Incorporated by reference to Exhibit 10.11 to Form 10-K for the fiscal year ended December 31, 2003).

10.16	—	Addendum to Employment and Noncompetition Agreement, dated December 1, 2005, between SCI Executive Services, Inc. and Jeffrey E. Curtiss. (Incorporated by reference to Exhibit 10.16 of Form 10-K for fiscal year end December 31, 2005).

10.17	—	Employment and Noncompetition Agreement, dated January 1, 2004, between SCI Executive Services, Inc. and James M. Shelger. (Incorporated by reference to Exhibit 10.17 of Form 10-K for the fiscal year end December 31, 2005).

10.18	—	Addendum to Employment and Noncompetition Agreement, dated December 1, 2005, between SCI Executive Services, Inc. and James M. Shelger. (Incorporated by reference to Exhibit 10.18 of Form 10-K for the fiscal year end December 31, 2005).

10.19	—	Form of Employment and Noncompetition Agreement pertaining to non-senior officers. (Incorporated by reference to Exhibit 10.12 to Form 10-K for the fiscal year ended December 31, 2003).

10.20	—	Form of Addendum to Employment and Noncompetition Agreement pertaining to the preceding exhibit. (Incorporated by reference to Exhibit 10.20 of Form 10-K for the fiscal year end December 31, 2005).

10.21	—	1993 Long-Term Incentive Stock Option Plan. (Incorporated by reference to Exhibit 4.12 to Registration Statement No. 333-00179 on Form S-8).

10.22	—	Amendment to 1993 Long-Term Incentive Stock Option Plan, dated February 12, 1997. (Incorporated by reference to Exhibit 10.15 to Form 10-K for the fiscal year ended December 31, 1996).

10.23	—	Amendment to 1993 Long-Term Incentive Stock Option Plan, dated November 13, 1997. (Incorporated by reference to Exhibit 10.17 to Form 10-K for fiscal year ended December 31, 1997).

10.24	—	Amended 1996 Incentive Plan. (Incorporated by reference to Appendix B to Proxy Statement dated May 13, 2004).

10.25	—	Split Dollar Life Insurance Plan. (Incorporated by reference to Exhibit 10.36 to Form 10-K for the fiscal year ended December 31, 1995).

10.26	—	Supplemental Executive Retirement Plan for Senior Officers (as Amended and Restated Effective as of January 1, 1998). (Incorporated by reference to Exhibit 10.28 to Form 10-K for the fiscal year ended December 31, 1998).

Exhibit
Number		Description

10.27	—	First Amendment to Supplemental Executive Retirement Plan for Senior Officers. (Incorporated by reference to Exhibit 10.28 to Form 10-K for the fiscal year ended December 31, 2000).

10.28	—	SCI 401(k) Retirement Savings Plan as Amended and Restated. (Incorporated by reference to Exhibit 4.7 to Registration Statement No. 333-119681).

10.29	—	First Amendment to the SCI 401(k) Retirement Savings Plan. (Incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarterly period ended September 30, 2004).

10.30	—	Second Amendment to the SCI 401(k) Retirement Savings Plan, and Third Amendment to the SCI 401(k) Retirement Savings Plan. (Incorporated by reference to Exhibit 10.26 to Form 10-K for the fiscal year ended December 31, 2004).

10.31	—	Director Fee Plan. (Incorporated by reference to Annex B to Proxy Statement dated April 13, 2001).

10.32	—	First Amendment, dated November 13, 2002, to Director Fee Plan. (Incorporated by reference to Exhibit 10.33 to Form 10-K for the fiscal year ended December 31, 2002).

10.33	—	Second Amendment to Director Fee Plan dated May 8, 2003. (Incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarterly period ended June 30, 2003).

10.34	—	1996 Nonqualified Incentive Plan. (Incorporated by reference to Exhibit 99.1 to Registration Statement No. 333-33101).

10.35	—	Amendment to 1996 Nonqualified Incentive Plan dated November 13, 1997. (Incorporated by reference to Exhibit 99.2 to Registration Statement No. 333-50084).

10.36	—	Amendment to 1996 Nonqualified Incentive Plan dated November 11, 1999. (Incorporated by reference to Exhibit 99.3 Registration Statement No. 333-50084).

10.37	—	Amendment to 1996 Nonqualified Incentive Plan dated February 14, 2001. (Incorporated by reference to Exhibit 99.4 to Registration Statement No. 333-67800).

10.38	—	Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 1.1 to Registration Statement No. 2-62484 on Form S-8).

10.39	—	Amendment No. 1 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 15.1 to Registration Statement No. 2-62484 on Form S-8).

10.40	—	Amendment No. 2 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 28.3 to Registration Statement No. 33-25061 on Form S-8).

10.41	—	Amendment No. 3 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 28.4 to Registration Statement No. 33-35708 on Form S-8).

10.42	—	Amendment No. 4 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated December 21, 1993).

10.43	—	Amendment No. 5 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.31 to Form 10-K for the fiscal year ended December 31, 1999).

10.44	—	Amendment No. 6 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.44 to Form 10-K for the fiscal year ended December 31, 2002).

10.45	—	Amendment No. 7 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.45 to Form 10-K for the fiscal year ended December 31, 2002).

10.46	—	Agreement between Merrill Lynch Canada Inc. and Service Corporation International. (Incorporated by reference to Exhibit 28.5 to Post-Effective Amendment No. 1 to Registration Statement No. 33-8907 on Form S-8).

10.47	—	First Amendment to Agreement between Merrill Lynch Canada Inc. and Service Corporation International. (Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K dated December 21, 1993).

10.48	—	Employee Stock Purchase Plan Administration Agreement dated July 25, 2001 between Service Corporation International (Canada) Limited and Fastrak Systems Inc. (Incorporated by reference to Exhibit 10.48 to Form 10-K for the fiscal year ended December 31, 2002).

Exhibit
Number			Description

10.49		—	Form of Indemnification Agreement for officers and directors. (Incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarterly period ended September 30, 2004).

10.50		—	Amended and Restated Revolving Credit Agreement dated as of August 11, 2004 among the Company, as Borrower, the lenders party thereto, JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Calyon New York Branch, Southwest Bank of Texas, N.A. and Merrill Lynch Capital Corporation, as Co-Documentation Agents, J.P. Morgan Securities, Inc., and Banc of America Securities LLC, as Joint Bookrunners and Joint Lead Arrangers. (Incorporated by reference to Exhibit 99.6 to Form 10-Q for the fiscal quarter ended June 30, 2004).

10.51		—	Agreement and First Amendment to Amended and Restated Credit Agreement among the Company, as Borrower, the lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Calyon New York Branch, Amegy Bank, National Association and Merrill Lynch Capital Corporation, as Co-Documentation Agents, and JPMorgan Chase Bank National Association, as Administrative Agent. (Incorporated by reference to Exhibit 10.1 to Form 10-Q for the fiscal quarter ended March 31, 2005).

10.52		—	Form of 2005 Executive Deferred Compensation Plan. (Incorporated by reference to Exhibit 10.52 to Form 10-K for the fiscal year ended December 31, 2005).

12.1		—	Ratio of Earnings to Fixed Charges. (Incorporated by reference to Exhibit 12.1 to Form 10-K for the fiscal year ended December 31, 2005).

21.1		—	Subsidiaries of the Company. (Incorporated by reference to Exhibit 21.1 to Form 10-K for the fiscal year ended December 31, 2005).

23	.1*	—	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP).

23	.2*	—	Consent of Locke Liddell & Sapp LLP. (Included in Exhibit 5.1).

24	.1*	—	Powers of Attorney. (Included on the signature pages hereto).

25	.1*	—	Statement of Eligibility and Qualification of The Bank of New York.

99	.1*	—	Form of Letter to Holders of Old Notes.
99	.2*	—	Form of Letter of Transmittal (with accompanying Substitute Form W-9 and related Guidelines).
99	.3*	—	Form of Notice of Guaranteed Delivery.
99	.4*	—	Form of Letter to Registered Holders and The Depository Trust Company Participants.
99	.5*	—	Form of Letter to Clients (with form of Instructions to Registered Holder and/or The Depository Trust Company Participant).
99	.6*	—	Form of Exchange Agent Agreement.

      * Filed herewith.
      All supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto.
Item 22.     Undertakings.
      (A) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (B) The undersigned Registrant hereby undertakes:

(1) To respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES AND POWER OF ATTORNEY
      Pursuant to the requirements of the Securities Act of 1933, the Registrant, Service Corporation International, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on March 21, 2006.

Service Corporation International

By:	/s/ James M. Shelger

(James M. Shelger,
Senior Vice President, General
Counsel and Secretary)
      We, the undersigned officers and directors of Service Corporation International, hereby severally constitute and appoint James M. Shelger our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Service Corporation International to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ R. L. Waltrip (R. L. Waltrip)	Chairman of the Board	March 21, 2006

/s/ Thomas L. Ryan (Thomas L. Ryan)	President, Chief Executive Officer and Director (Principal Executive Officer)	March 21, 2006

/s/ Jeffrey E. Curtiss (Jeffrey E. Curtiss)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 21, 2006

/s/ Eric D. Tanzberger (Eric D. Tanzberger)	Senior Vice President and Corporate Controller	March 21, 2006

/s/ Alan R. Buckwalter, III (Alan R. Buckwalter, III)	Director	March 21, 2006

/s/ Anthony L. Coelho (Anthony L. Coelho)	Director	March 21, 2006

Signature	Title	Date

/s/ A. J. Foyt, Jr. (A. J. Foyt, Jr.)	Director	March 21, 2006

/s/ S. Malcolm Gillis (S. Malcolm Gillis)	Director	March 21, 2006

/s/ Victor L. Lund (Victor L. Lund)	Director	March 21, 2006

/s/ John W. Mecom, Jr. (John W. Mecom, Jr.)	Director	March 21, 2006

/s/ Clifton H. Morris, Jr. (Clifton H. Morris, Jr.)	Director	March 21, 2006

/s/ W. Blair Waltrip (W. Blair Waltrip)	Director	March 21, 2006

/s/ Edward E. Williams (Edward E. Williams)	Director	March 21, 2006

EXHIBIT INDEX

Exhibit
Number			Description

3.1		—	Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to Registration Statement No. 333-10867 on Form S-3).

3.2		—	Articles of Amendment to Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended September 30, 1996).

3.3		—	Statement of Resolution Establishing Series of Shares of Series D Junior Participating Preferred Stock, dated July 27, 1998. (Incorporated by reference to Exhibit 3.2 to Form 10-Q for the fiscal quarter ended June 30, 1998).

3.4		—	Bylaws, as amended. (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended June 30, 2004).

4.1		—	Rights Agreement dated as of May 14, 1998 between the Company and Harris Trust and Savings Bank. (Incorporated by reference to Exhibit 99.1 to Form 8-K dated May 14, 1998).

4.2		—	Agreement Appointing a Successor Rights Agent Under Rights Agreement, dated June 1, 1999, by the Company, Harris Trust and Savings Bank and The Bank of New York. (Incorporated by reference to Exhibit 4.1 to Form 10-Q for the fiscal quarter ended June 30, 1999).

4.3		—	Indenture dated as of February 1, 1993 (the “Indenture”), by and between the Company and The Bank of New York, as trustee. (Incorporated by reference as Exhibit 4.1 to Form S-4 filed September 2, 2004 (File No. 333-118763)).

4.4		—	Second Supplemental Indenture to the Indenture dated June 15, 2005. (Incorporated by reference as Exhibit 4.1 to Form 8-K dated June 15, 2005).

4.5		—	Form of 7.00% Senior Note due 2017. (Included in Exhibit 4.4).

4.6		—	Registration Rights Agreement dated as of June 15, 2005 among the Company and the Initial Purchasers thereto. (Incorporated by reference to Exhibit 10.1 to Form 8-K dated June 15, 2005).

5	.1*	—	Opinion of Locke Liddell & Sapp LLP as to the legality of the securities offered hereby.

10.1		—	Retirement Plan For Non-Employee Directors. (Incorporated by reference to Exhibit 10.1 to Form 10-K for the fiscal year ended December 31, 1991).

10.2		—	First Amendment to Retirement Plan For Non-Employee Directors. (Incorporated by reference to Exhibit 10.2 to Form 10-K for the fiscal year ended December 31, 2000).

10.3		—	Agreement dated May 14, 1992 between the Company, R. L. Waltrip and related parties relating to life insurance. (Incorporated by reference to Exhibit 10.4 to Form 10-K for the fiscal year ended December 31, 1992).

10.4		—	Employment Agreement, dated January 1, 1998, between SCI Executive Services, Inc. and R. L. Waltrip. (Incorporated by reference to Exhibit 10.3 to Form 10-K for the fiscal year ended December 31, 1998).

10.5		—	First Amendment to Employment Agreement, dated February 25, 2003, between SCI Executive Services, Inc. and R. L. Waltrip. (Incorporated by reference to Exhibit 10.5 to Form 10-K for the fiscal year ended December 31, 2002).

10.6		—	Second Amendment to Employment Agreement, dated December 1, 2005, between SCI Executive Services, Inc. and R. L. Waltrip. (Incorporated by reference to Exhibit 10.6 of Form 10-K for fiscal year end December 31, 2005).

10.7		—	Non-Competition Agreement and Amendment to Employment Agreement, dated November 11, 1991, among the Company, R. L. Waltrip and Claire Waltrip. (Incorporated by reference to Exhibit 10.9 to Form 10-K for the fiscal year ended December 31, 1992).

10.8		—	Separation and Release Agreement, dated January 18, 2000, among the Company, SCI Executive Services, Inc. and W. Blair Waltrip. (Incorporated by reference to Exhibit 10.6 to Form 10-K for the fiscal year ended December 31, 1999).

10.9		—	Employment and Noncompetition Agreement, dated January 1, 2004, between SCI Executive Services, Inc. and B. D. Hunter. (Incorporated by reference to Exhibit 10.8 to Form 10-K for the fiscal year ended December 31, 2003).

Exhibit
Number		Description

10.10	—	Release, Consultative and Noncompetition Agreement by SCI Funeral & Cemetery Purchasing Cooperative, Inc., SCI Executive Services, Inc., Huntco International, Inc. and B. D. Hunter, dated February 9, 2005. (Incorporated by reference to Exhibit 10.9 to Form 10-K for the fiscal year ended December 31, 2004).

10.11	—	Employment and Noncompetition Agreement, dated January 1, 2004, between SCI Executive Services, Inc. and Thomas L. Ryan. (Incorporated by reference to Exhibit 10.9 to Form 10-K for the fiscal year ended December 31, 2003).

10.12	—	Addendum to Employment and Noncompetition Agreement, dated December 1, 2005, between SCI Executive Services, Inc. and Thomas L. Ryan. (Incorporated by reference to Exhibit 10.12 to Form 10-K for the fiscal year ended December 31, 2005).

10.13	—	Employment and Noncompetition Agreement, dated January 1, 2004, between SCI Executive Services, Inc. and Michael R. Webb. (Incorporated by reference to Exhibit 10.10 to Form 10-K for the fiscal year ended December 31, 2003).

10.14	—	Addendum to Employment and Noncompetition Agreement, dated December 1, 2005, between SCI Executive Services, Inc. and Michael R. Webb. (Incorporated by reference to Exhibit 10.14 of Form 10-K for fiscal year end December 31, 2005).

10.15	—	Employment and Noncompetition Agreement, dated January 1, 2004, between SCI Executive Services, Inc. and Jeffrey E. Curtiss. (Incorporated by reference to Exhibit 10.11 to Form 10-K for the fiscal year ended December 31, 2003).

10.16	—	Addendum to Employment and Noncompetition Agreement, dated December 1, 2005, between SCI Executive Services, Inc. and Jeffrey E. Curtiss. (Incorporated by reference to Exhibit 10.16 of Form 10-K for the fiscal year end December 31, 2005).

10.17	—	Employment and Noncompetition Agreement, dated January 1, 2004, between SCI Executive Services, Inc. and James M. Shelger. (Incorporated by reference to Exhibit 10.17 of Form 10-K for the fiscal year end December 31, 2005).

10.18	—	Addendum to Employment and Noncompetition Agreement, dated December 1, 2005, between SCI Executive Services, Inc. and James M. Shelger. (Incorporated by reference to Exhibit 10.18 of Form 10-K for the fiscal year end December 31, 2005).

10.19	—	Form of Employment and Noncompetition Agreement pertaining to non-senior officers. (Incorporated by reference to Exhibit 10.12 to Form 10-K for the fiscal year ended December 31, 2003).

10.20	—	Form of Addendum to Employment and Noncompetition Agreement pertaining to the preceding exhibit. (Incorporated by reference to Exhibit 10.20 of Form 10-K for the fiscal year end December 31, 2005).

10.21	—	1993 Long-Term Incentive Stock Option Plan. (Incorporated by reference to Exhibit 4.12 to Registration Statement No. 333-00179 on Form S-8).

10.22	—	Amendment to 1993 Long-Term Incentive Stock Option Plan, dated February 12, 1997. (Incorporated by reference to Exhibit 10.15 to Form 10-K for the fiscal year ended December 31, 1996).

10.23	—	Amendment to 1993 Long-Term Incentive Stock Option Plan, dated November 13, 1997. (Incorporated by reference to Exhibit 10.17 to Form 10-K for fiscal year ended December 31, 1997).

10.24	—	Amended 1996 Incentive Plan. (Incorporated by reference to Appendix B to Proxy Statement dated May 13, 2004).

10.25	—	Split Dollar Life Insurance Plan. (Incorporated by reference to Exhibit 10.36 to Form 10-K for the fiscal year ended December 31, 1995).

10.26	—	Supplemental Executive Retirement Plan for Senior Officers (as Amended and Restated Effective as of January 1, 1998). (Incorporated by reference to Exhibit 10.28 to Form 10-K for the fiscal year ended December 31, 1998).

10.27	—	First Amendment to Supplemental Executive Retirement Plan for Senior Officers. (Incorporated by reference to Exhibit 10.28 to Form 10-K for the fiscal year ended December 31, 2000).

10.28	—	SCI 401(k) Retirement Savings Plan as Amended and Restated. (Incorporated by reference to Exhibit 4.7 to Registration Statement No. 333-119681).

Exhibit
Number		Description

10.29	—	First Amendment to the SCI 401(k) Retirement Savings Plan. (Incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarterly period ended September 30, 2004).

10.30	—	Second Amendment to the SCI 401(k) Retirement Savings Plan, and Third Amendment to the SCI 401(k) Retirement Savings Plan. (Incorporated by reference to Exhibit 10.26 to Form 10-K for the fiscal year ended December 31, 2004).

10.31	—	Director Fee Plan. (Incorporated by reference to Annex B to Proxy Statement dated April 13, 2001).

10.32	—	First Amendment, dated November 13, 2002, to Director Fee Plan. (Incorporated by reference to Exhibit 10.33 to Form 10-K for the fiscal year ended December 31, 2002).

10.33	—	Second Amendment to Director Fee Plan dated May 8, 2003. (Incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarterly period ended June 30, 2003).

10.34	—	1996 Nonqualified Incentive Plan. (Incorporated by reference to Exhibit 99.1 to Registration Statement No. 333-33101).

10.35	—	Amendment to 1996 Nonqualified Incentive Plan dated November 13, 1997. (Incorporated by reference to Exhibit 99.2 to Registration Statement No. 333-50084).

10.36	—	Amendment to 1996 Nonqualified Incentive Plan dated November 11, 1999. (Incorporated by reference to Exhibit 99.3 Registration Statement No. 333-50084).

10.37	—	Amendment to 1996 Nonqualified Incentive Plan dated February 14, 2001. (Incorporated by reference to Exhibit 99.4 to Registration Statement No. 333-67800).

10.38	—	Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 1.1 to Registration Statement No. 2-62484 on Form S-8).

10.39	—	Amendment No. 1 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 15.1 to Registration Statement No. 2-62484 on Form S-8).

10.40	—	Amendment No. 2 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 28.3 to Registration Statement No. 33-25061 on Form S-8).

10.41	—	Amendment No. 3 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 28.4 to Registration Statement No. 33-35708 on Form S-8).

10.42	—	Amendment No. 4 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated December 21, 1993).

10.43	—	Amendment No. 5 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.31 to Form 10-K for the fiscal year ended December 31, 1999).

10.44	—	Amendment No. 6 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.44 to Form 10-K for the fiscal year ended December 31, 2002).

10.45	—	Amendment No. 7 to the Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.45 to Form 10-K for the fiscal year ended December 31, 2002).

10.46	—	Agreement between Merrill Lynch Canada Inc. and Service Corporation International. (Incorporated by reference to Exhibit 28.5 to Post-Effective Amendment No. 1 to Registration Statement No. 33-8907 on Form S-8).

10.47	—	First Amendment to Agreement between Merrill Lynch Canada Inc. and Service Corporation International. (Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K dated December 21, 1993).

10.48	—	Employee Stock Purchase Plan Administration Agreement dated July 25, 2001 between Service Corporation International (Canada) Limited and Fastrak Systems Inc. (Incorporated by reference to Exhibit 10.48 to Form 10-K for the fiscal year ended December 31, 2002).

10.49	—	Form of Indemnification Agreement for officers and directors. (Incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarterly period ended September 30, 2004).

Exhibit
Number			Description

10.50		—	Amended and Restated Revolving Credit Agreement dated as of August 11, 2004 among the Company, as Borrower, the lenders party thereto, JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Calyon New York Branch, Southwest Bank of Texas, N.A. and Merrill Lynch Capital Corporation, as Co-Documentation Agents, J.P. Morgan Securities, Inc., and Banc of America Securities LLC, as Joint Bookrunners and Joint Lead Arrangers. (Incorporated by reference to Exhibit 99.6 to Form 10-Q for the fiscal quarter ended June 30, 2004).

10.51		—	Agreement and First Amendment to Amended and Restated Credit Agreement among the Company, as Borrower, the lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Calyon New York Branch, Amegy Bank, National Association and Merrill Lynch Capital Corporation, as Co-Documentation Agents, and JPMorgan Chase Bank National Association, as Administrative Agent. (Incorporated by reference to Exhibit 10.1 to Form 10-Q for the fiscal quarter ended March 31, 2005).

10.52		—	Form of 2005 Executive Deferred Compensation Plan. (Incorporated by reference to Exhibit 10.52 to Form 10-K for the fiscal year ended December 31, 2005).

12.1		—	Ratio of Earnings to Fixed Charges. (Incorporated by reference to Exhibit 12.1 to Form 10-K for the fiscal year ended December 31, 2005).

21.1		—	Subsidiaries of the Company. (Incorporated by reference to Exhibit 21.1 to Form 10-K for the fiscal year ended December 31, 2005).

23	.1*	—	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP).

23	.2*	—	Consent of Locke Liddell & Sapp LLP. (Included in Exhibit 5.1).

24	.1*	—	Powers of Attorney. (Included on the signature pages hereto).

25	.1*	—	Statement of Eligibility and Qualification of The Bank of New York.

99	.1*	—	Form of Letter to Holders of Old Notes.
99	.2*	—	Form of Letter of Transmittal (with accompanying Substitute Form W-9 and related Guidelines).
99	.3*	—	Form of Notice of Guaranteed Delivery.
99	.4*	—	Form of Letter to Registered Holders and The Depository Trust Company Participants.
99	.5*	—	Form of Letter to Clients (with form of Instructions to Registered Holder and/or The Depository Trust Company Participant).
99	.6*	—	Form of Exchange Agent Agreement.

      * Filed herewith.